Exhibit 2.1

PURCHASE AGREEMENT

by and among

Ahold Real Properties LLC, Golden Gallon Holding LLC,

Golden Gallon-GA LLC and Golden Gallon-TN LLC,

and, for limited purposes,

Ahold USA, Inc., BI-LO, LLC and BI-LO Brands, Inc.

and

The Pantry, Inc.

Dated as of

August 25, 2003

(continued)

(continued)

(continued)

EXHIBITS:

Exhibit A: Form of Intellectual Property and Agreement to be Bound

Exhibit B-1: 2002 Store Level EBITDA

Exhibit B-2: Average Working Capital

Exhibit B-3: Transfer of Assets and Liabilities to Buyer and Seller

Exhibit C: Form of Bill of Sale

Exhibit D: Form of Assignment and Assumption Agreement

Exhibit E: Form of Guaranty

Exhibit F: Form of Opinion of Kilpatrick Stockton LLP

Exhibit G: Form of Opinion of Bingham McCutchen LLP

SCHEDULES:

Schedule 1.1(a): Cash on Hand

Schedule 1.1(b): Specified Excluded Assets

Schedule 2.1(a)(i): Owned Vehicles

Schedule 2.1(a)(ii): Fixed Assets

Schedule 2.1(a)(iii): Leases of Personal Property

Schedule 2.1(a)(v): Subleases

Schedule 2.1(a)(vi): Business Contracts

Schedule 2.1(a)(ix): Computer Hardware and Databases

Schedule 2.1(a)(x): Licensed Software

Schedule 2.1(a)(xv): Deposits

Schedule 2.2: Assumption of Liabilities

Schedule 3.1(c): Real Property

Schedule 3.2: RE Holding LLC Liabilities

Schedule 3.4: No Violations

Schedule 3.6: Absence of Certain Changes or Events

Schedule 3.7(a): Leases

Schedule 3.7(b): Leased Real Property

Schedule 3.8: Owned Real Property

Schedule 3.9: Inventory

Schedule 3.10: No Undisclosed Liabilities

Schedule 3.11: Tax Matters

Schedule 3.12(a): Material Contracts

Schedule 3.12(b): Breach of Contract

Schedule 3.13(a): Certain Permits

Schedule 3.13(b): Sample Permits

Schedule 3.14: Litigation

Schedule 3.15: Compliance with Laws

Schedule 3.16: Employees

Schedule 3.17: Employee Benefit Plans

Schedule 3.18: Employee Relations

Schedule 3.19: Intellectual Property

Schedule 3.22: Transactions with Affiliates

Schedule 3.23: Books and Records

v

Schedule 3.24(a): Hazardous Material Discharges

Schedule 3.24(b): Compliance with Environmental Laws & Permits

Schedule 3.24(c): Environmental Claims

Schedule 3.24(d): Underground Storage Tanks

Schedule 3.24(e): Asbestos

Schedule 3.24(f): UST Compliance

Schedule 3.24(g): Remediation

Schedule 3.24(h): Petroleum Discharges

Schedule 3.24(i): Discharges Being Processed

Schedule 3.24(j): Environmental Orders

Schedule 3.24(k): Contracts for Remediation

Schedule 3.25(a): Sufficiency of Purchased Assets

Schedule 3.26: Insurance Policies

Schedule 3.27: Bank Accounts; Powers of Attorney

Schedule 3.28: Suppliers

Schedule 4.2: Violations with Respect to Buyer

Schedule 5.1(c): Certain Employees

Schedule 6.11: Development Properties

Schedule 6.14: BI-LO Signage

Schedule 7.8: Required Consents

Schedule 10.3(h): Indemnifiable Remediation

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”), dated as of August 25, 2003 is entered into by and among Ahold Real Properties LLC, a Delaware limited liability company (“ARP”), Golden Gallon Holding LLC, a Delaware limited liability company (“GGH”), Golden Gallon-GA LLC, a Delaware limited liability company (“GG-GA”), Golden Gallon-TN LLC, a Delaware limited liability company (“GG-TN”), The Pantry, Inc., a Delaware corporation (“Buyer”) and, solely for purposes of Sections 6.6, 6.11, 6.19, 12.6 and 12.14, Ahold USA, Inc., a Delaware corporation (“Ahold USA”) and, solely for purposes of Section 3.6 and Article V, BI-LO, LLC, a Delaware limited liability company (“BI-LO”) and, solely for purposes of Section 6.14, BI-LO Brands, Inc., a Delaware corporation (“BI-LO Brands”). ARP, GGH, GG-GA, and GG-TN are sometimes referred to herein individually as a “Seller” and collectively as the “Sellers.”

WITNESSETH

WHEREAS, BI-LO is the manager and sole member of GGH;

WHEREAS, GGH, through its wholly owned subsidiaries GG-GA and GG-TN, is in the business of operating the Stores, processing, distributing and selling certain dairy products and delivering petroleum products to the Stores (the “Business”);

WHEREAS, ARP is the manager and sole member of the limited liability companies listed on Schedule 3.1(c) hereto (the “RE Holding LLCs”);

WHEREAS, the RE Holding LLCs hold a fee interest in certain improved and unimproved real property on which the Stores are situated and at which the Business is carried on;

WHEREAS, on the Closing Date, Koninklijke Ahold N. V. (Royal Ahold), a public company with limited liability incorporated under the laws of the Netherlands with its corporate seat in Zaandam (Municipality Zaanstad), the Netherlands (“Royal Ahold”) shall enter into an Intellectual Property Transfer and Agreement to be Bound in substantially the form attached hereto as Exhibit A (the “Intellectual Property and Agreement to be Bound”) with the Buyer, pursuant to which Royal Ahold shall sell, transfer, assign and convey to Buyer, and Buyer shall purchase and assume, all of Royal Ahold’s right, title and interest in and to certain Intellectual Property used in the Business as more particularly set forth therein; and

WHEREAS, the Buyer wishes to purchase and the Sellers wish to sell to the Buyer (i) all of the membership interests in the RE Holding LLCs and (ii) substantially all of the assets of GG-TN and GG-GA used in the Business, as more specifically set forth herein;

NOW, THEREFORE, in consideration of the terms and conditions contained herein, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

When used in this Agreement, the following capitalized terms shall have the respective meanings specified therefor below (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

“Accountant” shall have the meaning set forth in Section 2.7(a).

“Accounts Receivable” shall mean rights to receive payment classified as accounts receivable in accordance with GAAP.

“Actual Closing Statement” shall have the meaning set forth in Section 2.6(a).

“Actual Store Level EBITDA” shall have the meaning set forth in Section 2.3(a).

“Actual Working Capital” shall have the meaning set forth in Section 2.6(a).

“Additional Adjustments” shall have the meaning set forth in Section 2.5.

“Additional Audited Financial Statements” shall have the meaning set forth in Section 6.13(b).

“Additional Deferred Revenue Adjustment” shall have the meaning set forth in Section 2.5.

“Affiliate” of any Person shall mean any Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership or membership interests, by contract or otherwise and provided further that, with respect to Sections 3.11(e), 3.12(a)(x), 3.22, 6.1(b)(xiv), 6.4 and 6.6, an Affiliate of any Person shall also include (w) any Person that directly or indirectly owns more than 5% of any class of capital stock or other interest of such Person, (x) any officer, director, trustee or beneficiary of such Person, (y) any spouse, parent, sibling or descendant of any Person described in clauses (w) or (x) above, and (z) any trust for the benefit of any Person described in clauses (w) through (y) above or for any spouse, issue or lineal descendant of any Person described in clauses (w) through (y) above.

“Agreed Claims” shall have the meaning set forth in Section 10.4(d).

“Agreement” and “this Agreement” shall mean this Purchase Agreement, as amended, modified or supplemented from time to time.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“ARP” shall have the meaning set forth in the preamble to this Agreement.

“Assignment and Assumption Agreement” shall have the meaning set forth in Section 2.9(c).

“Assumed Liabilities” shall have the meaning set forth in Section 2.2.

“Average Working Capital” shall have the meaning set forth in Section 2.4.

“Bill of Sale” shall have the meaning set forth in Section 2.9(b).

“BI-LO” shall have the meaning set forth in the preamble to this Agreement.

“Books and Records” of a Person shall mean (i) all books, ledgers, records, files and data, including electronic or computerized data, certificates and other documents of such Person, and (ii) all books, records, files and data, including electronic or computerized data, certificates and other documents related to the conduct of the Business, including, without limitation, accounting and financial records relating to receivables and inventory of such Person, and all sales and promotional literature of such Person used or held for use in connection with the conduct of the Business.

“Business” shall have the meaning set forth in the preamble to this Agreement.

“Business Contracts” shall have the meaning set forth in Section 2.1(a)(vi).

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks located in New York, New York shall be authorized or required by law to close.

“Buyer” shall have the meaning set forth in the preamble to this Agreement.

“Cash on Hand” shall mean, at any time, the amount of the “change funds” needed to operate each of the Stores on a day-to-day basis in the ordinary course of business, whether located in the cash registers or other places in the Stores (excluding, for greater certainty, cash kept in safes within the Stores or in cash registers within the Stores in excess of the “change funds,” cash in bank accounts of the Sellers and cash physically “in-transit” to or from the Stores) at such time, in an aggregate amount equal to $106,000, as more particularly set forth, on a store by store basis, on Schedule 1.1(a), which shall be delivered to Buyer at least three (3) Business Days prior to Closing.

“Certificate” shall have the meaning set forth in Section 10.4(a).

“Claims” shall have the meaning set forth within the definition of Environmental Claims in this Article I.

“Closing” shall have the meaning set forth in Section 2.8.

“Closing Date” shall have the meaning set forth in Section 2.8.

“Closing Payment” shall have the meaning set forth in Section 2.5.

“COBRA” shall mean the provisions of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated and the rulings issued thereunder.

“Commitments” shall have the meaning set forth in Section 4.6.

“Competing Transaction” shall have the meaning set forth in Section 6.6(a).

“Condemnation Proceedings” shall have the meaning set forth in Section 2.1(a)(xxii).

“Condition” shall mean the physical, financial and commercial condition of the business, properties, assets and operations of any Person.

“Confidentiality Agreement” means that certain Confidentiality and Non-Disclosure Agreement between Freeman Spogli & Co. LLC and Ahold USA for itself and for its subsidiaries, affiliates or divisions , including without limitation BI-LO Holding LLC and GGH and their subsidiaries dated May 7, 2003.

“Copyrights” shall have the meaning set forth in Section 3.19(k)(i).

“Damages” shall have the meaning set forth in Section 10.2(a).

“Development Properties” shall have the meaning set forth in Section 6.11(a).

“Employee Benefit Plans” shall include any domestic (i) “employee benefit plan” within the meaning of Section 3(3) of ERISA; (ii) bonus, stock option, stock purchase, restricted stock, incentive, fringe benefit, voluntary employees’ beneficiary association under Section 501(c)(9) of the Code, profit-sharing, pension or retirement, deferred compensation, medical, life, disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement, unemployment plans, perquisites (including, without limitation, automobiles, club memberships, etc.), programs, arrangements, commitments and/or practices (whether or not insured); and (iii) employment, consulting, termination, collective bargaining, retention and severance contracts or agreements, whether for active, retired or former employees, consultants or directors of GG-TN, GG-GA, BI-LO or the Business (and including, without limitation, those agreements listed on Schedule 5.1(c), but excluding any such agreements, plans or arrangements referred to in (i), (ii) or (iii) above relating to active, retired or former employees, consultants or directors of BI-LO not employed in the Business), whether or not any such plans, programs, arrangements, commitments, contracts, agreements and/or practices (referred to in (i), (ii) or (iii) above) are in writing or are covered by the provisions of ERISA, that in each case have been established, maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) or with respect to which any potential liability is borne by any of the Sellers or any of their respective subsidiaries or ERISA Affiliates.

“Encumbrances” shall mean liens, security interests, options, rights of first refusal, easements, mortgages, charges, indentures, deeds of trust, rights-of-way, restrictions on the use of real property, encroachments, licenses to third parties, leases to third parties, security agreements, or any other encumbrances and other restrictions or limitations on use of real or personal property.

“Environmental Claims” shall mean any and all actions, suits, demands, demand letters, claims, Liens, notices of potential responsibility, noncompliance or violation, investigations or proceedings brought by any Person relating in any way to any Environmental Law or any Environmental Permit (hereafter “Claims”), including, without limitation, (a) any and all Claims by Governmental Entities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials.

“Environmental Law” shall mean any federal, state or local statute, law, rule, regulation, ordinance, code, guideline or written policy, now in effect and in each case as amended through the Closing Date, or any rule of common law now in effect and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including, without limitation, the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3808 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; and equivalent federal, state and local laws.

“Environmental Permits” shall mean any governmental and other third party permit, registration, license, consent decree, compliance order, settlement agreement, or administrative order issued in connection with any Environmental Claims or Environmental Laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with any Seller would be deemed to be a “single employer” (i) within the meaning of Section 414(b), (c), (m) or (o) of the Code or (ii) as a result of any Seller being or having been a general partner of such Person.

“Estimated Closing Statement” shall have the meaning set forth in Section 2.4.

“Estimated Working Capital” shall have the meaning set forth in Section 2.4.

“Excluded Assets” shall mean (i) those assets of Sellers reflected as being allocated to Sellers on Exhibit B-3 under the column “Allocation Buyer/Seller” with the amount thereof finally determined in the Actual Closing Statement and any of the consideration and benefits received by the Sellers under this Agreement, (ii) all minute books, membership interest records, and company seals of GG-TN and GG-GA, (iii) all claims for refund of Taxes and other governmental charges of whatever nature, (iv) any licenses, permits, orders or approvals from any Governmental Entity that are not transferable under applicable law, (v) all insurance policies of each Seller and any and all rights thereunder subject to Section 2.2 (excluding the Georgia UST Insurance Policy and all rights thereunder as specified in Section 2.1(a)(xx)), (vi) all rights of the Sellers under this Agreement, the Bill of Sale, the Assignment and Assumption, and any other document entered into in connection with this Agreement, (vii) the assets set forth on Schedule 1.1(b), (viii) the contracts set forth on Schedule 5.1(c), the Petrey Agreement, the Silver Cigarettes Agreement (and any related cigarette inventory) and all other contracts, commitments, contracts for services and supplies, covenants not to compete, contracts to sell products or services and other agreements not included as a Purchased Asset pursuant to Schedule 2.1(a)(vi), including all oral contracts, unless included as a Purchased Asset pursuant to Section 2.1(a)(vi), and (ix) those USTs (as defined in Section 3.24(d)), if any, that are not properly registered with the Georgia Environmental Protection Division or the Tennessee Department of Environment and Conservation and have at no time been owned or operated by Sellers. For greater certainty, the Excluded Assets shall include Store number 371, Store number 377 and Store number 429, each located in South Carolina and currently leased to the Spinx Company, Inc. by BI-LO, as well as all assets associated therewith (the “South Carolina Stores”).

“Existing Conditions” shall have the meaning set forth in Section 10.2(c)(ii).

“Exxon Liability” shall mean any obligation or liability associated with early termination of that certain Distributor Agreement, dated May 8, 2002, between GG-TN and Exxon Mobil Oil Corporation (and any related agreements, including those listed on Section 3.12(a)) (the “Exxon Agreement”), including unamortized liability for upgrades.

“Financial Statements” shall have the meaning set forth in Section 3.5.

“Finley Noncompete Agreement” shall mean that certain Non-Competition Agreement dated May 26, 2000 between Lyle Finley and BI-LO, Inc.

“Funds” shall have the meaning set forth in Section 3.24(f).

“GAAP” shall mean generally accepted accounting principles in the United States.

“Georgia UST Insurance Policy” shall have the meaning set forth in Section 3.24(f).

“GGH” shall have the meaning set forth in the preamble to this Agreement.

“GG-GA” shall have the meaning set forth in the preamble to this Agreement.

“GG-TN” shall have the meaning set forth in the preamble to this Agreement.

“Golden Gallon Litigation” means those proceedings entitled Koninklijke Ahold N.V. and Golden Gallon, Inc. v. Dean Foods Company in the United States Patent and Trademark Office before the Trademark Trial and Appeal Board, opposition number 96,707, and any counterclaims or other claims asserted by Dean Foods Company in connection with such matter.

“Governmental Entity” shall mean any foreign, federal, state, municipal or other government, or any department, commission, board, bureau, agency, public authority, or instrumentality thereof, or any court or arbitrator.

“Guaranty” shall have the meaning set forth in Section 6.19.

“Hazardous Materials” shall mean (i) any petroleum or petroleum product, radioactive materials, asbestos in any form that is friable and dielectric fluid containing levels of polychlorinated biphenyls, (ii) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar import, under any applicable Environmental Law, and (iii) any other chemical, material or substance, exposure to which is currently prohibited, limited or regulated by any Governmental Entity or Environmental Law.

“HSR Act” shall have the meaning set forth in Section 3.4.

“Immigration Laws” shall have the meaning set forth in Section 3.18.

“Indemnified Party” shall have the meaning set forth in Section 10.4(a).

“Indemnifying Party” shall have the meaning set forth in Section 10.4(a).

“Intellectual Property” shall mean all Patents, Trademarks, Copyrights, and any applications for any of the foregoing, moral rights, computer software programs or applications, in both source code and object code form, development documentation, programming tools, data, all corporate and business names including, without limitation, the name “Golden Gallon” and design and trade names, and internet domain names, registered and unregistered designs, know how, formulae and recipes, models, trade rights, works of authorship, Trade Secrets, proprietary and technical information and data and databases, methods, designs, processes, procedures, improvements thereon and refinements thereof.

“Intellectual Property and Agreement to be Bound” shall have the meaning set forth in the preamble to this Agreement.

“Intellectual Property Rights” shall have the meaning set forth in Section 3.19(k)(ii).

“Inventory” means all inventory of GG-TN or GG-GA used in connection with the operation of the Business, at or wherever located, including Inventory in transit to the Stores.

“IP Assets” shall have the meaning set forth in Section 3.19(k)(iii).

“Knowledge of the Sellers” and words or phrases of similar import shall mean the actual knowledge of Ron Durham, Paul Pierce, Marlin Larson, Don Lemming and Earl Weathers, solely with respect to Section 3.5, Steve Ortega and Ben Wegdam, and, solely with respect to Section 3.11, Greg Stay, in each case, unless expressly indicated to the contrary, assuming completion of a reasonable investigation and due diligence inquiry into the relevant matter, provided that any such investigation or inquiry shall not include contacting third parties to contracts, leases, licenses, or other agreements or searches of public records or the records of any Governmental Entity (unless such records are in the Sellers’ possession).

“Material Adverse Change” shall mean a change that has, or is reasonably likely to have, a Material Adverse Effect, other than any change relating to (i) the economy in general or (ii) the convenience store industry and not specifically related to GG-TN or GG-GA.

“Material Adverse Effect” shall mean an effect that is, or is reasonably likely to be, materially adverse to the business, prospects, properties, assets, liabilities, operations, results of operations, customer and vendor relationships or the Condition of the Business taken as a whole; provided, however, that the prospects of the Business do not include any change relating to (i) the economy in general or (ii) the convenience store industry and not specifically related to GG-TN or GG-GA.

“Membership Interests” shall have the meaning set forth in Section 2.1(a).

“Named Executives” shall have the meaning set forth in Section 5.1(b).

“Nine-Month Audited Financial Statements” shall have the meaning set forth in Section 6.13(d).

“Non-Store Level Employees” shall have the meaning set forth in Section 5.1(b).

“Objection Notice” shall have the meaning set forth in Section 2.3(b) or 2.6(b), as applicable.

“Overlap Period” shall have the meaning set forth in Section 11.2(a).

“Owned Improvements” shall have the meaning set forth in Section 3.8.

“Owned IP Assets” shall have the meaning set forth in Section 3.19(k)(iv).

“Patents” shall have the meaning set forth in Section 3.19(k)(v).

“Permit” shall have the meaning set forth in Section 3.13(a).

“Permitted Encumbrances” shall mean (i) Encumbrances for current taxes, assessments or governmental charges or levies on property not yet due and delinquent, (ii) Encumbrances

“Permitted Encumbrances” shall mean (i) Encumbrances for current taxes, assessments or governmental charges or levies on property not yet due and delinquent, (ii) Encumbrances disclosed (i.e., disclosed in writing, made available for examination, or delivered) to Buyer by Sellers that do not materially detract from the marketability of such real property, the value of such real property or the use of such real property in the operation of the Business, (iii) Encumbrances consisting of zoning or planning restrictions, (iv) Encumbrances of record consisting of land use restrictions, restrictive covenants, easements, boundary line and party wall agreements, permits, and other restrictions or limitations on the use of real property or irregularities in title thereto that do not materially detract from the marketability of such real property, the value of such real property or the use of such real property in the operation of the Business, (v) Encumbrances that would be disclosed by a current and accurate survey and inspection of such real property that do not materially detract from the marketability of such real property, the value of such real property or the use of such real property in the operation of the Business, and (vi) statutory liens or liens for amounts not delinquent (other than amounts being contested in good faith) of landlords, carriers, warehousemen, mechanics, suppliers, materialmen or repairmen encumbering real property and arising in the ordinary course of business that do not materially detract from the marketability of such real property, the value of such real property or the use of such real property in the operation of the Business.

“Permitted Settlement” means a written settlement of the Golden Gallon Litigation that does not obligate Buyer to pay any money in connection with the settlement of the Golden Gallon Litigation and grants to Buyer a non-exclusive, worldwide, fully paid up and royalty free right and license to use of the golden-colored gallon milk jug for milk (in form and substance reasonably acceptable to Buyer), along with a full release of Buyer and Sellers for any past infringement.

“Person” shall mean and include an individual, limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or other department or agency thereof.

“Petrey Agreement” means that certain Primary Vendor Agreement with Petrey Wholesale Incorporated starting June 30, 2003.

“Pre-Closing Periods” shall have the meaning set forth in Section 3.11(b).

“Preliminary Unaudited Financial Statements” shall have the meaning set forth in Section 6.13(c).

“Pumping Equipment” shall have the meaning set forth in Section 10.2(c)(ii).

“Purchased Assets” shall have the meaning set forth in Section 2.1(a).

“Real Property” shall have the meaning set forth in Section 2.12(a).

“Returns” shall have the meaning set forth in Section 3.11(a).

“RE Holding LLCs” shall have the meaning set forth in the preamble to this Agreement.

“RE Holding LLC Liabilities” shall have the meaning set forth in Section 3.2.

“R.J. Reynolds Contract” shall mean that certain Private Label Addendum Agreement effective July 26, 2003, between GG-TN and R.J. Reynolds Tobacco Company.

“Royal Ahold” shall have the meaning set forth in the preamble to this Agreement.

“Seller” shall have the meaning set forth in the preamble to this Agreement.

“Seller 401(k) Plan” shall mean the Ahold USA, Inc. Hourly 401(k) Savings Plan and the Ahold USA, Inc. Salaried 401(k) Savings Plan in which certain eligible employees of GG-TN and GG-GA participate.

“Significant Increase” shall have the meaning set forth in Section 10.2(a)(iii).

“Silver Cigarettes” shall mean the inventory of cigarettes acquired by Sellers under the Silver Cigarette Agreement.

“Silver Cigarettes Agreement” shall mean any written or oral agreement or obligation between GG-TN and B&W Wholesale relating to the purchase of “Silver Cigarettes.”

“South Carolina Stores” shall have the meaning set forth in the definition of “Excluded Assets”.

“Store Property” shall have the meaning set forth in Section 6.23.

“Stores” shall mean the fuel and merchandise convenience stores operated by GG-TN and GG-GA at the locations set forth on Schedule 3.1(c).

“Tax Matter” shall have the meaning set forth in Section 11.2(a).

“Tax Representative” shall have the meaning set forth in Section 11.2(a).

“Taxes” shall mean, with respect to any Person, (i) all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all U.S. federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return) imposed on such Person, (ii) all estimated taxes, deficiency assessments, additions to tax, penalties and interest and (iii) any liability for amounts under clauses (i) and (ii) hereof as a result of such Person either being a member of a combined, consolidated, unitary or affiliated group or having a contractual obligation to indemnify any other Person.

“Third Person” means any Person other than Royal Ahold or its Affiliates.

“Third Person IP Assets” shall have the meaning set forth in Section 3.19(k)(vi).

“Trade Secrets” shall have the meaning set forth in Section 3.19(k)(vii).

“Trademarks” shall have the meaning set forth in Section 3.19(k)(viii).

“Transferred Employees” shall have the meaning set forth in Section 5.1(a).

“Use” shall have the meaning set forth in Section 3.19(k)(ix).

“UST” shall have the meaning set forth in Section 3.24(d).

“Unaudited Interim Financial Statements” shall have the meaning set forth in Section 3.5.

“Unaudited Year-End Financial Statements” shall have the meaning set forth in Section 3.5.

“WARN” shall have the meaning set forth in Section 3.18.

“2002 Balance Sheet” shall have the meaning set forth in Section 3.5.

“2002 Store Level EBITDA” shall have the meaning set forth in Section 2.3(a).

ARTICLE II

PURCHASE AND SALE OF MEMBERSHIP INTERESTS AND PURCHASED ASSETS

2.1. Purchase and Sale of Membership Interests and Purchased Assets.

(a) Upon the terms and subject to the conditions of this Agreement, the Buyer agrees to purchase from the Sellers, and the Sellers agree to sell, convey, transfer, assign and deliver to the Buyer on the Closing Date (x) all membership interests in each of the RE Holding LLCs (the “Membership Interests”) and (y) all of the Purchased Assets, free and clear of any Encumbrances except for Permitted Encumbrances. The term “Purchased Assets” shall mean all of the right, title and interest in and to all of the assets of GG-TN and GG-GA as at the Closing, tangible and intangible, personal and mixed, wheresoever situated and whether or not specifically referred to herein or in any instrument of conveyance delivered pursuant hereto, and whether or not any of such Purchased Assets have any value for accounting purposes or are carried or reflected on or referred to in the books or financial statements of GG-TN or GG-GA, except the Excluded Assets. The Purchased Assets shall include but are not limited to the following assets of GG-TN and GG-GA:

(i) all interest in the vehicles used in connection with the Business, including, without limitation, the milk delivery trucks, gasoline delivery trucks, kerosene delivery trucks, district manager vans and maintenance vehicles set forth on Schedule 2.1(a)(i) attached hereto;

(ii) all tangible personal property including, without limitation, trade fixtures, machinery, equipment (including, without limitation, field technology equipment, milk processing equipment, gasoline equipment, storage tanks and car wash equipment), furniture and other personal property used or useful in the Business as set forth on the “Fixed Assets List” attached hereto as Schedule 2.1(a)(ii);

(iii) all leases of tangible personal property including, without limitation, trade fixtures, machinery, equipment (including, without limitation, field technology equipment, milk processing equipment, gasoline equipment, storage tanks and car wash equipment), furniture and other personal property used or useful in the Business, as set forth on Schedule 2.1(a)(iii);

(iv) all leases of real property set forth on Schedule 3.7(a) under the heading “Leases of Real Property for Operation of Stores”;

(v) subleases pursuant to which either GG-TN or GG-GA is a sublessor, as set forth on Schedule 2.1(a)(v);

(vi) the full benefit of all the contracts, commitments, contracts for services and supplies, covenants not to compete (including without limitation the Finley Noncompete Agreement), contracts to sell products or services and all the other agreements (whether written or oral) relating to the Business to which either GG-TN or GG-GA is a party or under which GG-TN or GG-GA receives benefit, if, and to the extent, set forth on Schedule

3.12(a) (unless excluded on Schedule 2.1(a)(vi)), and, in the case of oral contracts not included on Schedule 2.1(a)(vi), until the aggregate Damages incurred by Buyer arising from the termination by Buyer of any such unscheduled oral contracts exceeds $50,000 (collectively, the “Business Contracts”); provided, that Damages with respect to the termination of any oral contract which Buyer (i) terminates after the first anniversary of the Closing or (ii) accepts such products or services pursuant to, makes payment therefor, and with actual knowledge of the existence of such contract, does not dispute it in good faith, will not be counted in calculation of the $50,000 amount described above;

(vii) all Permits set forth on Schedule 3.13(a) which are transferable, as indicated on such schedule;

(viii) the Books and Records of GG-TN, GG-GA and each RE Holding LLC;

(ix) all computer hardware and databases owned by GG-TN or GG-GA in connection with the Business as set forth on Schedule 2.1(a)(ix) hereto;

(x) leases or licenses relating to computer programs, databases and software as set forth on Schedule 2.1(a)(x) hereto;

(xi) the Inventory;

(xii) the prepaid items reflected on the Books and Records of GG-TN and GG-GA as set forth in the footnotes to Exhibit B-3 attached hereto to the extent existing on the Closing Date;

(xiii) Cash on Hand and cash generated from the sale or condemnation of assets (other than inventory in the ordinary course of business) after the date hereof;

(xiv) all Accounts Receivable as of the Closing, including the Accounts Receivable reflected on Exhibit B-2 attached hereto to the extent payment with respect thereto shall not have been received by GG-TN or GG-GA prior to the Closing;

(xv) all deposits reflected on the Books and Records of GG-TN and GG-GA as set forth on Schedule 2.1(a)(xv) attached hereto;

(xvi) all Owned IP Assets set forth on Schedule 3.19;

(xvii) Intentionally Omitted;

(xviii) all guarantees, warranties, indemnities and similar rights in favor of Sellers with respect to the Business or any of the Purchased Assets;

(xix) to the extent transferable, all rights in respect of unemployment insurance reserve accounts, experience ratings, or similar rights;

(xx) subject to the provisions of Section 6.8, all rights, interests and claims of Sellers under the Funds (as defined in Section 3.24(f)), or any other fund, program, or insurance policy relating to payment or reimbursement of costs, expenses or damages related to releases from USTs or other Environmental Claims, as well as all rights to reimbursement under the Georgia UST Insurance Policy relating to indemnity for pre-Closing petroleum releases and claims of Third Persons related thereto;

(xxi) all claims, rights and choses-in-action of the Sellers with respect to or against any third-party who is or may be liable in whole or in part for any Environmental Claims for which Buyer may be legally or contractually liable or which in any way may result in or cause or contribute to a claim against Buyer, except to the extent that Sellers are required to pay any costs associated with such Environmental Claims, in which case Sellers and Buyer shall share in any such claims, rights and choses-in-action; and

(xxii) any condemnation awards or similar payments, whether previously paid or payable in the future, in respect of any of the taking, eminent domain, condemnation or other similar proceedings set forth on Schedule 3.7(b) and Schedule 3.8 (or required to be set forth on such schedules) (the “Condemnation Proceedings”).

(b) Anything herein to the contrary notwithstanding, (i) the Purchased Assets shall not include the Excluded Assets and (ii) to the extent that the assignment of any contract, lease, license, Permit, or other agreement described in Section 2.1(a)(iii), (iv), (v), (vi), (vii), (x), (xvi), (xviii), (xx) or (xxi) shall require the consent of another party thereto, this Agreement shall not constitute an agreement to assign the same if an attempted assignment without the required consent of another party thereto would constitute a breach thereof, but GG-TN and GG-GA agree, with respect to Sections 2.1(a)(iii), (iv), (v), (vi), (vii), (x), (xvi), (xviii), (xx) and (xxi), to use their commercially reasonable efforts to obtain the written consent of the other party or parties to the assignment of all such contracts, leases, licenses, Permits, or other agreements, and if such consent is not obtained, to cooperate with the Buyer in an arrangement reasonably satisfactory to both Buyer and Sellers to ensure that the Buyer obtains all material benefits thereunder (tested by reference to such contract, lease, license, Permit or other agreement, and not the Business), subject to Buyer’s agreement to make ongoing payments required under any such agreement (to the extent Buyer is obligated to make such payments under this Agreement). With respect to any such contract, lease, license, Permit, or other agreement with respect to which Sellers and Buyer have instituted an arrangement described in clause (ii) of this Section 2.1(b) and which is listed on Schedule 7.8, Sellers shall indemnify Buyer against any claim by a party to such contract, lease, license, Permit, or other agreement that the Buyer’s and Sellers’ arrangement constitutes a breach of such contract, lease, license, Permit, or other agreement. With respect to any such contract, lease, license, Permit, or other agreement with respect to which Sellers and Buyer have instituted an arrangement described in clause (ii) of this Section 2.1(b) and which is not listed on Schedule 7.8, Buyer shall indemnify Sellers against any claim by a party to such contract, lease, license, Permit, or other agreement that the Buyer’s and Sellers’ arrangement constitutes a breach of such contract, lease, license, Permit, or other agreement. If Sellers shall obtain any necessary consent with respect to any such contract, lease, license, Permit, or other agreement after the Closing, Buyer shall assume, and Sellers shall be deemed to have assigned to Buyer, any such agreement as of the Closing Date.

2.2. Assumption of Liabilities. The Buyer shall not assume or be deemed to have assumed any obligations or liabilities of the Sellers (or any ERISA Affiliate), except that the Buyer shall assume (i) all liabilities to the extent reflected in the Actual Closing Statement as allocated to Buyer on Exhibit B-3 under the column “Allocation Buyer/Seller,” subject to the footnotes on Exhibit B-3, (ii) all liabilities scheduled and quantified, to the extent reasonably quantifiable, on Schedule 2.2 to this Agreement (except to the extent otherwise provided pursuant to Schedule 2.2), (iii) the obligations and liabilities arising or incurred with respect to periods after the Closing from or in respect of the Business Contracts, subleases, leases, licenses or Permits constituting a portion of the Purchased Assets, and (iv) the liabilities specified in Section 5.1 (collectively, the “Assumed Liabilities”). Buyer shall not assume or be deemed to have assumed any obligations or liabilities of Sellers (or any ERISA Affiliate) except as set forth in clauses (i) through (iv) or except as otherwise expressly provided in this Agreement, and Assumed Liabilities shall not include any obligations or liabilities associated with, or in any way related to, the Excluded Assets. For greater certainty, the Buyer shall pay any termination fees or similar costs in connection with the termination by the Buyer after the Closing of any Business Contract, sublease, lease, license or Permit assumed by the Buyer pursuant to this Agreement. Sellers confirm that if the Exxon Agreement were terminated as of June 30, 2003, Sellers’ liability for such termination would not exceed $2,889,530. From and after the Closing, the Buyer shall pay, perform or discharge the Assumed Liabilities in accordance with their terms; provided, however, that with respect to any Assumed Liability which is covered by any insurance policy of any Seller or its Affiliates, such Seller or its Affiliates will use commercially reasonable efforts to recover, and shall remit to Buyer, at the earliest practicable time, any insurance proceeds (net of any out-of-pocket costs or expenses to Third Persons incurred by such Seller in connection with such recovery) received by such Seller and that directly relate to such liability.

2.3. EBITDA-Based Purchase Price Adjustment.

(a) Attached hereto as Exhibit B-1 is a schedule which sets forth a calculation of the consolidated earnings before interest, taxes, depreciation and amortization of GG-TN and GG-GA for fiscal year 2002 (the “2002 Store Level EBITDA”). Derived from the Additional Audited Financial Statements, and consistent with the adjustments and classifications reflected on Exhibit B-1, the Sellers shall, within two (2) days after the Additional Audited Financial Statements for fiscal year 2002 are completed, calculate consolidated earnings before interest, taxes, depreciation and amortization of GG-TN and GG-GA for fiscal year 2002 (the “Actual Store Level EBITDA”) and shall deliver such statement of such calculation to Buyer. The Closing Payment (as defined below) shall be adjusted in the following manner:

(i) If the difference between Actual Store Level EBITDA and 2002 Store Level EBITDA is less than or equal to $1.25 million, then there shall be no adjustment to the Closing Payment based upon this Section 2.3;

(ii) If Actual Store Level EBITDA less 2002 Store Level EBITDA is greater than $1.25 million, then the Closing Payment shall be increased by an amount equal to five (5) times the amount by which such difference exceeds $1.25 million; provided, however, that the Closing Payment shall in no event be increased pursuant to this Section 2.3(a)(ii) by an amount greater than $6 million; or

(iii) If the 2002 Store Level EBITDA less Actual Store Level EBITDA is greater than $1.25 million, then the Closing Payment shall be decreased by an amount equal to five (5) times the amount by which such difference exceeds $1.25 million; provided, however, that the Closing Payment shall in no event be decreased pursuant to this Section 2.3(a)(iii) by an amount greater than $6 million.

(b) Buyer shall have ten (10) Business Days after the receipt of the Actual Store Level EBITDA statement to verify and confirm the accuracy thereof. If, after such review, Buyer agrees with Sellers’ determination of the Actual Store Level EBITDA, Buyer shall promptly notify Sellers of its agreement. If, after such review, Buyer objects to Sellers’ determination of the Actual Store Level EBITDA, Buyer shall promptly provide Sellers with a written statement indicating the basis for its objections (an “Objection Notice”), and Buyer and Sellers shall meet and confer in an effort to resolve such disagreement in good faith. The failure of Buyer to provide an Objection Notice within ten (10) Business Days after receipt of Sellers’ determination of the Actual Store Level EBITDA shall be deemed its agreement that Sellers’ determination of the Actual Store Level EBITDA is accurate and final.

2.4. Average Working Capital and Estimated Closing Statement. Attached hereto as Exhibit B-2 is a schedule which sets forth (i) the working capital (as defined in such schedule) of GG-TN and GG-GA for each of the thirteen (13) accounting periods ended July 12, 2003, and (ii) the average thereof, as adjusted as provided in Exhibit B-2, which results in average working capital as of July 12, 2003 as defined on Exhibit B-2 (as adjusted ) of negative $200,153 (such amount being referred to herein as the “Average Working Capital”). Not later than three (3) Business Days prior to the Closing Date, the Sellers shall deliver to the Buyer a written statement (the “Estimated Closing Statement”) setting forth (i) estimates of each component included in the Average Working Capital as of the Closing based on the latest available periodic balance sheet, and (ii) the resulting adjusted calculation of working capital as defined in Exhibit B-2 , in each case applying the same accounting principles and practices and methodologies and assumptions reflected in Exhibit B-2 (the “Estimated Working Capital”). In addition, the Estimated Closing Statement shall also set forth (x) the Additional Deferred Revenue Adjustment (as defined below), calculated in accordance with GAAP and estimated as of the Closing, and (y) the Additional Adjustments (as defined below), based upon the Estimated Working Capital and estimated as of the Closing.

2.5. Closing Payment. In consideration for the sale of the Membership Interests and the Purchased Assets to the Buyer, the Buyer shall deliver to the Sellers at the Closing an amount equal to One Hundred Forty-Five Million Dollars ($145,000,000.00) (a)(i) plus an amount equal to the amount by which the Estimated Working Capital exceeds the Average Working Capital, or (ii) minus the amount by which the Average Working Capital exceeds the Estimated Working Capital, as appropriate, (b) to the extent agreed on or before the Closing, plus or minus, as appropriate, any amount payable pursuant to Section 2.3, (c) less unamortized deferred revenue as of the latest available periodic balance sheet with respect to the Sellers’ supply arrangements with Pepsi Cola Company, Kraft Foods, Inc. and Frito Lay and any other similar deferred revenue arrangements entered into prior to Closing calculated in accordance with GAAP (such amount in this clause (c) being referred to herein as the “Additional Deferred Revenue Adjustment”), and (d) plus (A) the amount of liabilities as of the Closing which are designated with an “x” in the Seller’s column on Exhibit B-3 based upon the Estimated Closing Statement, and minus (B) the sum of the amount of assets as of the Closing designated with an “x” in the Seller’s column on Exhibit B-3 based upon the Estimated Closing Statement, as clarified by the footnotes on Exhibit B-3 (the adjustments to the Closing Payment resulting from application of this clause (d) being referred to herein collectively as the “Additional Adjustments”). The amount determined in accordance with the immediately preceding sentence is referred to herein as the the “Closing Payment”. The Closing Payment shall be made by wire transfer of immediately available funds to the account or accounts designated by Sellers in writing to the Buyer at least two (2) Business Days prior to the Closing Date.

2.6. Determination of Purchase Price.

(a) Not later than the latest to occur of (x) forty-five (45) days after the Closing Date and (y) thirty (30) days after receipt of the Nine-Month Audited Financial Statements by the Buyer, the Buyer shall prepare and deliver to Sellers a written statement (the “Actual Closing Statement”) setting forth the actual amount of working capital as defined in Exhibit B-2 (as adjusted) as of the Closing (the “Actual Working Capital”). The Actual Closing Statement shall also set forth details of each constituent element used in determining Actual Working Capital and a reconciliation to the Estimated Closing Statement and Estimated Working Capital. The constituent element balances of Actual Working Capital shall be determined in accordance with GAAP. The calculation of Actual Working Capital shall be consistent with the definition of working capital on Exhibit B-2 (as adjusted), applying the same methodologies and assumptions reflected in Exhibit B-2. In addition, the Actual Closing Statement shall also set forth (x) the Additional Deferred Revenue Adjustment, calculated in accordance with GAAP as of the Closing, and (y) the Additional Adjustments, based upon the Actual Working Capital as of the Closing.

(b) Sellers shall have thirty (30) days after the receipt of the Actual Closing Statement to verify and confirm the accuracy thereof. If, after such review, Sellers agree with Buyer’s determination of the Actual Closing Statement, Sellers shall promptly notify Buyer of their agreement. If, after such review, Sellers object to Buyer’s determination of the Actual Closing Statement, Sellers shall promptly provide Buyer with a written statement indicating the basis for their objections (the “Objection Notice”), and Buyer and Sellers shall meet and confer in an effort to resolve such disagreement in good faith. The failure of Sellers to provide an Objection Notice within thirty (30) days after receipt of Buyer’s determination of the Actual Closing Statement shall be deemed their agreement that Buyer’s determination of the Actual Closing Statement is accurate and final.

(c) In the event that (i) the Estimated Working Capital exceeds the Actual Working Capital, or (ii) the actual Additional Deferred Revenue Adjustment as of the Closing exceeds the Additional Deferred Revenue Adjustment included on the Estimated Closing Statement, or (iii) the Additional Adjustments included on the Estimated Closing Statement exceeds actual Additional Adjustments as of the Closing, Sellers shall promptly (but in any event within five (5) Business Days of the date of determination of the Actual Working Capital) pay an amount equal to (x) such excess plus (y) interest thereon at the rate of five percent (5%) per annum calculated from the Closing Date through and including the payment date, to the Buyer, by wire transfer in immediately available funds to an account designated by the Buyer in a notice to Sellers not later than the second (2nd) Business Day after the date of final determination thereof. In the event that (i) the Actual Working Capital exceeds the Estimated Working Capital, or (ii) the Additional Deferred Revenue Adjustment included on the Estimated Closing Statement exceeds the actual Additional Deferred Revenue Adjustment as of the Closing, or (iii) the actual Additional Adjustments as of the Closing exceeds the Additional Adjustments included on the Estimated Closing Statement, the Buyer shall promptly (but in any event within five (5) Business Days of the date of determination of the Actual Working Capital) pay an amount equal to (x) such excess plus (y) interest thereon at the rate of five percent (5%) per annum calculated from the Closing Date through and including the payment date, to Sellers, by wire transfer in immediately available funds to an account or accounts designated by Sellers in a notice to the Buyer not later than the second (2nd) Business Day after the date of determination of the Actual Working Capital.

2.7. Actual Store Level EBITDA and Working Capital Disputes.

(a) Disputes between the Sellers and the Buyer with respect to any or all of (i) the determination of the Actual Closing Statement, (ii) the computation of Actual Working Capital, (iii) the Additional Deferred Revenue Adjustment as of the Closing, and (iv) the Additional Adjustments as of the Closing, if not resolved within thirty (30) days following the receipt of an Objection Notice, be promptly referred to KPMG LLP (the “Accountant”) and the Buyer and the Sellers shall cause the Accountant to resolve such dispute as soon as possible. Buyer and Sellers shall use their reasonable best efforts to cooperate and resolve the dispute within thirty (30) days after such referral to the Accountants.

(b) Disputes between the Sellers and the Buyer with respect to the determination of Actual Store Level EBITDA shall, if not resolved within five (5) Business Days following the receipt of an Objection Notice, be promptly referred to the Accountant and the Buyer and the Sellers shall cause the Accountant to resolve such dispute as soon as possible. Buyer and Sellers shall use their reasonable best efforts to cooperate and resolve the dispute within thirty (30) days after such referral to the Accountants.

(c) Each party shall furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party, and each party shall be afforded the opportunity to present to the Accountants any material relating to the matters in dispute and discuss the matters in dispute with the Accountants. The Accountant shall review only the items in dispute. In reaching a decision on each item in dispute, the decision of the Accountant shall be expressly limited to the range between the selection of the Sellers and the selection of the Buyer on each such disputed item. The decision of the Accountant on any matter referred to it shall be final and binding on the Sellers and the Buyer. The fee of the Accountant for services rendered pursuant to this Section 2.7 shall be borne one-half by the Buyer and one-half by the Sellers. Notwithstanding the final and binding nature of the Accountant’s decision described above, any disagreements among the parties with respect to any matters of law or the interpretation of this Agreement (except with respect to Sections 2.3, 2.4, 2.5 (only with respect to the Additional Deferred Revenue Adjustment and the Additional Adjustments) and 2.6) may be resolved in any court of competent jurisdiction and the Accountant shall have no authority to decide such matters unless specifically agreed to by the parties hereto, and any dispute as to whether a matter is an accounting matter or a matter of law or interpretation of this Agreement will, unless otherwise agreed by the parties at the time, be resolved by a court of competent jurisdiction.

(d) If there is a dispute in connection with the calculation of Actual Store Level EBITDA which is not yet resolved as of the Closing Date pursuant to which dispute Buyer’s and Sellers’ positions are such that, no matter which is adopted by the Accountant, the adjustment to the Closing Payment under Section 2.3(a)(ii) or 2.3(a)(iii) is less than $6 million (without giving effect to the $6 million limitation in such provisions), then (i) if both proposed adjustments result in an increase in the amount to be paid by Buyer, then Buyer shall at the Closing deposit an amount equal to the greater of the two proposed adjustments into an escrow account with a mutually acceptable escrow agent on written terms and conditions mutually acceptable to Buyer and Sellers (such escrow account as so established, the “Escrow Account”), (ii) if both proposed adjustments result in a decrease in the amount to be paid by Buyer, then Buyer shall subtract the greater of the two adjustments from the amount paid to Sellers at Closing and deposit such amount into the Escrow Account, (iii) if one adjustment results in an increase in the amount to be paid by Buyer and the other results in a decrease in the amount to be paid by Buyer, then Buyer shall (A) subtract from the amount paid to Sellers at Closing an amount equal to the amount by which Buyer believes the purchase price should be reduced and deposit such amount into the Escrow Account and (B) also place into the Escrow Account an amount equal to the amount by which Sellers believe the purchase price should be increased, (iv) such dispute will not give rise to a delay of the Closing, and (v) such escrowed amount, if any, will be disbursed pursuant to the instructions of the Accountant following resolution of the dispute, whether on or after the Closing Date.

2.8. Closing. The purchase and sale referred to in Section 2.1 (the “Closing”) shall take place at 10:00 a.m. at the offices of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. in Raleigh, North Carolina as soon as practicable, but in any event on the Thursday next succeeding the third (3rd) Business Day after the last of the conditions set forth in Article VII and Article VIII hereof is satisfied or waived or at such other time and date as the parties hereto shall agree in writing; provided that the Closing shall not occur prior to October 16, 2003. Such date is herein referred to as the “Closing Date.” The parties hereto agree that for purposes of this Agreement, the Closing shall be deemed to have occurred at 7 a.m. on the Closing Date.

2.9. Closing Transaction. At the Closing:

(a) ARP shall transfer to the Buyer the Membership Interests free and clear of any Encumbrances by delivering to Buyer certificates representing such Membership Interests or such other instruments necessary to transfer such Membership Interests to Buyer;

(b) Each of GG-GA and GG-TN shall deliver to the Buyer the Purchased Assets free and clear of any Encumbrances (other than Permitted Encumbrances) and shall deliver to the Buyer a bill of sale in the form of Exhibit C attached hereto (each, a “Bill of Sale”);

(c) Each of GG-GA and GG-TN and the Buyer shall enter into an assignment and assumption agreement in the form of Exhibit D attached hereto (the “Assignment and Assumption Agreement”);

(d) The Sellers shall deliver the certificates and other documents set forth in Sections 7.4, 7.5, 7.8, 7.9, 7.11, 7.13, 7.14, 7.19, 7.21, 7.22, 7.23 and 7.25;

(e) The Buyer shall pay the Closing Payment by wire transfer in immediately available funds to the account designated by the Sellers pursuant to Section 2.5;

(f) The Buyer shall deliver the certificates and other documents set forth in Sections 8.3, 8.4, and 8.6;

(g) The Buyer and Royal Ahold shall enter into the Intellectual Property and Agreement to be Bound; and

(h) The Buyer, Royal Ahold and Ahold USA shall enter into the Guaranty.

2.10. Further Assurances. On or after the Closing Date and without further consideration, (i) the Sellers shall, from time to time at the Buyer’s request, execute and deliver such further instruments of conveyance, assignment and transfer and shall take, or cause to be taken, such other action as the Buyer may reasonably request for the more effective conveyance, assignment and transfer to the Buyer of the Membership Interests and the Purchased Assets, (ii) the Buyer shall, from time to time at a Seller’s request, execute and deliver such further instruments of assumption and shall take, or cause to be taken, such other action as a Seller may reasonably request for the more effective assumption by the Buyer of the Assumed Liabilities and (iii) shall cooperate with Buyer with respect to the transfer of any unemployment insurance reserve accounts, experience ratings, or similar rights.

2.11. Allocation of Purchase Price. The Sellers and the Buyer agree to allocate the Closing Payment for federal income tax purposes in a manner consistent with Section 1060 of the Code and Treasury Regulations promulgated thereunder and to work together to agree on such allocation thirty (30) days after Closing. Sellers further agree to allow Buyer to propose the initial allocation.

2.12. Apportionments.

(a) The following charges relating to the real property held or leased by the RE Holding LLCs (the “Real Property”) and applicable personal property or gross receipts taxes pertaining to equipment and other personal property, are to be apportioned between the Sellers and the Buyer as of the Closing:

(i) real estate taxes, assessments, water meter charges, and sewer rents, if any, on the basis of the fiscal year for which assessed;

(ii) applicable personal property or gross receipts taxes during the year in which assessed; and

(iii) other items customarily prorated or adjusted in conveyances of real property in cities and counties where the Real Property is located to the extent not included in the Average Working Capital.

(b) If the Closing shall occur before any tax rate applicable to the relevant fiscal year is fixed, the apportionment of taxes shall be upon the basis of the tax rate for the preceding year applied to the latest assessed valuation. A readjustment shall be made within ten (10) days following the availability of actual figures.

(c) With respect to telephone services, water, heat, steam, electric power, gas and other utilities relating to the Real Property, the Sellers shall use commercially reasonable efforts for such services to be directly billed to the Buyer after the Closing Date with respect to utilities consumed after the Closing Date.

(d) For greater certainty (i) the Buyer shall be responsible for all costs and expenses incurred after the Closing with respect to the ownership, development, operation, management or use of the Real Property, and (ii) if the Buyer, after the Closing, enters into a contractual relationship with a new fuel supplier relating to any of the Stores which requires the removal of any signs, placards and plaques used to designate occupancy of such Store by the existing fuel supplier, the Buyer shall be responsible for any such de-identification expenses.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers, jointly and severally, hereby represent and warrant to the Buyer as follows:

3.1. Organization and Existence; Solvency.

(a) Each Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware, with all requisite limited liability company or other power to carry on its business as now conducted and to execute and deliver this Agreement and perform its obligations hereunder and is duly qualified to do business as a foreign corporation in each jurisdiction wherein the nature of its business or the ownership of its assets makes such qualification necessary, except to the extent the failure to be so qualified would not have a Material Adverse Effect.

(b) GGH’s assets will, as of the Closing Date, consist solely of the ownership of all membership interests in GG-TN and GG-GA. GGH does not now, and in the past has not, (i) carried on any business (other than ownership of the membership interests in GG-TN and GG-GA) or (ii) employed any individuals.

(c) Each RE Holding LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization with all requisite limited liability company power to carry on its business as now conducted and to own and lease the material assets owned and leased by it and is duly qualified to do business as a foreign corporation in each jurisdiction wherein the nature of its business or the ownership of its assets makes such qualification necessary, except to the extent the failure to be so qualified would not have a Material Adverse Effect. Each RE Holding LLC’s assets will, as of the Closing Date, consist solely of (i) the ownership of the Real Property set forth on Schedule 3.1(c) (and related Permits) or the (ii) lease agreements set forth on Schedule 3.1(c), as applicable.

(d) Immediately prior to, and immediately subsequent to, the consummation of the sale of the Membership Interests and Purchased Assets pursuant to the provisions of this Agreement, each of ARP, GGH, GG-TN, GG-GA and each RE Holding LLC will be a solvent limited liability company with the ability to pay its debts as they become due. For purposes of this Agreement, solvent shall mean, with respect to each Person, that the present fair salable value of such Person’s assets is greater than the amount that will be required to pay its liability on its existing debts as they become absolute and matured.

3.2. Liabilities of RE Holding LLCs. No RE Holding LLC now, nor in the past has, (i) carried on any business (other than (A) the ownership of the Real Property set forth on Schedule 3.1(c) (and related Permits) and (B) in connection with the lease agreements set forth on Schedule 3.1(c), as applicable) or (ii) employed any individuals. No RE Holding LLC has any liabilities other than (x) in connection with the ownership of the Real Property set forth on Schedule 3.1(c) (and related Permits), (y) in connection with the lease agreements with GG-GA and GG-TN, each of which leases will be terminated prior to Closing, all as listed on Schedule 3.2 (except intercompany leases need not be listed) (the “RE Holding LLC Liabilities”).

3.3. Authorization. The execution, delivery and performance of this Agreement and any other instruments or agreements to be executed by the Sellers pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the members and/or managers of each Seller and no other company or other action on the part of such Seller is necessary to authorize the execution, delivery and performance by such Seller of this Agreement and any other instruments or agreements to be executed by such Seller pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby. This Agreement and such other instruments and agreements have been duly executed and delivered by each Seller and, assuming the due execution and delivery of such documents by the other parties thereto, constitute legal, valid and binding obligations of such Seller enforceable against such Seller in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

3.4. No Violations. Except for the expiration of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and except as set forth on Schedule 3.4 attached hereto, the execution, delivery and performance by the Sellers of this Agreement and any other instruments or agreements to be executed by any of the Sellers pursuant to this Agreement and the consummation by the Sellers of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the lapse of time or both (i) violate, conflict with, or result in a breach or default under any provision of the certificate of formation or operating agreement of any of the Sellers or any of the RE Holding LLCs; or (ii) violate any statute, ordinance, rule, regulation (including, without limitation, Petroleum Marketing Practices Act, 15 U.S.C. § 2801 et seq. (2000)), order, judgment or decree of any court or any Governmental Entity applicable to any of the Sellers or any of the RE Holding LLCs or by which any of their respective properties or material assets may be bound (including, without limitation, any court or any Governmental Entity of the States of Georgia or Tennessee or of the United States of America), except for such violations which are not material, either individually or in the aggregate; or (iii) require any filing by any of the Sellers or any of the RE Holding LLCs, or require any of the Sellers or any of the RE Holding LLCs to obtain any Permit, consent or approval of, or require any of the Sellers or any of the RE Holding LLCs to give any notice to, any Governmental Entity or any other Person, except for such filings, Permits, consents, approvals or notices which are not material, either individually or in the aggregate; or (iv) constitute a violation or breach by any of the Sellers or any of the RE Holding LLCs of, conflict with, constitute (with or without due notice or lapse of time or both) a default by any of the Sellers or any of the RE Holding LLCs (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or material assets of any Seller or any of the RE Holding LLCs under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, Permit, contract, agreement, lease, franchise agreement or other instrument or obligation to which any of the Sellers or any of the RE Holding LLCs is a party, or by which any of the Sellers or any of the RE Holding LLCs or their respective properties or material assets may be bound. This Section 3.4 shall not apply to any environmental matters, which are addressed solely by the provisions of Section 3.24.

3.5. Financial Statements. The Sellers have heretofore furnished the Buyer with the unaudited balance sheets of GG-TN, GG-GA and the RE Holding LLCs at each of December 29, 2001 and December 28, 2002 (the “2002 Balance Sheet”), together with the related statements of income for the fiscal years then ended (the “Unaudited Year-End Financial Statements”). The Sellers have heretofore furnished the Buyer with the unaudited balance sheets of GG-TN, GG-GA and the RE Holding LLCs at July 12, 2003, and the related statements of income for the 28 week period then ended (the “Unaudited Interim Financial Statements,” and together with the “Unaudited Year-End Financial Statements,” the “Financial Statements”). To the Knowledge of Sellers, there is no material deviation from GAAP with respect to the Financial Statements. The Unaudited Interim Financial Statements have been prepared on a consistent basis using the same accounting principles and practices used in preparing the Unaudited Year-End Financial Statements. The Additional Audited Financial Statements and the Nine-Month Audited Financial Statements (when delivered) will have been prepared in accordance with GAAP consistently followed throughout the periods indicated and fairly present in all material respects, the financial condition, results of operation and cash flows of GG-TN, GG-GA and the RE Holding LLCs at the respective dates thereof. This representation and warranty shall be made by Sellers notwithstanding delivery of the Nine-Month Financial Statements after Closing.

3.6. Absence of Certain Changes or Events. Except as set forth on Schedule 3.6, or as otherwise required or permitted under this Agreement, since December 28, 2002, none of the Sellers, BI-LO, or any RE Holding LLC has:

(i) conducted the Business or entered into a commitment or transaction related to the Business, except in the ordinary course consistent with past practice;

(ii) suffered destruction, damage or loss to any asset (whether or not covered by insurance) that individually or in the aggregate will have a Material Adverse Effect;

(iii) suffered labor trouble which materially and adversely affects the Business;

(iv) amended or terminated any contract, agreement or Permit relating to the Business, except in the ordinary course of business;

(v) waived, settled or released any material right or claim relating to the Business, except in the ordinary course of business;

(vi) revalued any of the material assets used in the Business;

(vii) (other than ARP) other than in the ordinary course of business consistent with past practice (x) granted any increase in the salary, bonus or other benefits or compensation of any executive employee or other employees of GG-TN, GG-GA or the Business or (y) obligated itself to pay any bonus or other additional salary or compensation to an executive employee or other employees of GG-TN, GG-GA or the Business;

(viii) sold, leased, abandoned, mortgaged, pledged, encumbered (other than pursuant to a Permitted Encumbrance) or otherwise disposed of all or any of the material assets used in, or necessary for, the Business and which is material to the Business, or all or any part of the facilities used in the Business, other than inventory in the ordinary course of business or immaterial amounts of other assets disposed of in the ordinary course of business, or sold, assigned, transferred, licensed or otherwise disposed of any of its Permits relating to operation of the Business;

(ix) incurred any liability or obligation of any nature (direct, contingent or otherwise) relating to the Business and which is material to the Business, except those which have been entered into or incurred in the ordinary course of business consistent with past practice;

(x) changed any of its accounting methods or procedures relating to the Business;

(xi) made any capital expenditures or commitments therefor relating to the Business which are material to the Business, except in the ordinary course of business consistent with past practice;

(xii) (other than ARP or BI-LO) declared or paid any dividend or made any distribution on its equity securities in a form other than cash;

(xiii) (other than ARP or BI-LO) redeemed, purchased or otherwise acquired any of its equity securities for consideration other than cash;

(xiv) (other than ARP) made any bonus, pension, retirement or profit sharing distribution or payment of any kind to an employee of GG-TN, GG-GA or the Business, except in the ordinary course of business consistent with past practice;

(xv) written off as uncollectible any notes or accounts receivable related to the Business, except write-offs in the ordinary course of business charged to applicable reserves, none of which individually or in the aggregate is material to the Condition of the Business;

(xvi) entered into any new contract, agreement or Permit relating to the Business, whether written or oral and whether or not in the ordinary course of business;

(xvii) suffered any other event or condition of any character that constitutes or could reasonably be expected to constitute a Material Adverse Change or has a Material Adverse Effect; or

(xviii) agreed, whether or not in writing, to do any of the foregoing.

3.7. Leases.

(a) Schedule 3.7(a) attached hereto contains an accurate and complete list of (i) all leases to which ARP, GGH, GG-TN, GG-GA or any RE Holding LLC is a party (as lessee or lessor) in connection with the Business and (ii) all leased Real Property used in connection with the Business. The Sellers have delivered copies of all leases reflected on Schedule 3.7(a) to the Buyer. Each lease set forth on Schedule 3.7(a) (or required to be set forth on Schedule 3.7(a)) is in full force and effect and has not been modified, amended or assigned other than as set forth on such Schedule; except as set forth on Schedule 3.7(a), all rents and additional rents due to date on each such lease have been paid; in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease and is not in default thereunder and no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; to the Knowledge of Sellers, there exists no event of default or event, occurrence, condition or act which, with the giving of notice or the lapse of time or both would become a default under such lease; and neither party to such lease has commenced any action in respect of, or arising out of such lease, or given or received any notice for the purpose of terminating such lease. None of ARP, GGH, GG-TN, GG-GA or any RE Holding LLC has violated any of the terms or conditions under any such lease in any material respect, and, to the Knowledge of the Sellers, all of the covenants to be performed by any other party under any such lease have been fully performed. Except as set forth on Schedule 3.7(a), all of the buildings, structures, appurtenances and fixtures situated on the real property which is the subject of a lease set forth on Schedule 3.7(a) (or required to be set forth on Schedule 3.7(a)) are in reasonable operating condition and repair with no known material defects, are adequate and suitable for the purposes for which they are presently being used and each such entity has adequate rights of ingress and egress for operation of their respective business in the ordinary course. Except as set forth on Schedule 3.7(a), the transactions contemplated by this Agreement will not require the consent of a lessor or lessee under any lease listed thereon. GG-TN, GG-GA and each RE Holding LLC have good, valid and enforceable leasehold interests in all property described in the leases set forth on Schedule 3.7(a) free and clear of all Encumbrances, except for Permitted Encumbrances. Except as set forth on Schedule 3.7(a), there are no subleases or other occupancy arrangements existing under any of the leases set forth on Schedule 3.7(a) (or required to be set forth on Schedule 3.7(a)).

(b) None of the Sellers has Knowledge (without investigation or inquiry), or has received any written notice, that the operation or maintenance of the buildings, structures or appurtenances (or any equipment therein) situated on the leased Real Property listed on Schedule 3.7(a) (or required to be set forth on Schedule 3.7(a)) violates any provision of any federal, state or local law, ordinance, rule or regulation or any Permits necessary or required for the use of the leased Real Property set forth on Schedule 3.7(a) (or required to be set forth on Schedule 3.7(a)) by such entity for the purpose for which it is currently used. Except as set forth on Schedule 3.7(b), no condemnation proceeding is pending or, to the Knowledge of the Sellers, threatened which would preclude or impair the use of any such Real Property by such entity for the purposes for which it is currently used. None of the Sellers or any RE Holding LLC has granted any options to acquire all or part of the Real Property set forth on Schedule 3.7(a) (or required to be set forth on Schedule 3.7(a)) to any third party. The leased real property set forth on Schedule 3.7(a) (or required to be set forth on Schedule 3.7(a)) is served by a municipal water supply system, municipal sewers or private sewer systems, and municipal sanitary sewers or storm drain facilities, all of which are adequate for the use of such real property for the purposes for which it is currently being used. All public utilities necessary for the full use and enjoyment of the leased Real Property set forth on Schedule 3.7(a) (or required to be set forth on Schedule 3.7(a)) are located in the public right-of-way or private recorded easements or rights-of-way abutting such Real Property.

3.8. Real Property; Title to and Condition of Assets. Schedule 3.1(c) contains an accurate and complete list of (i) all Real Property owned, in whole or in part, by the RE Holding LLCs and (ii) all improvements owned by the RE Holding LLCs located on Real Property ground leased by any RE Holding LLC (the “Owned Improvements”) and includes the names of the record title holders thereof and a list of all indebtedness secured by a lien, mortgage or deed of trust thereon. Except as disclosed on Schedule 3.8, each RE Holding LLC has good and marketable title in fee simple to all of the Real Property and Owned Improvements owned by it, free of all Encumbrances other than Permitted Encumbrances. Except as disclosed on Schedule 3.8, those assets constituting all of the buildings, structures, appurtenances and fixtures situated on the Real Property owned, in whole or in part, by the RE Holding LLCs are in reasonable operating condition and repair with no known material defects, are adequate and suitable for the purposes for which they are presently being used by GG-TN, GG-GA and RE Holding LLC, as applicable, each has adequate rights of ingress and egress for operation of its respective business in the ordinary course. Except as disclosed on Schedule 3.8, to the Knowledge of the Sellers, none of such buildings, structures or appurtenances (or any equipment therein), or the operation or maintenance thereof, violates any restrictive covenant or, except for encroachments that are not, individually, or in the aggregate, material, encroaches on any property owned by others. To the Knowledge of the Sellers, there are no encroachments or overlaps onto any of the Real Property set forth on Schedule 3.1(c) or existing improvements located on adjoining land. To the Knowledge of the Sellers, there are no easements or claims of easements burdening any of the Real Property set forth on Schedule 3.1(c) not shown by the public records. To the Knowledge of the Sellers, there are no boundary line disputes with respect to any of the Real Property set forth on Schedule 3.1(c). None of the Sellers has Knowledge (without investigation or inquiry), or has received any notice that the operation or maintenance of such buildings, structures or appurtenances (or any equipment therein) violates any provision of any federal, state or local law, ordinance, rule or regulation or any Permits necessary or required for the use of the Real Property set forth on Schedule 3.1(c) by GG-TN or GG-GA for the purpose for which it is currently used. Except as disclosed on Schedule 3.8, no condemnation proceeding is pending or, to the Knowledge of the Sellers, threatened which would preclude or impair the use of any such Real Property by GG-TN, GG-GA or any RE Holding LLC for the purposes for which it is currently used. None of the RE Holding LLCs or the Sellers have granted any options to acquire all or part of the Real Property set forth on Schedule 3.1(c) to any third party. Except as set forth on Schedule 3.8, there are no leases or other occupancy arrangements existing in respect of the Real Property owned by the RE Holding LLCs, other than leases between the RE Holding LLCs as lessor and either GG-TN or GG-GA, in each case as lessee.

3.9. Inventory. All Inventory consists of items which are of a quality and quantity presently usable, valuable and saleable in the ordinary course of business. Except as set forth on Schedule 3.9, the Inventory is the property of GG-TN or GG-GA and is in the physical possession of the such entities. None of the Inventory has been pledged as collateral or is held by GG-TN or GG-GA on consignment from others and Sellers do not hold title to or ownership of any Inventory in the possession of others. The Inventory reflected on the balance sheets included in the Unaudited Interim Financial Statements was, and that reflected on the internal books of account of GG-TN and GG-GA at the date hereof, has been, determined and valued at various discounts off the relevant retail price, in accordance with GAAP applied on a consistent basis as reflected in each such balance sheet and books of account.

3.10. No Undisclosed Liabilities. Except as set forth on Schedule 3.10 attached hereto, or as described in the balance sheets included in the Unaudited Interim Financial Statements, none of such entities or the Business is subject to outstanding claims, liabilities or indebtedness, contingent or otherwise, required to be disclosed on a balance sheet in accordance with GAAP, other than liabilities incurred subsequent to July 12, 2003 in the ordinary course of business not involving indebtedness for borrowed money, and none of such liabilities have or could have a Material Adverse Effect. None of GG-TN, GG-GA or any RE Holding LLC is in default in respect of any term or condition of any indebtedness, commitment or liability or has received any notice or claim of such default. The sale of the Membership Interests and Purchased Assets by the Sellers pursuant to this Agreement is not being made with the intent to hinder, delay or defraud any of their creditors.

3.11. Tax Matters.

(a) Each of GGH, GG-TN, GG-GA and the RE Holding LLCs has timely filed or caused to be timely filed or will file or cause to be timely filed with the appropriate taxing authorities all material returns, statements, forms and reports for Taxes (“Returns”) that are required to be filed by, or with respect to, such entity on or prior to the Closing Date. The Returns have accurately reflected and will accurately reflect all liability for Taxes of GGH, GG-TN, GG-GA and the RE Holding LLCs for the periods covered thereby.

(b) All Taxes and Tax liabilities of GGH, GG-TN, GG-GA and the RE Holding LLCs for all taxable years or periods that end on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date (collectively, all such years, periods and partial periods, the “Pre-Closing Periods”), whether or not shown on any Return, have been (i) timely paid or will be timely paid in full on or prior to the Closing Date or (ii) accrued and fully provided for on the Books and Records of each of GGH, GG-TN, GG-GA and the RE Holding LLCs in accordance with GAAP. Except as set forth on Schedule 3.11, to the Knowledge of Sellers, none of GGH, GG-TN, GG-GA or any RE Holding LLC has been the subject of an audit or other examination of Taxes by the tax authorities of any nation, state or locality or received any notices from any taxing authority. Except as set forth on Schedule 3.11, there is no action, suit, proceeding, investigation, audit or claim now pending or, to the Knowledge of the Sellers, threatened by any authority regarding any Taxes relating to such entity for any Pre-Closing Period. To the Knowledge of Sellers, no claim has ever been made by any taxing authority in any jurisdiction where none of GGH, GG-TN, GG-GA or any RE Holding LLC files Returns that any such entity is or may be subject to taxation by that jurisdiction.

(c) All Taxes which GGH, GG-TN, GG-GA and the RE Holding LLCs are (or were) required by law to withhold or collect have been duly withheld or collected and have been timely paid over to the proper authorities to the extent due and payable.

(d) Except as set forth on Schedule 3.11, none of GGH, GG-TN, GG-GA or any RE Holding LLC as of the Closing Date (i) has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of such entity, (ii) has applied for and/or received a ruling or determination from a taxing authority regarding a past or prospective transaction of such entity with respect to its assets or (iii) is presently contesting its Tax liability with respect to its assets before any court, tribunal or agency.

(e) Except as set forth on Schedule 3.11, there are no written or otherwise binding tax sharing, allocation, indemnification or similar agreements or arrangements in effect as between any of GGH, GG-TN, GG-GA or any RE Holding LLC, or any of their respective predecessors or Affiliates and any other party under which the Buyer could be liable for any Taxes or other claims of any party.

(f) There are no Encumbrances on any of the assets of GGH, GG-TN, GG-GA or any RE Holding LLC that arose in connection with any failure (or alleged failure) to pay any Taxes.

(g) None of GGH, GG-TN, GG-GA or any RE Holding LLC is a party to any agreement that would require such entity or any Affiliate thereof to make any payment that would constitute an “excess parachute payment” for purposes of Sections 280G and 4999 of the Code.

(h) None of the Sellers is a “foreign person” within the meaning of Section 1445 of the Code.

(i) Each of the RE Holding LLCs is a domestic eligible entity which is disregarded as an entity separate from its owner for Federal income tax purposes under Treasury Regulation Section 301.7701-3(b)(ii).

3.12. Material Contracts.

(a) Except as set forth on Schedule 3.12(a), none of GGH, GG-TN, GG-GA or any RE Holding LLC is a party to, or is bound by:

(i) any agreement, indenture or other instrument which contains restrictions with respect to payment of dividends or any other distributions in respect of its membership interests or other securities;

(ii) any agreement, contract or commitment relating to capital expenditures which is material to the Business;

(iii) any loan (other than accounts receivable from trade debtors arising in the ordinary course of business) or advance to (other than travel or entertainment advances to employees made in the ordinary course of business), or investment in, any Person or any agreement, contract or commitment relating to the making of any such loan, advance or investment which is material to the Business;

(iv) any agreement relating to indebtedness for borrowed money in excess of $100,000;

(v) any guarantee or other contingent liability in respect of any indebtedness for borrowed money or obligation of any other Person (other than the endorsement of negotiable instruments for collection in the ordinary course of business) in excess of $100,000;

(vi) any management service, consulting, financial advisory, broker, agency, consultancy or any other similar type of contract including, without limitation, any contract with any investment or commercial bank which is material to the Business;

(vii) any agreement, contract or commitment limiting the ability of such Person to engage in any line of business or to compete with any other Person;

(viii) any other agreement, contract or commitment, whether oral or written, which is material to the Business or otherwise involves payments to or from Sellers in an amount of $25,000 in any twelve month period or, if less, $100,000 in the aggregate over the entire term of the agreement, contract or commitment;

(ix) any collective bargaining agreement, labor contract or other written arrangement with any labor union or any employee organization, or any contract, whether written or oral (excluding any oral or written contract that is terminable-at-will under the laws of the relevant jurisdiction without severance obligations) for the employment of any officer, individual employee or other person or entity on a full-time, part-time, consulting or other basis, or any retention, severance, change of control or similar arrangement; or

(x) except for leases of (i) Real Property between a RE Holding LLC and GG-TN or GG-GA, and (ii) licenses to use certain intellectual property between Royal Ahold and GG-TN or GG-GA, any agreement, contract or commitment with any of its Affiliates.

(b) Except as set forth on Schedule 3.12(b), each contract or agreement set forth on Schedule 3.12(a) (or required to be set forth on Schedule 3.12(a)) is in full force and effect and to the Knowledge of the Sellers there exists no material default or event of default by any Person party to such contract or agreement or event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a material default or event of default by any Person party thereto.

3.13. Permits.

(a) Schedule 3.13(a) contains (i) an accurate and complete list of all governmental licenses and permits relating to USTs and sales of alcohol, including but not limited to beer and wine, held by GGH, GG-TN, GG-GA or a RE Holding LLC relating to the Business and (ii) a summary list of each category of other governmental license (including occupancy permits), material permits, material franchises and other material authorizations (collectively, the “Permits”) held by GGH, GG-TN, GG-GA or a RE Holding LLC, related to the ownership of their respective properties, the leasing (as lessee or lessor) of their respective properties or the operation of their respective material assets and businesses as currently conducted, or otherwise related to the Business, including but not limited to the operation of the dairy. Prior to the Closing, Sellers shall cooperate with Buyer to identify and obtain any Permits required to operate the Business. Except as set forth on Schedule 3.13(a), all Permits are in full force and effect and no proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit is pending, or to the Knowledge of the Sellers, threatened. No administrative or governmental action has been taken or, to the Knowledge of the Sellers, threatened in connection with the expiration, continuance or renewal of any such Permit.

(b) Schedule 3.13(b) sets forth, to the Knowledge of the Sellers, an accurate list of Permits for a specific sample Store located in each of the states of Georgia and Tennessee.

3.14. Litigation. Except as set forth on Schedule 3.14, there are no claims, actions, suits, proceedings or investigations pending or, to the Knowledge of the Sellers, threatened against any of ARP, GGH, GG-TN, GG-GA or any RE Holding LLC at law or in equity or before or by any court, arbitrator or federal, state, municipal or other governmental department, commission, board, agency or instrumentality, which either individually or in the aggregate could have a Material Adverse Effect. Except as set forth on Schedule 3.14, none of ARP, GGH, GG-TN, GG-GA or any RE Holding LLC is subject to any continuing court or administrative order, writ, injunction, or decree applicable to it, any property or any employee. There are no accruals included in the 2002 Balance Sheet with respect to any claims, actions, suits, proceedings or investigations involving any of the Sellers or any RE Holding LLC. This Section 3.14 shall not apply to any environmental matters, which are addressed solely by the provisions of Section 3.24.

3.15. Compliance with Laws and Regulations. Except as disclosed on Schedule 3.15, each of ARP, GGH, GG-TN, GG-GA or each RE Holding LLC is in material compliance with all laws, rules, regulations, orders, judgments, licenses, permits, certificates, approvals and decrees applicable to such entity, its material assets and the Business. None of the Sellers nor any RE Holding LLC has received any notice from, or otherwise been advised that, any Governmental Entity or other Person is claiming any violation or potential material violation of any law, rule, regulation, order, judgment, license, Permit, certificate, approval or decree with respect to the Business. This Section 3.15 shall not apply to any environmental matters, which are addressed solely by the provisions of Section 3.24.

3.16. Employees. Schedule 3.16 sets forth an accurate and complete list of the names, titles, hire dates, current annual rates of salary, bonus, and other compensation, including any severance payments that may be owed from any Seller upon termination of such employee’s employment for any reason, or upon the sale of the Purchased Assets or the Membership Interests, whether pursuant to a written or oral agreement or arrangement, of all the present officers, directors, employees, and agents of each of GG-TN and GG-GA or who are otherwise employed by any of the Sellers in connection with the Business (and if not GG-TN or GG-GA, the name of the entity that employs such individuals), which list will be updated as of the Closing Date. Any such employees who are currently on disability leave or any other leave of absence have been so noted on such Schedule 3.16. None of such employees is a party to any labor agreement with any labor organization, union, group or association (including any collective bargaining agreements), and, to the Knowledge of the Sellers, there are no attempts of any kind being made to organize the employees of the Business.

3.17. Employee Benefit Plans. Attached hereto as Schedule 3.17 is a true and complete list of each Employee Benefit Plan, which list will be updated as of the Closing Date. None of the Employee Benefit Plans is a multiemployer plan within the meaning of Section 3(7) of ERISA. Sellers have heretofore made available to Buyer true, correct and complete copies of each Employee Benefit Plan (or a summary thereof, in the case of any unwritten Employee Benefit Plan), the Employee Benefit Plan’s summary plan description, or if none, an explanation thereof for employees or participants, the most recently received IRS determination letters as to any Employee Benefit Plan intended to qualify under Section 401(a) of the Code, and any governmental advisory opinions, rulings, compliance statements, closing agreements, or similar materials specific to any such Employee Benefit Plan. Each Employee Benefit Plan has been maintained in all material respects in compliance with its terms and the requirements of all applicable laws. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has, as currently in effect, been determined to be so qualified by the Internal Revenue Service and, since the date of each such determination, no event has occurred and no condition or circumstance has existed that resulted or is likely to result in the revocation of any such determination. Neither GG-TN, GG-GA nor any ERISA Affiliate of either has incurred, and no event has occurred that could result, directly or indirectly, in any unsatisfied liability of such entity under Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA arising out of any employee pension benefit plan covered or previously covered by Title IV of ERISA or such sections of the Code or ERISA. No asset or property of GGH, GG-TN, GG-GA or any RE Holding LLC is or may be subject to any lien arising under Section 412(n) of the Code or Section 302(t) of ERISA. Neither GG-TN nor GG-GA has been, and does not expect to be, required to provide any security under Section 307 of ERISA or Section 401(a)(29) or 412(f) of the Code. Each of GG-TN and GG-GA has complied in all material respects with the applicable requirements of COBRA, and neither GG-TN nor GG-GA is subject to any liability as a result of any failure to administer or operate any “group health plan” (as defined in COBRA) in compliance with COBRA. Full payment has been made of all amounts which each of GG-TN or GG-GA is required under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to have paid as contributions or premiums thereunder as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof. Except as set forth on Schedule 3.17, no litigation or administrative or other proceeding, audit, examination or investigation is pending or asserted or, to the Knowledge of the Sellers, threatened, anticipated or expected to be asserted with respect to any Employee

Benefit Plan or the assets of any such plan (other than routine claims for benefits arising in the ordinary course). Except as set forth on Schedule 3.17, the execution of this Agreement and the consummation of the transactions contemplated hereby do not constitute a triggering event under any Employee Benefit Plan which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (whether of severance pay or otherwise), “parachute payment” (as such term is defined in Section 280G of the Code), acceleration, vesting or increase in benefits (other than vesting under the Seller 401(k) Plan) to any present or former employee or director of GG-TN or GG-GA. Neither GG-TN nor GG-GA has any obligation under any Employee Benefit Plan or otherwise to provide post-employment or retiree welfare benefits to any former employee, current employee or any other Person, except as specifically required by COBRA.

3.18. Employment Relations. (a) Neither GG-TN nor GG-GA has or is engaged in any unfair labor practice with respect to its employees; (b) no unfair labor practice complaint against GG-TN or GG-GA is pending or, to the Knowledge of the Sellers, threatened before the National Labor Relations Board; (c) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the Knowledge of the Sellers, threatened against or involving GG-TN or GG-GA; (d) neither GG-TN nor GG-GA has been notified of any grievance, administrative claims, Equal Employment Opportunity Commission charges, other claims of employment discrimination, or lawsuit against itself; (e) no arbitration proceeding arising out of or under any collective bargaining agreement or otherwise is pending against GG-TN or GG-GA; (f) no collective bargaining agreement is currently being negotiated by GG-TN or GG-GA; (g) except as set forth on Schedule 3.18, neither GG-TN nor GG-GA has experienced any material labor difficulty; and (h) each of GG-TN and GG-GA is in material compliance with all federal, state or other domestic applicable laws respecting employment (including, to the Knowledge of the Sellers, Immigration Laws) and employment practices, terms and conditions of employment and wages and hours. Except as set forth on Schedule 3.18, there exist no written or oral employment, consulting, severance, or indemnification agreements or any agreement that would give any Person the right to receive any payment from GG-TN or GG-GA as a result of the consummation of the transactions contemplated by this Agreement. Each of GG-TN and GG-GA is in compliance with the requirements of the Workers’ Adjustment and Retraining Notification Act (“WARN”) and any state law equivalent, have no liabilities pursuant to WARN or any state law equivalent and no layoff or plant closing has occurred within ninety (90) days prior to the Closing Date. The employment of all employees of GG-TN and GG-GA is terminable at will by each such Person without any penalty or severance obligation incurred by such Person. No wage and hour department investigation has been made of GG-TN or GG-GA. Neither GG-TN nor GG-GA has had any material occupational health and safety claims against such Person. To the Knowledge (without investigation or inquiry) of the Sellers, each of GG-TN and GG-GA is in compliance in all material respects with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended, and all related regulations promulgated thereunder (the “Immigration Laws”). With respect to each employee of GG-TN and GG-GA for whom, to the Knowledge of the Sellers, compliance with the Immigration Laws is required, GG-TN or GG-GA has supplied, or shall supply prior to the Closing Date, to the Buyer such employee’s Form I-9 (Employment Eligibility Verification Form) and all other records, documents or other papers which are retained with the Form I-9 by the employer pursuant to the Immigration Laws. Neither GG-TN nor GG-GA has ever been the subject of any inspection or investigation relating to its compliance with or violation of the Immigration Laws, nor has it been warned, fined or otherwise penalized by reason of any such failure to comply with the Immigration Laws, nor is any such proceeding pending or to the Knowledge of the Sellers, threatened.

3.19. Intellectual Property.

(a) Schedule 3.19 lists all Trademarks, registered Copyrights, software programs, and domain names that are material to the Business. None of GGH, GG-GA, GG-TN or the RE Holdings LLCs (i) owns any Patents or (ii) except as listed in Schedule 3.19, has developed any software programs used in the Business. Ownership of all registered Trademarks and registered Copyrights and domain names that are material to the Business have been duly registered in, filed in or issued by the United States Patent and Trademark Office or appropriate state agencies, as the case may be, or the United States Copyright Office or a duly accredited and appropriate domain name registrar, and each such registration, filing and issuance remains in full force and effect as of the Closing Date. Schedule 3.19 lists all such offices and registrars for each IP Asset. Copies of all material items of Intellectual Property which have been reduced to writing or other tangible form have been delivered by the Sellers to the Buyer (including, without limitation, true and complete copies of all related licenses, and amendments and modifications thereto). Except as set forth in Schedule 3.19, none of the Owned IP Assets were developed pursuant to any contract with any Person. No Person (including any employees, officers or independent contractors who have performed services related to the Business), other than GG-TN or GG-GA holds or has asserted any rights in any of the Owned IP Assets. Except as set forth in Schedule 3.19, to the Knowledge of the Sellers, all Copyrights registered in the name of GG-TN or GG-GA which are included in the Owned IP Assets are valid, enforceable and subsisting.

(b) Except as set forth on Schedule 3.19, none of GGH, GG-TN or GG-GA is a party to any material license or agreement, whether as licensor, licensee, or otherwise with respect to any of the IP Assets. None of GGH, GG-TN or GG-GA, nor, to the Knowledge of the Sellers, any other party to such license or other agreement, is in breach or default thereunder, and no event has occurred which with notice or lapse of time could constitute a breach or default by GG-TN or GG-GA or permit termination, modification or acceleration thereunder by the other party thereto. No notice of a material default has been sent or received by GG-TN or GG-GA under any such license which remains uncured. Each such license agreement is a legal, valid and binding obligation of GG-TN or GG-GA and, to the Knowledge (without investigation or inquiry) of the Sellers, the other Persons that are parties thereto, enforceable in accordance with the terms thereof.

(c) Except as set forth on Schedule 3.19, GG-TN and GG-GA own or are licensed to use all of the IP Assets, free and clear of any Encumbrances and other adverse claims, without obligation to pay any royalty or any other fees with respect thereto. Except as set forth on Schedule 3.19, to the Knowledge (without investigation or inquiry) of the Sellers, no use by GG-TN or GG-GA of the IP Assets infringes any Intellectual Property Rights of any third party. No Patents, registered Trademarks, trade names, or registered Copyrights owned by GGH, GG-GA, GG-TN or the RE Holding LLCs have been canceled, abandoned or otherwise terminated and all renewal fees in respect thereof have been duly paid.

(d) Except as set forth on Schedule 3.19, none of GG-TN, GG-GA nor any Affiliate of either of them has received any written notice from any third party challenging the right of GG-TN or GG-GA to use any of the IP Assets. The IP Assets together with the “Intellectual Property” (as defined in the Intellectual Property and Agreement to be Bound) constitute all of the Intellectual Property materially necessary to operate the Business as of the Closing Date in the manner in which it is presently operated. Neither GG-TN nor GG-GA has entered into any covenant not to compete or any contract limiting or purporting to limit the ability of GG-TN or GG-GA to exploit fully any Owned IP Asset or to transact business in any market or geographical area or with any Person.

(e) Except as set forth in this Section 3.19, no Seller makes any representation or warranty with respect to any Intellectual Property or Intellectual Property Rights.

(f) Except as set forth on Schedule 3.19, neither GG-TN nor GG-GA has made any claim in writing of a violation, infringement, misuse or misappropriation by any third party of its rights to, or in connection with any Intellectual Property, which claim is still pending.

(g) Except as set forth on Schedule 3.19, to the Knowledge of the Sellers, as of the date hereof, there are no pending or threatened claims by any third Person of a violation, infringement, misuse or misappropriation by GG-TN or GG-GA of any Intellectual Property owned by any third party, or of the invalidity co-authorship, co-inventorship or co-ownership of any IP Asset.

(h) Except as set forth on Schedule 3.19, as of the date hereof, there are no interferences or other contested proceedings, either pending or, to the Knowledge of the Sellers, threatened, in the United States Copyright Office, the United States Patent and Trademark Office, or any Governmental Entity relating to any pending application with respect to the IP Assets.

(i) Transfer. Except as set forth on Schedule 3.19, the execution and delivery of this Agreement by the Sellers, the consummation of the transactions contemplated hereby and the transfer to the Buyer of the right to Use any IP Asset: (i) will not breach, violate or conflict with any Intellectual Property Rights or other rights of any kind of any third Person; (ii) to the Knowledge of the Sellers, will not cause the forfeiture or termination of any right to Use any Third-Person IP Asset incorporated in or bundled with the IP Assets or materially used in connection with the Business; and (iii) will not in any way materially impair the right of the Buyer or any of its Affiliates to Use any Third-Person IP Assets included in the IP Assets in accordance with the terms of the license agreements pursuant to which such Third-Person IP Assets are licensed by GG-TN or GG-GA. Except as provided in Schedule 3.19, none of the rights of GG-TN nor GG-GA in and to the IP Assets is subject to any agreement whereby those rights are not transferable (or upon transfer, may be terminable by another Person) pursuant to this Agreement.

(j) Proprietary Information. GG-TN and GG-GA have taken reasonable security measures to safeguard and maintain the value of, and their Intellectual Property Rights in, all of the Owned IP Assets. GG-TN and GG-GA have taken reasonable security measures to safeguard and maintain the secrecy and confidentiality of all Trade Secrets included in the Owned IP Assets.

(k) The following terms, when used in this Section 3.19, shall have the following meanings:

(i) “Copyrights” shall mean all copyright rights, and all other literary property and author rights, whether or not registered, and all rights, title and interests in all copyrights, whether or not registered, copyright registrations, certificates of copyright and copyrighted interests throughout the world.

(ii) “Intellectual Property Rights” shall mean all rights to any Intellectual Property, including claims against third Persons for infringement, whether or not heretofore asserted, rights of priority, and any other similar tangible or intangible proprietary rights, including all rights in any other Intellectual Property existing under judicial or statutory law of any country in the world, or under any treaty.

(iii) “IP Assets” shall mean all Intellectual Property and Intellectual Property Rights of the RE Holding LLCs, GG-TN and GG-GA whether or not listed on Schedule 3.19, that are material to the Business or incorporated in products or services of the RE Holding LLCs, GG-TN or GG-GA; it being understood that with respect to Third-Person IP Assets, IP Assets shall only include the rights of the RE Holding LLCs, GG-TN or GG-GA, as applicable, with respect to such Third-Person IP Assets.

(iv) “Owned IP Assets” shall mean all IP Assets other than Third-Party IP Assets.

(v) “Patents” shall mean all patent rights and all rights, title and interest in all letters patent or equivalent rights and applications for letters patent or rights, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention and other government issued or granted indicia of invention ownership including any reissue, extension, division, continuation or continuation-in-part applications throughout the world.

(vi) “Third-Person IP Assets” means all Intellectual Property and Intellectual Property Rights of the RE Holding LLCs, GG-TN and GG-GA, whether or not listed on Schedule 3.19, that are used in the Business or incorporated in products or services of the RE Holding LLCs, GG-TN or GG-GA but are neither exclusively owned by nor exclusively licensed to the RE Holding LLCs, GG-TN or GG-GA.

(vii) “Trade Secrets” mean the whole or any portion or phase of any scientific, mechanical, electrical or technical information, design, process, procedure, formula, or improvement used in the Business that is valuable and not generally known to other Persons engaged in the development or marketing of products and services competitive with the Business.

(viii) “Trademarks” shall mean all trademark, service mark and trade dress rights arising under the common law, state law, federal law and laws of foreign countries and all rights, title and interest in all trademarks, service marks, trademark and service mark applications and registrations and trademark and service mark interests throughout the world.

(ix) “Use” shall mean with respect to any Intellectual Property, make, have made, run, use, test, import, copy, reproduce, distribute, display, perform, adapt, sell, offer for sale, license, offer for license or prepare derivatives of such Intellectual Property.

3.20. Disclosure. None of this Agreement, the financial statements, any schedule, exhibit or certificate attached hereto or delivered pursuant to this Agreement contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading.

3.21. Brokers. Except for William Blair & Company, whose fees and expenses will be paid by the Sellers, none of the Sellers is a party to or in any way obligated under any contract or other agreement, and there are no outstanding claims against any of the Sellers for the payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution, or performance of this Agreement or the consummation of the transactions contemplated by this Agreement.

3.22. Transactions with Affiliates. Schedule 3.22 sets forth an accurate and complete list and description of all material transactions relating to the Business since May 31, 2000 engaged in by and between any of the Sellers on the one hand and any of their respective Affiliates on the other. Except as set forth on Schedule 3.22, no Affiliate of any of the Sellers has any ownership interest, directly, indirectly or beneficially, in any competitor, supplier, or customer of such Seller or in any Person with whom such Seller is doing business or has done business since May 31, 2000.

3.23. Books and Records. The respective Books and Records of each of GGH, GG-TN, GG-GA and each RE Holding LLC are complete and correct and reflect an accurate and complete record of all financial affairs, ownership, operation and control of the respective businesses of such Person. Except as set forth on Schedule 3.23, none of GGH, GG-TN, GG-GA or each RE Holding LLC has any of its material records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the ownership and control of such Person.

3.24. Environmental Laws and Regulations.

(a) Except as set forth on Schedule 3.24(a), Hazardous Materials have not been generated, used, discharged, treated, disposed of or stored on, transported to or from or released on or from (i) any Real Property, (ii) to the Knowledge of the Sellers, any property adjoining such Real Property, or (iii) to the Knowledge of the Sellers, any real property previously owned, leased or operated by any RE Holding LLC, in each case, except in compliance with Environmental Laws and so as not to give rise to an Environmental Claim; provided, however, that with respect to the time period prior to May 31, 2000, the representation in clause (i) is made solely to the Knowledge of the Sellers.

(b) Except as set forth on Schedule 3.24(b), each of GG-TN, GG-GA and each RE Holding LLC and, as to the Stores, Business and Real Property, GGH, is and has been in compliance in all material respects with all, and has no liability under any, applicable Environmental Laws and requirements of any Environmental Permits, including without limitation those relating to: (i) the maintenance of records of Hazardous Materials handled at or transported from each Real Property, or any other real property at any time owned, leased or operated by any RE Holding LLC; (ii) reporting, monitoring, inspections, and compliance with the manifest system for tracking the movement of Hazardous Materials; (iii) operating methods, techniques, and practices for treating, storing, and disposing of Hazardous Materials; (iv) required contingency plans for minimizing damage from Hazardous Materials treatment, storage, or disposal activities; (v) qualifications with respect to personnel training, financial responsibility and closure; and (vi) RCRA permit requirements. Except as set forth on Schedule 3.24(b), each Real Property, each Store, and to the Knowledge of the Sellers, each other real property at any time owned, leased or operated by any RE Holding LLC, is and has been in compliance in all material respects with all applicable Environmental Laws; provided, however, that with respect to the time period prior to May 31, 2000, the representation in this sentence is made solely to the Knowledge of the Sellers.

(c) Except as set forth on Schedule 3.24(c), there are no past, pending or, to the Knowledge of the Sellers, threatened Environmental Claims against any of the RE Holding LLCs, GG-TN or GG-GA relating to any property owned, leased or operated by such Person, or to the Knowledge of the Sellers, any other property at any time owned, leased or operated by any RE Holding LLC for which such Environmental Claim such Persons could reasonably be expected to be liable.

(d) Schedule 3.24(d) sets forth a true and complete list of all underground storage tanks and related piping and dispensers (each, a “UST”) located on any Real Property owned, leased or operated by a RE Holding LLC, GG-TN or GG-GA, or to the Knowledge of the Sellers, any other property at any time owned, leased or operated by any RE Holding LLC indicating the approximate age, size, content, and testing procedures performed on each tank.

(e) Except as set forth on Schedule 3.24(e), there is no (i) asbestos-containing material in friable or deteriorated condition; or (ii) mold or fungi in quantities and of a character (x) for which, to the Knowledge of Sellers, investigation or remedial actions would be reasonably required, (y) for which investigation or remedial action has been recommended or undertaken by environmental professionals on behalf of the Sellers or (z) that have been the subject of written, or to the Knowledge of Sellers, any other, claim, complaint, allegation, or inquiry made to Sellers present on, in or at any Real Property or Stores owned, leased or operated by a RE Holding LLC, GG-TN or GG-GA.

(f) Except as set forth on Schedule 3.24(f), each UST set forth on Schedule 3.24(d) (or required to be set forth on Schedule 3.24(d)) complies with all applicable Environmental Laws, is registered with the appropriate Governmental Entity and meets the requirements for eligibility for reimbursement of remediation expenses under the Tennessee Petroleum Underground Storage Tank Fund or, as the case may be, the Georgia Underground Storage Tank Trust Fund (collectively, the “Funds”), or is covered by an insurance policy (“Georgia UST Insurance Policy” or “Georgia UST Policy”) meeting the requirements of the

Georgia Underground Storage Tank Trust Fund (O.C.G.A. §12-13-1 et seq.). Schedule 3.24(f) sets forth each UST and the applicable Fund or Georgia UST Insurance Policy under which it meets the requirements for eligibility for reimbursement of remediation expenses.

(g) Schedule 3.24(g) sets forth a true and complete list of all ongoing or required remediation at any Real Property or, to the Knowledge of the Sellers, any other property at any time owned, leased, or operated by any RE Holding LLC.

(h) Except as set forth on Schedule 3.24(h), no petroleum discharge exceeding applicable standards under Environmental Laws has occurred on, in or at any Real Property. No reportable release or discharge of Hazardous Material has occurred at any Real Property except as identified in Schedule 3.24(h).

(i) For each of the facilities identified in Schedule 3.24(h), a RE Holding LLC, GG-TN, GG-GA or other Person has qualified the discharge at such facilities for state-funded remediation assistance under the applicable Fund, or any other fund, program, or insurance policy relating to payment or reimbursement of costs, expenses or damages related to the release of Hazardous Materials, except for the facilities listed on Schedule 3.24(i) whose discharges are being processed for qualification under the applicable Fund or are covered under the Georgia UST Insurance Policy. All of the applicable requirements under the Funds or such Georgia UST Insurance Policy for such facilities have been satisfied and there are no grounds for rescission, withdrawal of coverage or demand for return of prior payments from any of the Funds or such Georgia UST Insurance Policy.

(j) Except as set forth on Schedule 3.24(j), none of any RE Holding LLC, GG-TN, GG-GA or, as to any Real Property, Stores or the Business, GGH, is subject to any outstanding consent decree, compliance order, settlement agreement or administrative order in connection with any Environmental Claim or any Environmental Law.

(k) Schedule 3.24(k) discloses all contracts and agreements with third parties for the assessment and/or remediation of environmental conditions at (i) the Real Properties or Stores, or (ii) any other real property which is binding on GGH, GG-TN, GG-GA or any RE Holding LLC. Sellers have delivered to Buyer true, correct and complete copies of each of such contracts and agreements.

(l) Sellers have delivered or made available to Buyer copies of all environmental audits or other studies in the possession or in the control of Sellers relating to environmental conditions in connection with the Business, Stores, or any Real Property, or, to the Knowledge of Sellers, any real property previously owned, operated or leased by any RE Holding LLC.

3.25. Sufficiency and Condition of Purchased Assets.

(a) Except as set forth on Schedule 3.25(a), the Purchased Assets and the Real Property, upon consummation of the transactions contemplated hereby, are sufficient to enable the Buyer to operate the Business after the Closing Date in the substantially same manner as the Business is presently conducted. All of the Purchased Assets are currently held by GG-

TN and GG-GA. Except as set forth on Schedule 3.25(a), GG-GA and GG-TN have good and marketable title to, or valid leasehold interests in or other valid rights to use, free and clear of Encumbrances other than Permitted Encumbrances, the Purchased Assets.

(b) Each of the Purchased Assets listed on Schedule 2.1(a)(ii) is in reasonable operating condition and repair, normal wear and tear excepted, with no known material defects, and is adequate and suitable for the purposes for which it is presently being used.

3.26. Insurance Policies. Schedule 3.26 sets forth an accurate and complete description of all material insurance policies held by each of the Sellers and the RE Holding LLCs (or their Affiliates) concerning the operation of the Business. All such current insurance policies are in full force and effect. All of these policies are in the respective principal amounts set forth on Schedule 3.26. None of the Sellers or any RE Holding LLC is in default with respect to any such insurance policies, and none of such Persons has failed to give any notice or present any claim under such insurance policies in due and timely fashion and has not waived or released any rights thereunder. The coverage of any insurance policy has not been limited or canceled by any insurance carrier which has carried, or received any application for, any such insurance during the period from May 31, 2000, through the Closing Date. Buyer has been provided with a copy of the MAC Risk Management Policy. Schedule 3.26 sets forth a complete and accurate history of material claims (other than with respect to workers compensation claims) with respect to each policy set forth on Schedule 3.26 (or required to be set forth on Schedule 3.26).

3.27. Bank Accounts; Powers of Attorney. Schedule 3.27 sets forth an accurate and complete list showing (i) the name and address of each bank in which a RE Holding LLC has an account or safe deposit box, the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto and (ii) the names of all Persons, if any, holding powers of attorney from GG-TN, GG-GA or a RE Holding LLC.

3.28. Suppliers. Except as set forth on Schedule 3.28, since January 1, 2003, no material supplier of the Business has refused to do business with any of the Sellers or has stated to any Seller its intention to discontinue or reduce the level of business with Sellers or to change its relationship or arrangements with respect to the Business, whether as a result of the transactions contemplated hereby or otherwise.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers as follows:

4.1. Organization and Authorization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to enter into and perform this Agreement, any other instruments or agreements to be executed by the Buyer pursuant to this Agreement and the transactions contemplated hereby and thereby. The execution, delivery, and performance by the Buyer of this Agreement and any other instruments or agreements to be executed by the Buyer pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of the Buyer and no other corporate action on the part of the Buyer is necessary to authorize the execution, delivery and performance by the Buyer of this Agreement and any other instruments or agreements to be executed by the Buyer pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby. This Agreement and such other instruments and agreements have been duly executed and delivered by the Buyer and, assuming the due execution and delivery of such documents by the other parties thereto, constitute the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms, except to the extent that the enforceability thereof may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditor’s rights and to general equitable principles.

4.2. No Violations. Except for the expiration of any applicable waiting period under the HSR Act and except as set forth on Schedule 4.2, the execution, delivery and performance of this Agreement and any other instruments or agreements to be executed by the Buyer pursuant to this Agreement and the consummation by the Buyer of the transactions hereby and thereby will not, with or without the giving of notice or the lapse of time or both (i) violate, conflict with, or result in a breach or default under any provision of the certificate of incorporation or by-laws of the Buyer, or (ii) violate any statute, ordinance, rule, regulation, order, judgment or decree of any court or any Governmental Entity applicable to the Buyer or by which any of its properties or assets may be bound (including, without limitation, any court or any Governmental Entity of the States of Georgia, Tennessee or Delaware or of the United States of America), except for such violations which are not material, either individually or in the aggregate, or (iii) require any filing by the Buyer, or require the Buyer to obtain any permit, consent or approval of, or require the Buyer to give any notice to, any Governmental Entity or any other Person, except for such filings, Permits, consents, approvals or notices which are not material, either individually or in the aggregate, or (iv) constitute a violation or breach by the Buyer of, conflict with, constitute (with or without due notice or lapse of time or both) a default by the Buyer (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of the Buyer under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which the Buyer is party, or by which the Buyer or its properties or assets may be bound.

4.3. No Actions. No action or proceeding has been instituted or, to the knowledge of the Buyer, threatened, against the Buyer before any court or other Governmental Entity by any Person or public authority seeking to restrain, prohibit, alter or delay the execution and delivery of this Agreement or the transactions contemplated hereby which has a reasonable likelihood of success and is material to the Buyer.

4.4. Brokers. The Buyer is not a party to or in any way obligated under any contract or other agreement, nor are there any outstanding claims against it with respect to, payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution, or performance of this Agreement or the consummation of the transactions contemplated by this Agreement.

4.5. Securities Matters. The Buyer is acquiring the Membership Interests for its own account with the present intention of holding the Membership Interests for investment purposes and has no intention of selling such Membership Interests or any portion thereof in a public distribution in violation of federal or state securities laws.

4.6. Financing. Buyer has received binding (subject to the terms and conditions thereof) written commitments from financially responsible financial institutions to obtain the funds necessary to pay the Closing Payment under Section 2.5, and to pay related fees and expenses. Buyer has provided Sellers with true and complete copies of its commitments from such entities to provide such financing to Buyer (the “Commitments”). The Commitments are in full force and effect, and Buyer has no reason to expect that the conditions included in the Commitments will not be satisfied before the Closing. Buyer shall give Sellers prompt notice of any change with respect to such financing that would adversely affect the ability of Buyer to consummate the transactions contemplated hereby.

ARTICLE V

EMPLOYEE BENEFITS

5.1. Transfer of Employees.

(a) On or prior to the Closing Date, the Buyer shall offer employment to the then current store level employees of each of GG-TN and GG-GA who are in the active employ of GG-TN or GG-GA on the Closing Date, in each case consistent with the Buyer’s employment practices, at such employees’ respective current hourly or base salary compensation and with benefits maintained by Buyer for similarly situated employees of Buyer and on such other terms and conditions as the Buyer shall in its sole discretion determine; provided, however, that each such employee who accepts such offer of employment and who is employed by the Buyer on the Closing Date shall be for all purposes, unless otherwise specified in this Agreement, a new employee of the Buyer (individually, a “Transferred Employee” and collectively, the “Transferred Employees”) and each Transferred Employee’s employment may be discontinued “at will” by either the Buyer or the Transferred Employee, at any time and for any reason with or without cause. Each store level employee who is not treated as an active employee by GG-TN or GG-GA on the Closing Date shall be considered a Transferred Employee, on such employee’s actual employment start date with Buyer, if such individual (i) is on an approved leave of absence, workers’ compensation-related disability or long-term disability as disclosed on Schedule 3.16, (ii) is eligible to return to active status following the Closing Date, and (iii) accepts the Buyer’s offer of employment; provided, however that such employees shall continue to be covered by the Sellers’ employee benefit plans, subject to the terms and conditions thereof, until they become an active employee of Buyer or their benefits expire under the terms and conditions of such plans. Each Seller understands and agrees that, except as provided in Sections 5.1(b) and 5.1(c), the Buyer will not assume obligations or liabilities of, or accept any transfer of assets from, any Employee Benefit Plans; provided, however, that Buyer shall assume all accumulated personal, sick leave and vacation days for all Transferred Employees for the period ending prior to Closing as provided in Exhibit B-3. Further, Sellers shall retain sole responsibility for all applicable Employee Benefit Plans and their related trusts, if any, and their compliance with the provisions of the Code and ERISA, and all other applicable laws, rules and regulations relating thereto, including, without limitation, WARN. For greater certainty, except as specifically set forth herein and subject to Sellers’ representation in Section 3.16, the Buyer shall assume exclusive responsibility for any claims asserted by any of the Transferred Employees with respect to any action taken by the Buyer after the Closing including, without limitation, claims for wrongful termination.

(b) Notwithstanding the foregoing, Buyer shall also be afforded the opportunity to interview and consider for hire any of the five (5) employees set forth on Schedule 5.1(c) (the “Named Executives”) as well as certain other non-store level employees of the Business (collectively with the Named Executives, the “Non-Store Level Employees”) at any time on or before the Closing Date. If Buyer chooses to hire any Named Executive, Buyer will assume the obligations of Sellers or BI-LO to pay any “termination bonus” under any employment or severance agreement of such employee, the specific amounts of which are set forth for each Named Executive on Schedule 5.1(c). For greater certainty, Sellers or BI-LO shall be responsible for any and all other costs associated with employment of the Non-Store Level Employees through and including the Closing Date, including without limitation F.I.C.A. tax liability, workers’ compensation premiums and claims made, accrued compensation and benefits payable for services rendered through the Closing Date, and including any retention, change of control or stay bonuses that may become payable to such employees (including any “transaction bonus” and any “termination bonus” that may be payable to any Non-Store Level Employee, except as provided in the preceding sentence, under any employment or severance agreement of such employee), as a result of the transactions contemplated by this Agreement or otherwise, and employer contributions to any benefit plan. To the extent that any such employee is hired by Buyer, such employee shall be treated as a Transferred Employee for purposes of this Article V.

(c) Notwithstanding the foregoing, if Buyer chooses not to hire any Named Executive, Buyer will reimburse Sellers or BI-LO (solely with respect to any of the Named Executives who is not hired) for any amounts paid by Sellers or BI-LO to such employees as a result of their termination by Sellers or BI-LO, under any severance agreement or arrangement set forth on Schedule 5.1(c) with such employee (including any “termination bonus”); provided, however, that except for amounts described in Schedule 5.1(c), Buyer shall not be responsible for any of Sellers’ or BI-LO’s other obligations including, without limitation, any retention, change of control or stay bonuses (including any “transaction bonus”) that may become payable to such employees as a result of the transactions contemplated by this Agreement or otherwise. Buyer’s obligations pursuant to this Section 5.1(c) shall not exceed an amount per Named Executive as specified on Schedule 5.1(c).

5.2. Sellers’ Responsibilities. Subject to the terms of the respective Employee Benefit Plans, and except as provided in this Article V, each of the Sellers or BI-LO shall be responsible for each Employee Benefit Plan and other employee benefits and obligations and severance pay (whether in the form of “termination bonus”, “transaction bonus” or otherwise), if necessary, to the current or former employees of GG-TN, GG-GA or BI-LO and to any other employees of the Business (including executive and non-store level employees) accrued on or prior to the Closing Date including, without limitation, severance pay (whether in the form of “termination bonus”, “transaction bonus” or otherwise) owed to, and all continuation coverage under its group health plans required by COBRA and applicable law for, such employees who terminate employment with, or whose employment is terminated by GG-TN, GG-GA or BI-LO on or prior to the Closing Date. After the Closing Date, the Transferred Employees will be provided by the Buyer with such post-Closing employee benefits, if any, as determined in the sole discretion of the Buyer, subject to the provisions of any collective bargaining agreement to which the Buyer is a party.

5.3. Group Insurance and Other Benefits. Notwithstanding any provision in this Agreement to the contrary, each of the Sellers or BI-LO shall continue to provide all benefits for covered claims incurred prior to the Closing Date (whether or not then reported) under, and in accordance with the terms and conditions of, the employee welfare benefit plans, policies, programs and arrangements which, prior to the Closing Date, covered employees of such Person. For purposes of the preceding sentence, with respect to health benefits, each Seller or BI-LO shall continue to be responsible after the Closing Date for reimbursement or payment with respect to health services rendered on or prior to the Closing Date subject to the terms of the applicable plan, including without limitation any required time periods and conditions for submitting claims for reimbursement. In the case of short-term and long-term disability benefits, each Seller or BI-LO shall continue to be responsible after the Closing Date for any short-term or long-term disability benefits as to any employee who incurred a disability, as defined in the applicable plan, on or prior to the Closing Date subject to the terms and conditions of the applicable plan. In the case of worker’s compensation, each Seller or BI-LO shall continue to be responsible after the Closing for any worker’s compensation premiums or claims in respect of periods prior to the Closing and for any common law or statutory claim by an employee or any other Person for any injury, occupational disease, or aggravation of a previously existing injury or disease, or any other matters for which a claim could have been brought prior to the Closing or where the injury, occupational disease, aggravation of a previously existing injury or disease, occurred prior to the Closing.

5.4. No Transfer of Assets. As of the Closing Date, each Transferred Employee shall be fully vested in his or her account balance under Sellers’ 401(k) Plan. Sellers shall not make or arrange any transfer of pension or other employee benefit plan assets to any Buyer plan. However, the Buyer and The Pantry, Inc. Employee Retirement Savings Plan will take all action necessary to ensure that The Pantry, Inc. Employee Retirement Savings Plan will accept, in accordance with its terms and any procedures specified by the plan administrator, rollovers of distributions from the Sellers’ 401(k) Plan, including direct rollovers of plan assets in cash and rollovers of plan loans; provided, however, that a rollover of any loan amount from the Seller 401(k) Plan will only be permitted for ninety (90) days following Closing.

5.5. Crediting of Service. From and after the Closing Date, the Transferred Employees’ prior service with BI-LO, GG-TN or GG-GA (as recognized by BI-LO, GG-TN or GG-GA immediately prior to the Closing Date) shall be counted as service with the Buyer for purposes of eligibility to participate in, and determining vesting and any differential benefits based on length of service under, the Buyer’s 401(k) plan, medical and dental plans, life and disability plans and vacation benefits.

5.6. Medical/Dental Plans. Effective as of the Closing Date, the Buyer shall take, or cause to be taken, all action necessary and appropriate to provide benefits under its medical and/or dental plans to each Transferred Employee who was participating in the medical and/or dental plan of Seller or BI-LO as of the Closing Date; provided, however, that Buyer shall not be required to offer any different combination of its medical and dental plans. Each of the Transferred Employees entitled to such benefits shall, for all purposes under the Buyer’s medical and dental plans, have no preexisting condition limitation imposed other than that which is or was already imposed under the applicable medical and/or dental plan of Buyer.

5.7. No Rights to Employees. Nothing in this Agreement express or implied shall confer upon any employee of GG-TN or GG-GA or any other employee of the Business or any of their respective legal representatives or any of their respective collective bargaining agents any rights or remedies, including, without limitation, any right to employment or continued employment for any specified period of any nature or kind whatsoever under or by reason of this Agreement.

5.8. Consulting Agreement. Notwithstanding anything contained in this Article V, Buyer shall be afforded the opportunity to interview and consider for hire, on a consultancy basis, any of the Non-Store Level Employees. In the event that any of the Non-Store Level Employees is hired by Buyer as a consultant, such employee shall not be treated as a Transferred Employee for purposes of this Agreement, and Sellers and BI-LO shall be liable for any and all costs associated with employment of such employee through and including the Closing Date, including without limitation F.I.C.A. tax liability, workers’ compensation premiums and claims made, accrued compensation and benefits payable for services rendered through the Closing Date, and including any retention, change of control or stay bonus (including any “transaction bonus”) that may become payable to such employees (as well as any “termination bonus” that may be payable to any such Non-Store Level Employee, under any employment or severance agreement of such employee), as a result of the transactions contemplated by this Agreement or otherwise, and employer contributions to any benefit plan. No engagement by Buyer of a Named Executive on a consultancy basis shall release Buyer from its obligations under Section 5.1(b) or 5.1(c).

5.9. Non-Solicitation Agreements. With respect to each Non-Store Level Employee whom Buyer does not hire, Sellers shall use commercially reasonable efforts, in connection with the termination of such Non-Store Level Employee to obtain from such employee an agreement (in a form reasonably acceptable to Buyer) which includes a non-solicitation provision with a two (2) year duration.

ARTICLE VI

PRE-CLOSING AND POST-CLOSING MATTERS

The Buyer on the one hand and the Sellers, jointly and severally, on the other agree as follows:

6.1. Conduct of the Sellers.

(a) Subject to Section 6.1(c) or as is otherwise permitted or required by this Agreement, during the period from the date of this Agreement up to and including the Closing Date, each of GGH, GG-GA and GG-TN shall, and ARP shall cause each RE Holding LLC to, conduct its respective business only according to ordinary and usual course of business and use its respective commercially reasonable efforts to preserve intact its respective business organizations, keep available the services of its respective officers and employees and, except as required hereunder, maintain existing relationships with licensors, suppliers, distributors, customers and others having business relationships with such Person.

(b) Notwithstanding Section 6.1(a), prior to the Closing, except as may be first approved in writing by the Buyer or as is otherwise permitted or required by this Agreement or, except for the actions specified in subparagraphs (xiv) and (xviii) below, in the ordinary course of business, none of GGH, GG-GA or GG-TN shall, and ARP shall not cause any RE Holding LLC to:

(i) amend its certificate of authorization or operating agreement;

(ii) issue or sell any membership interests, or issue or sell any options, warrants or other rights of any kind to acquire any such interests or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such interests, or enter into any agreement obligating it to do any of the foregoing;

(iii) incur, assume or prepay any indebtedness, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any obligations of any other Person;

(iv) make loans, advances or capital contributions to, or investments in, any other Person;

(v) mortgage or pledge any of the assets owned by GG-TN, GG-GA or any RE Holding LLC or create or permit to be created any Encumbrances other than Permitted Encumbrances;

(vi) transfer, sell, license or dispose of any of its lines of business, subsidiaries, divisions, operating units or facilities;

(vii) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person (other than the purchase of assets in the ordinary course of business and consistent with past practice);

(viii) modify, amend or terminate any contract identified or which should have been identified on Schedule 3.12(a) or waive any of its material rights or claims;

(ix) effect any change in its methods of accounting, except as may be required by law or GAAP;

(x) take any action, engage in any transaction or enter into any agreement which would cause any of the representations or warranties set forth in Article III hereof to be untrue as of the Closing Date;

(xi) declare, set aside or pay a dividend or return any equity capital to holders of its membership interests in a form other than cash, or authorize or make any distribution, payment or delivery of property to holders of its membership interests in a form other than cash, or redeem, retire, purchase or otherwise acquire for consideration of membership interests in a form other than cash;

(xii) execute any new lease or sublease for real property, or cancel, modify, terminate or amend any of the leases set forth on Schedule 3.7(a);

(xiii) close any of the Stores, except as required by applicable law or in the event of casualty or condemnation, or sell, assign or sublease any of the real property used by it;

(xiv) enter into any agreement, whether written or oral, with any of its Affiliates relating to the Business, whether or not in the ordinary course of business;

(xv) dispose of any of the assets of GGH, GG-TN, GG-GA or a RE Holding LLC, other than disposals of inventory in the ordinary course of business and consistent with past practice;

(xvi) fail to maintain (or cause BI-LO to maintain), at the levels on the date of this Agreement, the compensation payable or to become payable to any employee of the Business;

(xvii) make any bonus, pension, retirement or insurance payment or arrangement to or with any employee except those that may have already been accrued or disclosed;

(xviii) enter into or terminate any contract or commitment, whether oral or written, in connection with the Business, whether or not in the ordinary course of business unless such contract or commitment is (A) terminable upon thirty (30) days notice without liability to Sellers, (B) expires within twelve (12) months of its effective date and (C) involves payments by the Sellers of $50,000 or less;

(xix) take any of the actions referred to in Section 3.6;

(xx) fail to maintain (or replace with equivalent coverage) all current insurance policies listed on Schedule 3.26 in full force and effect;

(xxi) fail to continue to pay all accounts payable in the ordinary course of business;

(xxii) incur any other type of expenditure or series of expenditures in excess of $50,000 of any kind, other than purchases of inventory in the ordinary course of business consistent with past practice;

(xxiii) enter into a legally binding commitment with respect to, or any agreement to take, any of the foregoing actions; or

(xxiv) take, or agree in writing or otherwise to take, any of the actions described in sections (i) through (xxiii).

(c) Prior to the Closing, the Sellers agree to notify the Buyer of any unexpected emergency or other change in the normal course of their respective businesses or in the operation of their respective properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), adjudicatory proceedings, budget meetings or submissions involving any material property of GG-TN, GG-GA or any RE Holding LLC, and to keep the Buyer fully informed of such events and permit its representatives prompt access to all materials prepared in connection therewith.

(d) Buyer agrees that Sellers may encumber the parcels of Real Property on which the following stores are located with the indicated Encumbrances, and that, upon the recordation of same, each such Encumbrance shall be an additional Permitted Encumbrance: (i) Store 197 (Chattanooga, Tennessee) and Store 170 (Etowah, Tennessee): a reciprocal access easement agreement (in form and substance reasonably satisfactory to Buyer) with respect to real property adjacent to each such store upon which a BI-LO grocery store is located or proposed to be located providing reciprocal easements for ingress and egress, which agreement shall also provide that each land owner shall keep and maintain the driveways and roadways located on such owner’s property from time to time in good condition and repair, that no parking easements are granted thereby, and that each land owner shall indemnify, defend, and hold harmless the other from loss or claims for bodily injury, death or property damage arising out of the exercise of the easement rights on or over the indemnified owner’s property; and (ii) Store 601 (Wilson County, Tennessee) and Store 602 (Murfreesboro, Tennessee): a restrictive covenant (in form and substance reasonably satisfactory to Buyer) in favor of the leasehold estate with respect to the BI-LO grocery store located on leased premises in the shopping center adjacent to or in the immediate vicinity of the applicable store prohibiting the use of the applicable Real Property for: (A) a pharmacy or the sale of drugs or medicines for which a prescription is required and (B) a supermarket or grocery store; such restrictive covenant shall acknowledge that the applicable Real Property is currently being used as, and may continue to be used as, a convenience store.

6.2. Review of the Sellers.

(a) During the period commencing on the date hereof and ending on the Closing Date, the Sellers shall, upon reasonable notice, afford the Buyer, and its counsel, accountants, consultants and other authorized representatives, reasonable access during normal business hours to (i) the officers and properties of GGH, GG-TN, GG-GA and the RE Holding LLCs, (ii) the Real Property (including, without limitation, for the purpose of performing environmental audits); provided, that, except as set forth below, Buyer shall not perform any Phase II environmental audits without the prior consent of Sellers, which consent shall not be unreasonably withheld, and (iii) all the Books and Records of GGH, GG-TN, GG-GA and the RE Holding LLCs, and to cause the respective officers of GGH, GG-TN and GG-GA to furnish the Buyer and its representatives with such financial and operating data and other information with respect to the business and properties of such Persons as the Buyer and its representatives shall from time to time reasonably request including, without limitation, access to customers and vendors, meetings with management and other employees and access to personnel records and files of all employees. Such review shall not, however, affect the representations and warranties made by any of the Sellers in this Agreement or the remedies of the Buyer for breaches of those representations and warranties. Notwithstanding the foregoing, the Buyer shall inform the Sellers if, in the course of its review of the title policies, surveys and Phase I and II reports obtained by Buyer or its agents or representatives, Buyer or its agents or representatives discovers any fact or circumstance which causes Buyer to conclude that any representation or warranty made by any of the Sellers in this Agreement is materially untrue or incorrect. For purposes of clause (ii) of this Section 6.2(a), Sellers’ consent shall not be required for Buyer to perform a Phase II environmental assessment of any Real Property where: (i) soil and/or groundwater testing is required by any Environmental Law or Governmental Entity, or to maintain present Fund or insurance coverage; (ii) one or more USTs that were installed prior to 1988 are located on any Real Property and there is no evidence available of soil sampling within the immediate vicinity of such USTs within the previous ten (10) years; (iii) there is no documentation available confirming that the cathodic protection requirements of 40 C.F.R. Part 280 have been satisfied for one or more USTs at any Real Property; (iv) there are one or more abandoned, unregistered or “orphan” USTs at any Real Property, or where one or more USTs have been removed or closed in place on or after January 1, 1988 at any Real Property and there is no corresponding UST closure report available; or (v) one or more USTs were operated at any Real Property prior to 1984 and there is no evidence available of soil sampling within the immediate vicinity of such USTs within the previous ten (10) years; provided that in each case such Buyer provides Sellers with a list of such Real Properties. In all cases, Buyer will provide Sellers with at least seventy-two (72) hours written notice prior to entry upon any Real Property to conduct any Phase II environmental assessments, such Phase II environmental assessments will be conducted in such a manner as to minimize disturbances to Sellers’ operations at each Real Property, and testing in connection with such Phase II environmental assessments will be limited to the following compounds: methyl tertiary-butyl ether, benzene, toluene, ethylbenzene, xylenes (total), TPH (GRO 5030/8015), EPH, acenaphthene, anthracene, benz(a)anthracene, benzo(a)pyrene, benzo(b)fluoranthene, benzo(g,h,i)perylene, benzo(k)fluoranthene, chrysene, dibenz(a,h)anthracene, fluoranthene, fluorine, indeno(1,2,3-c,d)pyrene, naphthalene, phenanthrene and pyrene, except for Stores 1, 5, 52, 123, 124, 138, 154, 160, 187-E, 202, at which Phase II assessments may also include testing for chlorinated volatile and semi-volatile organic compounds. Buyer will indemnify Sellers against any and all claims, liabilities, fines, losses, costs or expenses arising from personal injury or property damage attributable to the negligence of Buyer, Buyer’s employees, contractors or agents in connection with Buyer’s performance of such Phase II environmental assessments; provided, however, that Buyer shall have no obligation to indemnify Sellers for any claims, liabilities, fines, losses, costs or expenses arising out of the mere discovery or uncovering of any existing contamination on any property that is the subject of such Phase II environmental assessments, nor shall Buyer have any obligation to indemnify Sellers for any claims, liabilities, fines, losses, costs or expenses relating to damage to property acquired from Sellers in accordance with this Agreement. Prior to seeking any claim for indemnity against Buyer for property damage hereunder, Sellers shall be required to provide Buyer with written notice of any alleged property damage that Sellers claim is attributable to Buyer, Buyer’s employees, contractors or agents. Buyer shall have twenty (20) days from the date of Buyer’s receipt of such notice within which Buyer may cure any such alleged property damage and if Buyer timely cures the alleged property damage, Buyer shall not be liable to indemnify Sellers hereunder (or if such cure cannot reasonably be completed within the twenty (20) day period, Buyer shall not be liable to indemnify Sellers if Buyer commences such a cure within the twenty (20) day period and diligently pursues such cure to completion).

(b) In the event of termination of this Agreement, the Buyer shall, for a period of five (5) years after such termination, keep confidential and not use or employ in its own business any material information obtained from the Sellers or the RE Holding LLCs concerning their respective properties, operations and businesses (unless readily ascertainable from public or published information or trade sources based on sources other than the Sellers) and shall return to the Sellers all copies of any schedules, statements, documents or other written information obtained in connection therewith or based thereon.

(c) After the Closing, the Buyer shall, for a period of seven (7) years after the Closing Date, preserve the Books and Records transferred to Buyer hereunder and permit the Sellers to have reasonable access during normal business hours to such Books and Records to the extent such access is reasonably required in connection with (i) the preparation of the Sellers’ Tax returns or any Tax audits or (ii) any proceedings, investigations or actions brought against any of the Sellers in connection with the assets owned by GG-TN, GG-GA or the RE Holding LLCs immediately prior to the Closing Date.

6.3. Consents and Approvals. Except to the extent contemplated by Section 6.4, prior to the Closing each of the Sellers and Buyer agrees to cooperate and use its commercially reasonable efforts to take all appropriate action and make all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement including, without limitation, its commercially reasonable efforts to (i) obtain all consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with any of the Sellers as are necessary for the complete consummation of the transactions contemplated by this Agreement, (ii) transfer all licenses and Permits of Governmental Entities that are necessary to operate the Business and that are transferable, and (iii) obtain all licenses and Permits of Governmental Entities that are otherwise necessary to operate the Business. Each of the Sellers and Buyer, respectively, agrees to use their respective commercially reasonable efforts to ensure the performance of all covenants under and the satisfaction of all closing conditions required by this Agreement.

6.4. Antitrust Filings.

(a) Prior to the Closing, the Buyer and the Sellers shall, and ARP shall cause each RE Holding LLC to, (i) take promptly all actions necessary to make the filings required of the Buyer and the Sellers, or any of their respective Affiliates under the applicable Antitrust Laws, (ii) comply at the earliest practicable date with any request for additional information or documentary material received by the Buyer, the Sellers, or any of their respective Affiliates from the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Entity pursuant to any applicable Antitrust Law and (iii) cooperate in connection with any filing under applicable Antitrust Laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by any of the Federal Trade Commission, the Antitrust Division of the Department of Justice or state attorneys general.

(b) Prior to the Closing, the Buyer and the Sellers shall, and ARP shall cause the RE Holding LLCs to, use their respective commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law. Notwithstanding anything to the contrary in this Section 6.4, in connection with any action requested by any Governmental Entity applying the Antitrust Laws, (i) neither Buyer nor any of its subsidiaries or Affiliates shall be required to dispose of, divest or hold separate any of their respective businesses, product lines or assets, including, but not limited to, agreeing to dispose of, divest or hold separate any of the Stores or Buyer’s stores, (ii) neither Buyer nor any of its subsidiaries or Affiliates shall be required to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a material adverse effect on Buyer, its subsidiaries or Affiliates, (iii) Sellers shall not be required to dispose of, divest or hold separate any of the Stores or any of its businesses other than the Business, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect and (iv) neither Buyer nor Sellers shall be required to waive any of the conditions to this Agreement. If any administrative, judicial or legislative action or proceeding is instituted (or threatened to be instituted) challenging the transaction contemplated by this Agreement as violative of any Antitrust Law, the parties shall cooperate to contest and resist any such action or proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the transactions contemplated by this Agreement, including, without limitation, by pursuing all reasonable avenues of administrative and judicial appeal.

(c) Prior to the Closing, the Buyer shall promptly inform the Sellers and the Sellers shall, and ARP shall cause each RE Holding LLC to, promptly inform the Buyer of any material communication made to, or received by such Person(s) from, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Entity regarding any of the transactions contemplated hereby.

6.5. Use of Trade Names. After Closing, none of the Sellers, nor any Affiliate of the Sellers, shall, directly or indirectly, use the name “Golden Gallon” or any name confusingly similar to said name or any other trademarks, tradenames or logos assigned pursuant to the Intellectual Property and Agreement to be Bound.

6.6. Exclusive Dealing.

(a) Until the earlier of (i) the Closing and (ii) termination of this Agreement, none of the Sellers nor Ahold USA shall take, and shall not authorize or permit their respective subsidiaries or Affiliates, or its or their respective officers, directors, members, employees, agents, representatives, consultants, financial advisors (including, without limitation, William Blair & Company), attorneys, accountants, or any other party to so take, any action to, directly or indirectly, encourage, solicit or initiate, or encourage submission of, inquiries, proposals or offers relating to the disposition of the Membership Interests, the Purchased Assets or the Business, or equity interests of GGH, GG-GA, GG-TN or any RE Holding LLC, or any portion thereof, in all cases directly or indirectly, including by way of merger or similar transaction (any such transaction, a “Competing Transaction”), or participate in any discussions or negotiations regarding any Competing Transaction, or furnish to any party any information with respect to the acquisition of Membership Interests, the Purchased Assets, the Business or equity interests of GGH, GG-GA, GG-TN or any RE Holding LLC. Notwithstanding the foregoing, the sale of inventory in the ordinary course of business shall not be prohibited by this Section 6.6.

(b) Immediately following the execution of this Agreement, the Sellers and Ahold USA and each of their Affiliates shall terminate any existing discussions or negotiations with any Persons conducted by any of them heretofore with respect to a Competing Transaction and request each Person which has heretofore executed a confidentiality agreement in connection with its consideration of engaging in a Competing Transaction to return all confidential information heretofore furnished to such Person by or on behalf of the Sellers.

(c) Until the earlier of the Closing or termination of this Agreement, if any of the Sellers or Ahold USA receives an unsolicited inquiry, proposal or offer relating to a Competing Transaction (or any request for information relating thereto), such Seller or Ahold USA, for themselves and on behalf of their Affiliates, shall promptly, but in any event within one (1) Business Day, notify the Buyer verbally or in writing of the existence of such proposal, inquiry or offer.

(d) Each of Sellers and Ahold USA acknowledges that, in view of the transactions contemplated by this Agreement, Buyer would not have an adequate remedy at law for money damages in the event that this Section 6.6 has not been performed in accordance with its terms. Each of Sellers and Ahold USA therefore agrees that Buyer shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity, and shall not be required to prove actual damages in any such action for specific performance.

6.7. Books and Records. Until the seventh anniversary of the Closing Date, the Sellers shall, to the extent necessary in connection with any Taxes (including, without limitation, the Tax basis of any asset of the Business) or other matter relating to the Business for any period ending at or prior to the Closing, and without charge to the Buyer, (i) retain and, as the Buyer may reasonably request, permit the Buyer and its agents to inspect and copy all original books, records and other documents and all electronically archived data not deliverable to the Buyer at the Closing related to the assets of the Business and (ii) make reasonably available to the Buyer the officers, directors, employees and agents of the Sellers.

6.8. Registration of USTs; Application of Proceeds Received from Funds; Remediation.

(a) After the Closing, as set forth in Section 10.2(c)(i) Buyer shall be responsible for filing all necessary applications, reports and other documents with the Funds or in connection with the Georgia UST Insurance Policy to ensure reimbursement or payment for remediation expenses incurred after the Closing, to the maximum extent permitted by applicable law or any Governmental Entity having jurisdiction, with respect to any of the USTs set forth on Schedule 3.24(d), including, without limitation, all documents necessary to effect the transfer of the eligibility of such USTs with the Funds from the RE Holding LLCs to the Buyer. Sellers shall cooperate with Buyer in connection with any such filing and shall execute such documents, attestations and forms as may be required by Buyer in connection therewith. The Sellers shall not be responsible for the payment of any UST registration fees and charges accruing after the Closing. Sellers shall maintain the Georgia UST Insurance Policy in full force and effect for so long as they have an indemnification obligation for environmental matters pursuant to Sections 10.2(a)(i), (iii), (iv), and (v). Sellers shall use commercially reasonable efforts to assist Buyer in seeking reimbursement or payment for any claims filed with the Georgia UST Insurance Policy in connection with Buyer’s performance of its obligations under this Section 6.8. After the parties’ execution of this Agreement, Sellers shall deliver to Buyer a true and complete copy of the Georgia UST Insurance Policy, together with all related schedules, including, without limitation, the “Pollution Legal Liability Schedule,” and the “Remediation Legal Liability Schedule,” amendments and exhibits thereto, and in good faith use best efforts to apply for and obtain from the Georgia UST Insurance Policy’s insurer, as promptly as practicable, one or more endorsements confirming, to Buyer’s reasonable satisfaction, that Buyer shall be entitled to submit claims under the Georgia UST Insurance Policy reasonably necessary to perform Buyer’s obligations under this Section 6.8 on the same basis and in the same manner as Sellers, as well as the following specific written endorsements to said Georgia UST Insurance Policy:

(i) an endorsement that the Georgia UST Insurance Policy covers releases of Hazardous Materials from USTs located in Georgia as set forth in Schedule 3.24(d);

(ii) an endorsement containing that required wording for endorsements as specified under the federal financial responsibility regulations for USTs, as set forth in 40 C.F.R. § 280.97(b)(1);

(iii) an endorsement stating that the Georgia UST Insurance Policy insurer will not be entitled to cancel said policy as to Buyer without cause unless Buyer is provided at least 90 days advance written notice;

(iv) an endorsement stating that Sellers’ cancellation of the Georgia UST Insurance Policy will not terminate said Policy as to Buyer or otherwise materially adversely affect Buyer’s rights under the Georgia UST Insurance Policy;

(v) an endorsement confirming that Buyer shall be entitled to coverage for liabilities contractually assumed hereunder; and

(vi) an endorsement stating that the Georgia UST Insurance Policy will cover claims submitted by Buyer in connection with Buyer’s obligations under this Agreement, notwithstanding the fact that the Buyer is not or may not be legally obligated with respect to remediation or third party claims.

(b) In the event that the Buyer recovers monies from either Fund or under the Georgia UST Insurance Policy for reimbursement of expenses incurred and paid by a RE Holding LLC prior to the Closing for remediation of any of the USTs set forth on Schedule 3.24(d), the Buyer shall pay such monies (net of recovery costs) to the Sellers. To the extent that any of the Sellers recover monies (net of recovery costs) from either Fund or under the Georgia UST Insurance Policy for reimbursement of expenses incurred and paid by a RE Holding LLC prior to the Closing for remediation of any of the USTs set forth on Schedule 3.24(d) such Seller shall be entitled to keep such monies. The Buyer shall be entitled to receive all monies from either Fund and the Georgia UST Insurance Policy with respect to reimbursement or payment of any expenses incurred by the Buyer or other Person after the Closing for remediation of any of the USTs set forth on Schedule 3.24(d) and any other remediation carried out by the Buyer or other Person after the Closing.

(c) After the Closing, the Buyer shall continue and complete all of the remediation of the Sellers set forth on Schedule 3.24(g) to the extent required by Environmental

Laws and Governmental Entities having jurisdiction; provided, however, that Buyer’s obligation to complete such remediation shall not obviate Sellers’ covenants or indemnification obligations regarding environmental matters that are contained in this Agreement. Buyer’s obligation to continue and complete the remediation of (i) the known release at Store No. 85 as set forth on Schedule 3.24(a), and (ii) any releases discovered during Buyer’s Phase II environmental assessments at Georgia locations covered under the Georgia UST Insurance Policy, is contingent upon receipt of the endorsements referenced in Section 6.8(a) above, to Buyer’s reasonable satisfaction. Notwithstanding anything else to the contrary contained in this Agreement, or in any Schedules, Exhibits or attachments hereto, including without limitation anything to the contrary contained in Section 6.8(a) or Section 10.2(c)(i), in the event Sellers are unable to secure such endorsements by Closing, then (i) except only as to Buyer’s obligations under Section 10.3(d) and Section 10.3(e), Buyer shall have no responsibility or liability whatsoever to Sellers, or any party claiming under or on behalf of Sellers, including any liability for Damages relating to environmental conditions arising from any USTs located in Georgia for which Sellers are unable or unwilling to secure eligibility for reimbursement under the Georgia Underground Storage Tank Trust Fund; (ii) Store No. 85 shall be deleted from Schedule 3.24(g); and (iii) Sellers shall be required to continue and complete any assessment or remediation at Store No. 85 and at any other Real Property or UST located in Georgia that is not covered by the Georgia Underground Storage Tank Trust Fund; provided, however, that, Buyer shall allow access for such remediation under an access agreement to be negotiated by the Sellers and Buyer on commercially reasonable terms.

6.9. Obtaining Permits. The Buyer shall be responsible for obtaining all beer licenses and non-assignable Permits necessary to operate the Business after the Closing.

6.10. Waiver of Bulk Sales Compliance. Buyer and Sellers hereby waive compliance with the bulk sales laws of any applicable jurisdiction.

6.11. Covenants Not to Compete and Not to Solicit.

(a) As an inducement for Buyer to enter into this Agreement, Ahold USA agrees (including on behalf of its Affiliates) that, for a period of four (4) years following the Closing Date, Ahold USA and its Affiliates shall not, within a three (3) mile radius of any of the Stores owned and operated by Sellers as of the Closing Date or any of the ten development properties listed on Schedule 6.11 (the “Development Properties”), directly or indirectly engage, without the prior express written consent of Buyer, in any business or activity, whether as a partner, principal, member or stockholder (except as a holder of less than 5% of the combined voting power of the outstanding stock of a publicly held company), if Ahold USA or any of its Affiliates knows or reasonably should know that such business or activity, directly or indirectly, involves (i) the operation of convenience stores, or (ii) the operation of retail stores, warehouse stores, supermarkets, club stores or chain stores that sell gasoline on their premises. For purposes of this Section 6.11, a convenience store is a structure (consisting of buildings) of 5,000 square feet or less that sells, in the retail store portion of the structure, primarily beer and tobacco products, and does not include stores that primarily sell pharmacy items and/or health and beauty items.

(b) As an inducement for Buyer to enter into this Agreement, Ahold USA also agrees (including on behalf of its Affiliates) that, for a period of four (4) years following the Closing Date, Ahold USA and its Affiliates shall not, directly or indirectly, solicit any Transferred Employee then in the employment of Buyer or any of its Affiliates to (i) terminate such employment and/or (ii) accept employment, or enter into any consulting arrangement, with anyone other than Buyer or any of its Affiliates; provided, however, that this clause shall not prohibit Ahold USA or its Affiliates from general solicitation of employment resulting solely from advertisements on radio, on television, in newspapers or in periodicals directed to the public in general, or on on-line job boards or websites or in industry publications.

(c) Anything herein to the contrary notwithstanding, (i) Ahold USA and its Affiliates may operate convenience stores, retail stores, warehouse stores, supermarkets, club stores or chain stores, so long as such operations do not violate any of the provisions of this Section 6.11; (ii) Ahold USA and its Affiliates may sell any or all of a parcel or parcels of real property (on which no convenience store is located and on which no retail store, warehouse store, supermarket, club store or chain store (whether or not selling gasoline) is then located) to any Third Person who then operates a convenience store or sells gasoline on such property; (iii) Ahold USA and its Affiliates may sell “convenience store items” in any of their respective non-convenience store retail operations that do not sell gasoline on their premises and that are within a three mile radius of any of the Stores owned or operated by Sellers as of the Closing Date or the Development Properties; (iv) this Section 6.11 shall not be binding upon any Third Person who purchases one or more parcels of real property (on which no convenience store is located and on which no retail store, warehouse store, supermarket, club store or chain store (whether or not selling gasoline) is then located (whether or not any such facilities are in operation)) from Ahold USA or its Affiliate that is within a three mile radius of any of the Stores owned and operated by Sellers as of the Closing Date or any of the Development Properties; and (v) this Section 6.11 shall not apply with respect to any retail stores, warehouse stores, supermarkets, club stores or chain stores acquired (but not newly built by or on behalf of Ahold USA or its Affiliates) after the date hereof by Ahold USA or its Affiliates from a Third Person.

(d) At the Closing, Ahold USA (including on behalf of its Affiliates) and Sellers shall irrevocably assign and transfer, to the extent assignable and transferable, to Buyer all of Ahold USA’s and Sellers’ rights under and in the Business which restrict the rights of, and impose duties on, other Persons having a relationship with the Business, including agreements regarding competition with and/or interference with the Business in any way whatsoever and/or the solicitation of employees of Buyer, as successor to Sellers, related to the Business in any way whatsoever; provided, however, that to the extent such agreements are not assigned at the Closing, Sellers shall take whatever actions Buyer may reasonably request to enforce such agreements, at the Buyer’s cost and expense. This assignment shall be only the assignment of the benefits of these rights and shall be free and clear of any Encumbrance or any of the duties of any other party under such agreements, or any other duties or obligations of Sellers and Ahold USA.

(e) For the avoidance of doubt, except as expressly provided in this Section 6.11, the terms and provisions contained in this Section 6.11 shall be binding on any and all successors and assigns of Ahold USA and its Affiliates, and any Person that purchases a subsidiary or division of Ahold USA engaged in (i) the convenience store business, (ii) the operation of retail stores, warehouse stores, supermarkets, club stores or chain stores that sell gasoline on their premises or (iii) the operation of retail stores, warehouse stores, supermarkets, club stores or chain stores within a three mile radius of any of the Stores owned and operated by Sellers as of the Closing Date.

(f) The parties to this Agreement agree that (i) if Ahold USA or any of its Affiliates breaches any provision of this Section 6.11, the damage to Buyer will be substantial, although difficult to ascertain, and money damages will not afford Buyer an adequate remedy, and (ii) if Ahold USA or any of its Affiliates is in breach of any provision of this Section 6.11, or threatens a breach of any provision of this Section 6.11, Buyer shall be entitled, in addition to all other rights and remedies as may be provided by law, to specific performance and injunctive and other equitable relief to prevent or restrain a breach of any provision of this Section 6.11. The rights and remedies provided herein are cumulative and are not exclusive of any rights or remedies that either party may otherwise have at law or in equity.

(g) The rights of Buyer under this Section 6.11 are assignable, in whole, to any Person who is a successor to the entire Business or substantially all of the Purchased Assets.

6.12. Financing.

(a) Buyer hereby agrees to use commercially reasonable efforts to complete the financing on the terms set forth in the Commitments as further described in Section 4.6. Buyer will duly pay any and all commitment and other fees required by, or contemplated in connection with, the Commitments that become due after the date hereof and prior to the Closing. Buyer will keep Sellers informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the financing. In the event that Buyer is unable to obtain the financing on the terms set forth in the Commitments, Buyer shall use its commercially reasonable best efforts to obtain alternative financing with overall pricing, cost, timing and maturity terms that are not materially less favorable, and other terms that are no less favorable in any material respect, to Buyer than those contained in the Commitments. Sellers hereby agree to use reasonable efforts to assist and cooperate with Buyer in its efforts to arrange and obtain the financing on the terms set forth in the Commitments, including by making its Books and Records and personnel available to lenders upon such lenders’ reasonable request.

(b) If this Agreement is terminated pursuant to Section 9.1 and on the date of such termination Buyer has failed to fulfill the closing condition described in Section 7.20, Sellers shall, for a period of one (1) year after the date of such termination, have the right to purchase from Buyer, at Buyer’s direct cost therefor, (i) any environmental assesments (including but not limited to Phase I and Phase II environmental assessments), (ii) surveys, and (iii) appraisals relating to the Real Property.

6.13. Delivery of Additional Audited Financial Statements.

(a) At such time as the audit with respect to the Additional Audited Financial Statements and the Nine-Month Audited Financial Statements is substantially complete (including with respect to the Nine-Month Audited Financial Statements after the Closing), Buyer shall have the right to (i) review the work papers of the Sellers’ auditors relating to the

Business, and (ii) meet and to confer with such auditors prior to the issuance of such auditor’s opinion.

(b) Sellers shall use commercially reasonable efforts to deliver to Buyer, as promptly as is reasonably practicable, but no later than thirty-five (35) days following the date of this Agreement, (i) audited financial statements of GG-GA, GG-TN and each RE Holding LLC for the year ended December 28, 2002 (including a statement of cash flows) which (A) include an unqualified opinion of Sellers’ auditors and (B) comply in all respects with Regulation S-X), and (ii) audited financial statements of Sellers for the year ended December 29, 2001 (including a statement of cash flows) which (A) include an unqualified opinion of such auditors and (B) comply with Regulation S-X (each of (i) and (ii), the “Additional Audited Financial Statements”).

(c) As soon as available, Sellers shall deliver to Buyer the unaudited financial statements of GG-GA, GG-TN and each RE Holding LLC for the thirty-two (32) week period ended August 9, 2003 (including a statement of cash flows) (the “Preliminary Unaudited Financial Statements”).

(d) Sellers shall also use commercially reasonable efforts to deliver to Buyer, as promptly as is reasonably practicable, audited financial statements of GG-GA, GG-TN and each RE Holding LLC for the forty (40) week period ended October 4, 2003 (including a statement of cash flows) which (A) include an unqualified opinion of Sellers’ auditors and (B) comply in all respects with Regulation S-X (the “Nine-Month Audited Financial Statements”).

(e) Prior to the Closing, Sellers shall also promptly deliver to Buyer such additional unaudited interim financial statements for each four week period that are regularly prepared by Sellers in connection with the operation of the Business.

6.14. Use of Signage and Inventory. Buyer understands that it will have after the Closing signage and inventory which bear the BI-LO name and logo. For a period of ninety (90) days from the Closing Date, and solely with respect to signage bearing the BI-LO name or logo acquired by Buyer pursuant to this Agreement (and as set forth on Schedule 6.14), BI-LO Brands hereby grants to Buyer a paid-up license to use any trademarks, trade names, trade dress, copyright or other proprietary rights of BI-LO associated with such signage; provided, that Buyer agrees to use its commercially reasonable efforts to remove such signage at the earliest practicable date following the Closing. Solely with respect to inventory bearing the BI-LO name or logo acquired by Buyer pursuant to this Agreement, BI-LO Brands hereby grants to Buyer a paid-up license, to remain in effect with respect to such inventory for a period not to exceed six (6) months, to use any trademarks, trade names, trade dress, copyright or other proprietary rights of BI-LO Brands associated with such inventory. Such licenses shall be in addition to other licenses granted hereunder or under the Intellectual Property and Agreement to be Bound in accordance with the terms of such agreements. Buyer acknowledges that uniform standards of quality are necessary to prevent damage to and to maintain the public image associated with the BI-LO mark. Therefore, Buyer agrees that goods and services offered under the BI-LO mark during the term of the license will be of at least the same level of quality that Sellers currently and historically have maintained, and Buyer will not materially modify the quality or nature of the goods or services. Upon notice of any concerns Sellers have regarding the quality of the goods or services offered under the BI-LO mark, the parties agree to negotiate in good faith to ensure reasonable steps are promptly taken to address Sellers’ concerns. Notwithstanding the foregoing, Buyer shall not be entitled to use the BI-LO name and/or logo in any manner or form except as provided in this Section 6.14.

6.15. Condemnation Proceedings. Prior to the Closing, Sellers shall, and ARP shall cause each applicable RE Holding LLC to, (i) take promptly all commercially reasonable actions necessary to preserve any rights which such RE Holding LLC may have in connection with any Condemnation Proceeding and (ii) comply at the earliest practical date with any request for additional information or documentation received from any Governmental Entity in connection with any Condemnation Proceeding. Buyer shall have the right to participate in any such proceedings and neither Seller nor any RE Holding LLC shall compromise or settle any such proceeding without first having obtained the prior written approval of Buyer.

6.16. Cigarette Contract. Sellers shall promptly, but in any event prior to the Closing, (i) discontinue the sale of Silver Cigarettes in the Stores, (ii) remove all inventory of Silver Cigarettes from the Stores and (iii) terminate the Silver Cigarette Agreement. Sellers agree to be liable for any termination fee or other liability associated with the Silver Cigarette Agreement. Sellers shall take any and all other actions and pay all such costs as are necessary in order to comply with the terms and provisions of this Section 6.16 prior to the Closing.

6.17. Transition Services. To the extent reasonably required to enable Sellers to satisfy their obligations under Section 6.13 of this Agreement and to transition from the Business, the Buyer shall, for a period of sixty (60) days from the Closing, provide personnel and/or representatives of the Sellers with reasonable access during normal business hours (to the extent practicable) to the office space, telecommunications, computer equipment and systems, documents, data and other records used in the Business and to any other areas, equipment and documents used in the Business that are reasonably requested by Sellers during such period after the Closing Date. Sellers shall reimburse Buyer promptly for any costs related to the use of such office space, telecommunications services and computer equipment and systems by Sellers’ personnel and/or representatives after the Closing Date except for any such use that is necessary in connection with the preparation of the Nine-Month Audited Financial Statements.

6.18. Termination of Petrey Agreement. Prior to Closing, Sellers shall provide documentation and other written evidence satisfactory to Buyer in its sole discretion that Sellers have terminated the Petrey Agreement. Sellers shall take any and all other actions and pay all such costs as are necessary in order to comply with the terms and provisions of this Section 6.18 prior to the Closing.

6.19. Procurement of Guaranty and Intellectual Property and Agreement to be Bound. Sellers shall cause (i) Royal Ahold and Ahold USA to deliver to Buyer a guaranty substantially in the form attached hereto as Exhibit E (the “Guaranty”) and (ii) Royal Ahold to deliver the Intellectual Property and Agreement to be Bound. As described in further detail in the Guaranty, the guaranty provided by Royal Ahold and Ahold USA shall be a guaranty of payment, not of performance.

6.20. Right of First Offer. For a period of four (4) years after the Closing Date, should Buyer propose to sell or lease any, or a portion of, Real Property listed on Schedule 3.1(c) as an “Owned Site for Store Development” or an “Owned Investment Property” to any party excluding (i) an Affiliate of Buyer, (ii) in connection with a sale-leaseback transaction or (iii) the sale of Buyer or the Business as a whole, Buyer shall first provide notice of such proposed sale to BI-LO. For a period of fifteen (15) days after receipt of such notice, BI-LO shall have the exclusive one-time right to negotiate with Buyer to purchase such parcel of Real Property.

6.21. UST Removal. On or before Closing, Sellers shall have caused the relocation and any associated remediation in compliance with all applicable Environmental Laws and the requirements of all Government Entities having jurisdiction of the three (3) USTs located at Store number 231 that have been identified for relocation under the Tennessee Petroleum Underground Storage Tank Trust Fund.

6.22. South Carolina Stores. Sellers shall take all steps necessary to ensure that, as of the Closing and thereafter, as a result of any action by Sellers, the South Carolina Stores shall not be operated under the “Golden Gallon” trade name or trade dress and shall not otherwise use any other Intellectual Property of the Business.

6.23. Amendment to Declaration; Put Right. Sellers shall use commercially reasonable efforts to cause to be recorded in the real property records of the jurisdiction in which Store No. 601 is located an amendment (which amendment shall be in a form reasonably satisfactory to Buyer) to the declaration currently encumbering the parcel of Real Property on which Store No. 601 is located providing that such parcel will not be subect to the restriction against fueling or washing of automobiles, trucks, boats, recreational vehicles and/or mobile homes currently set forth in said declaration. If such amendment is not so recorded within the three (3) year period commencing on the Closing Date and during such three-year period such restriction is enforced by any Person having enforcement rights thereunder such that Buyer shall be enjoined or otherwise prohibited from using such parcel of Real Property for the fueling or washing of automobiles, trucks, boats, recreational vehicles and/or mobile homes, then Buyer will have the right, as Buyer’s sole and exclusive remedy therefor, to require Sellers to repurchase such parcel of Real Property (including the Store and all other improvements thereon) at a purchase price equal to the greater of (i) $500,000 or (ii) five (5) times the earnings (before deduction of interest expenses, taxes, depreciation, and amortization) of such Store No. 601 for the twelve (12) months prior to the date such restriction was enforced by giving written notice of Buyer’s exercise of such put right to Sellers prior to the expiration of such three-year period, in which event the closing of such repurchase shall occur on or before the date sixty (60) days after Sellers’ receipt of such written notice; at such closing, Sellers shall pay the aforesaid purchase price to Buyer and repurchase such parcel (including the Store and all other improvements thereon) and all rights, privileges, and appurtences relating thereto (collectively, such parcel, Store, improvements, rights, privileges, and appurtenances are herein referred to as the “Store Property”) and Buyer shall (i) sell and convey to Sellers good and marketable fee simple title to the Store Property with no Encumbrances other than any Encumbrances to which such parcel is subject as of the Closing Date, (ii) deliver sole and exclusive possession of the Store Property to Sellers in the same condition and repair, in all material respects, as the condition and repair thereof on the Closing Date (subject to reasonable wear and tear), and (iii) execute and deliver to Sellers a limited warranty deed, applicable assignments, and any other closing documents reasonably requested by Sellers in connection with such repurchase. Notwithstanding any such repurchase, however, Sellers shall not assume any duty, obligation, or liability arising in connection with, or otherwise with respect to, the Store Property or the operation thereof during the period of time commencing on the Closing Date and expiring upon the closing of such repurchase or arising from, by reason of or in connection with any event or circumstance occurring or existing during such period of time (other than any event or circumstance occurring or existing at or prior to the Closing), and, at any such repurchase closing, Buyer shall execute and deliver an indemnity agreement (in form reasonably acceptable to Sellers and Buyer) whereby Buyer agrees to indemnify, defend and save and hold the Sellers (and their respective Affiliates, members, shareholders, officers and directors) harmless after such repurchase closing in respect of any and all claims, liabilities, losses, costs, damages and expenses, including, subject to the last sentence of Section 10.4(b), reasonable attorneys’ fees and expenses, arising from, by reason of or in connection with the Store Property or the operation thereof, or circumstance occurring or existing, during such period of time (other than any event or circumstance occurring or existing at or prior to the Closing).

ARTICLE VII

CONDITIONS PRECEDENT TO THE BUYER’S PERFORMANCE

The obligation of the Buyer to purchase the Membership Interests and Purchased Assets and to assume the Assumed Liabilities under this Agreement is subject to the satisfaction or waiver, at or prior to Closing, of the following conditions set forth in this Article VII:

7.1. Accuracy of Representations. Each representation and warranty of the Sellers shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date as though made at that time.

7.2. Performance of the Sellers. Each of the Sellers shall have performed, satisfied, and complied with, in all material respects, all covenants, agreements, and conditions required by this Agreement to be performed or complied with by each of them on or before the Closing Date.

7.3. No Material Adverse Change. Prior to the Closing Date, there shall not have been any Material Adverse Change.

7.4. Good Standing and Other Certificates.

(a) Each of the Sellers shall have delivered to the Buyer (i) a copy of its certificate of authorization, including all amendments thereto, certified by the Secretary of the State of the State of Delaware, (ii) where applicable, certificates from the Secretary of the State of the State of Delaware to the effect that such Seller is in good standing and (iii) certificates from the Secretary of State or other appropriate official in each jurisdiction in which the character or location of the properties owned or leased by such Person or the nature of its businesses makes qualification to do business necessary, to the effect that it is in good standing in such jurisdictions (or equivalent certificate) and (iv) a copy of the operating agreement of such Seller, certified by the secretary of such Seller as being true and correct and in effect on the Closing Date.

(b) The Sellers shall have delivered to the Buyer, with respect to each RE Holding LLC, (i) a copy of its certificate of authorization, including all amendments thereto, certified by the Secretary of the State of the State of Delaware, (ii) certificates from the Secretary of State of the State of Delaware to the effect that such Person is in good standing in such jurisdiction, (iii) certificates from the Secretary of State or other appropriate official in each jurisdiction in which the character or location of the properties owned or leased by such Person or the nature of its businesses makes qualification to do business necessary, to the effect that it is in good standing in such jurisdictions (or equivalent certificate) and (iv) a copy of such Person’s operating agreement, certified by its secretary as being true and correct and in effect on the Closing Date.

7.5. Officers’ Certificate. The Buyer shall have received a certificate from an executive officer of each Seller in such detail as the Buyer or its counsel may reasonably request that the conditions specified in Sections 7.1, 7.2, 7.3, 7.6, 7.8, 7.21, 7.22 and 7.23 have been complied with.

7.6. Absence of Litigation. No action, suit, or proceeding before any court or any governmental body or authority pertaining to the transactions contemplated by this Agreement, or to their consummation, shall have been instituted or, to the Knowledge of the Sellers, threatened on or before the Closing Date.

7.7. Approval. The execution and delivery of this Agreement by each of the Sellers and the performance of its covenants and obligations hereunder shall have been duly authorized by all necessary manager, member or other action, and the Buyer shall have received a certificate of the corporate secretary or assistant secretary of each of the Sellers to the effect that the attached resolutions pertaining to such authorization have not been revoked, modified, amended or rescinded and are still in full force and effect and that all other necessary action has been taken.

7.8. Consents. All permits, agreements, approvals, filings, waivers and consents of any Person or Governmental Entity set forth on Schedule 7.8, shall have been made or obtained by the Sellers and delivered to the Buyer (without, in the case of any contracts and leases set forth on Schedule 7.8, any material modifications to such contracts or leases), and including without limitation, the waivers of any rights of first refusal to purchase any Stores that may be held by Exxon, TCBY, or any other party to any of the contracts or leases relating to such Stores.

7.9. Opinion of Sellers’ Counsel. The Sellers shall have delivered to the Buyer an opinion of Kilpatrick Stockton LLP, counsel for the Sellers, or, as to the Guaranty and Intellectual Property and Agreement to be Bound, in-house counsel for Royal Ahold, containing in substance the opinions specified on Exhibit F hereto.

7.10. Bill of Sale. Each of GG-TN and GG-GA shall have executed the Bill of Sale and such other instruments of conveyance and transfer, assignments of agreements, assignment of patents, trademarks, trade names and goodwill as the Buyer or its counsel may request to effect or evidence the consummation of the transactions contemplated by this Agreement.

7.11. Motor Vehicle Title Conveyance. GG-TN and GG-GA shall have delivered to the Buyer bills of sale and motor vehicle titles conveying title of the Sellers to each owned vehicle constituting part of the Purchased Assets.

7.12. Approval of Documents. The form and substance of all certificates, instruments, opinions, and other documents required to be delivered to the Buyer under this Agreement shall be reasonably satisfactory in all respects to the Buyer and its counsel.

7.13. Release of Liens. All Encumbrances (except Permitted Encumbrances) on or affecting the Purchased Assets and the Real Property shall have been released and evidence thereof satisfactory to the Buyer shall have been delivered to the Buyer.

7.14. FIRPTA Compliance. The Buyer shall have received a non-foreign person affidavit from Sellers, dated the Closing Date, as required by Section 1445(a) of the Code.

7.15. Hart-Scott-Rodino. The applicable waiting period under the HSR Act shall have expired.

7.16. Intellectual Property and Agreement to be Bound. Royal Ahold shall have executed and delivered to Buyer the Intellectual Property and Agreement to be Bound, pursuant to which it shall transfer certain Intellectual Property to Sellers and agree to be bound on its own behalf and on behalf of its Affiliates to the provisions of Section 6.11 hereof.

7.17. Guaranty. Royal Ahold and Ahold USA shall have executed and delivered to Buyer the Guaranty.

7.18. Assignment and Assumption Agreement. Sellers shall have executed and delivered to Buyer the Assignment and Assumption Agreement.

7.19. Additional Audited Financial Statements. Sellers shall have delivered to Buyer the Additional Audited Financial Statements.

7.20. Financing. Buyer shall have obtained financing for the transactions contemplated by this Agreement on terms not materially less favorable to Buyer than those specified in the Commitments.

7.21. Petrey. Sellers shall have provided documentation and other written evidence satisfactory to Buyer in its sole discretion that the Petrey Agreement has been terminated.

7.22. Termination of Affiliate Leases. Sellers shall have terminated in writing each of those leases and subleases by and between any of Sellers, on the one hand, and any of the RE Holding LLCs on the other hand.

7.23. Cigarette Contract. Sellers shall have (i) discontinued the sale of Silver Cigarettes in the Stores, (ii) removed all inventory of Silver Cigarettes from the Stores and (iii) terminated the Silver Cigarette Agreement.

7.24. EBITDA-Based Closing Payment Adjustment. Buyer shall not be obligated to close if the adjustment to the Closing Payment under Section 2.3(a)(iii) would have, but for the limitation contained therein, exceeded $6 million.

7.25. Financial Responsibility for Georgia USTs. Sellers shall obtain and deliver to Buyer, to Buyer’s reasonable satisfaction and at commercially reasonable rates, a bound and enforceable insurance policy commitment from the insurer of the Georgia UST Insurance Policy providing insurance coverage for Buyer for all Real Property and USTs located in Georgia as set forth on Schedule 3.24(d), with premium costs to borne at Buyer’s sole expense. Such insurance policy commitment shall be in a form and in amounts required for Buyer’s compliance with 40 C.F.R. 280.93 and 280.97 and applicable Georgia UST financial responsibility regulations, shall reflect all of the material terms and conditions of the Georgia UST Insurance Policy, endorsements referenced in Sections 6.8(a)(i), (ii), (iii), (v) and (vi) above, and shall provide coverage limits reasonably acceptable to Buyer, and in no event below the minimum requirements of the Georgia Underground Storage Tank Act (O.C.G.A. § 12-13-1 et seq. and regulations promulgated thereunder). Buyer agrees to exercise best efforts to review and approve such commitment as promptly as practicable, such approval not to be unreasonably withheld. Nothing contained in this Section 7.25 shall prohibit Buyer from applying for and obtaining its own insurance coverage for the Georgia USTs to be acquired by Buyer under this Agreement; provided in such case if Buyer solicits and receives an irrevocable offer of coverage in the form of a binding and enforceable commitment from an A or greater rated insurer licensed to provide coverage in Georgia committing to an insurance policy in all material respects meeting the requirements outlined above, Buyer will notify Seller in writing within a reasonable period of time, not to exceed five (5) Business Days, and Sellers’ obligations under this Section 7.25 will be extinguished.

7.26. Nine-Month Audited Financial Statement Comfort. Buyer shall not be required to consummate the Closing if, at least three (3) Business Days prior to such proposed Closing Date, it has not received comfort (satisfactory to Buyer in Buyer’s sole discretion) that the Nine-Month Audited Financial Statements will be completed and delivered within thirty (30) days after the Closing Date. If such comfort is not received by Buyer at least three (3) Business Days prior to a proposed Closing Date, (i) such proposed Closing Date shall be postponed for a period of seven (7) days, (ii) the closing condition and postponement provisions described above shall continue to be effective with respect to such new proposed Closing Date and (iii) each reference to a period of days in Section 9.1(b) shall be increased by seven (7) days. Notwithstanding the above or anything else in this Agreement to the contrary, should Buyer fail to receive such comfort described in this Section 7.26 by November 30, 2003, either Sellers or Buyer may terminate this Agreement by written notice to the other and such termination shall be treated as having been made pursuant to Section 9.1(b).

ARTICLE VIII

CONDITIONS PRECEDENT TO THE SELLERS’ PERFORMANCE

The obligations of the Sellers to sell the Membership Interests and the Purchased Assets pursuant to this Agreement are subject to the satisfaction or waiver, at or prior to the Closing Date, of the following conditions set forth in this Article VIII:

8.1. Buyer’s Warranties. Each representation and warranty of the Buyer shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date as though made at that time.

8.2. Performance of Buyer. The Buyer shall have performed, satisfied, and complied with, in all material respects, all of its covenants, agreements, and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

8.3. Corporate Approval. The execution and delivery of this Agreement by the Buyer, and the performance of its covenants and obligations hereunder, shall have been duly authorized by all necessary corporate action, and the Sellers shall have received a certificate of the corporate secretary or assistant secretary of the Buyer to the effect that the attached resolutions pertaining to such authorization have not been revoked, modified, amended or rescinded and are still in full force and effect and that all other necessary action has been taken.

8.4. Opinion of the Buyer’s Counsel. The Buyer shall have delivered to the Sellers an opinion of Bingham McCutchen LLP, counsel for the Buyer, containing in substance the opinions specified on Exhibit G hereto.

8.5. Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority pertaining to the transactions contemplated by this Agreement, or to their consummation, and which could be reasonably expected to result in material liability to the Sellers, shall have been instituted or, to the knowledge of the Buyer, threatened on or before the Closing Date.

8.6. Officer’s Certificate. The Sellers shall have received a certificate from the chief executive officer of the Buyer stating, in such detail as the Sellers or their counsel may reasonably request, that the conditions specified in Sections 8.1, 8.2 and 8.5 have been complied with.

8.7. Assignment and Assumption Agreement. Buyer shall have executed and delivered to Sellers the Assignment and Assumption Agreement.

8.8. Hart-Scott-Rodino. The applicable waiting period under the HSR Act shall have expired.

8.9. EBITDA-Based Closing Payment Adjustment. Sellers shall not be obligated to close if the adjustment to the Closing Payment under Section 2.3(a)(ii) would have, but for the limitation contained therein, exceeded $6 million.

ARTICLE IX

TERMINATION

9.1. Termination. This Agreement may be terminated in writing at any time before the Closing:

(a) by mutual consent of the Buyer and the Sellers;

(b) subject to the provisions of Section 7.26, by either the Buyer or the Sellers, if the Closing shall not have occurred on or before the date which is the later of (i) sixty-six (66) days from the date of this Agreement, (ii) in the event that the Additional Audited Financial Statements are delivered by Sellers to Buyer on a date that is after that date which is thirty-five (35) days following the date of this Agreement, sixty-six (66) days from the date of this Agreement plus the number of days after the date of this Agreement upon which such Additional Audited Financial Statements are actually delivered to Buyer, less thirty-five (35) days (provided, that in no event shall the date provided for in clause (ii) of this Section 9.1(b) extend beyond that date which is eighty (80) days from the date of this Agreement) or (iii) in the event that there is a dispute in connection with the calculation of Actual Store Level EBITDA, sixty-six (66) days from the date of this Agreement or if extended pursuant to clause (ii) of this section that number of extended days pursuant to clause (ii), plus the number of days after the date of this Agreement upon which such dispute is resolved less the number of days after the date of this Agreement on which an Objection Notice was delivered to Sellers pursuant to Section 2.3(b) (provided that in no event shall the date provided for in clause (iii) of this Section 9.1(b) extend beyond ninety-six (96) days from the date of this Agreement) for a reason other than a breach by the Buyer or any of the Sellers of (x) any of their respective representations or warranties hereunder in any material respect, (y) any of their respective obligations (other than those contained in Section 2.9) hereunder in any material respect, or (z) any of their respective obligations contained in Section 2.9;

(c) by either the Buyer or the Sellers if a court of competent jurisdiction shall have issued an order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

(d) by the Buyer, if the Sellers shall breach any of their respective representations, warranties, covenants or obligations (other than the covenant contained in Section 6.13) hereunder in any material respect and, if curable, such breach shall not have been cured or waived within ten (10) Business Days after receipt of notice of such breach from the Buyer;

(e) by the Sellers, if the Buyer shall breach any of its representations, warranties, covenants or obligations hereunder in any material respect and, if curable, such breach shall not have been cured or waived within ten (10) Business Days after receipt of notice of such breach from the Sellers; or

(f) notwithstanding the terms and provisions of Section 9.1(b), by the Buyer, if Sellers have not delivered to the Buyer the Additional Audited Financial Statements on or before that date which is forty-nine (49) days from the date of this Agreement; provided, that, notwithstanding anything contained in this Section 9.1 to the contrary, if Sellers at any time after that date which is forty-nine (49) days from the date of this Agreement provide a letter from Sellers’ accountants stating that Sellers’ accountants will be unable to deliver, on or before that date which is eighty (80) days following the date of this Agreement, the Additional Audited Financial Statements, then Buyer must either waive the closing condition contained in Section 7.19 of this Agreement or terminate this Agreement pursuant to this Section 9.1, in either event within a reasonable period of time after the delivery of such letter.

9.2. Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 9.1, all obligations of the parties hereto under this Agreement shall terminate and there shall be no liability of any party hereto to any other party except (i) the obligations of the parties under Sections 6.2(b), 6.12(b), 12.1, and 12.2 which shall survive the termination of this Agreement, and (ii) that nothing herein shall relieve any party from liability hereunder for a breach of (x) (1) in the case of any of the Sellers, any covenant or obligation contained in Section 2.1, 2.3, 2.4, 2.6, 2.9, 5.2, 5.3, 6.1, 6.2(a), 6.3, 6.4, 6.6, 11.1, 11.2, 12.1, or 12.11 or (2) in the case of the Buyer, any covenant or obligation contained in Section 2.1, 2.5, 2.6, 2.9, 5.1, 6.2(b), 6.4, 11.2, 12.1 or 12.11 or (y) any representation or warranty under this Agreement; provided that, in the case of any party’s breach of any representation or warranty under this Agreement, such breach, together with any other breaches by such party of any representations or warranties under this Agreement, has or will or, if the Closing would have occurred, would have, resulted in aggregate Damages to the innocent party in excess of Five Million Dollars ($5,000,000).

ARTICLE X

SURVIVAL OF REPRESENTATIONS AND

WARRANTIES, INDEMNIFICATION

10.1. Survival of Representations, Warranties and Covenants. The respective representations and warranties of the Sellers and the Buyer contained in this Agreement or in any Schedule attached hereto shall survive the purchase and sale of the Membership Interests and Purchased Assets pursuant to this Agreement until January 31, 2005, except that, (a) the representations and warranties of the Sellers contained in Section 3.24 shall survive the Closing for a period of three (3) years from the Closing Date, (b) the representations and warranties of the Sellers contained in Section 3.11 and Section 3.17 shall continue through 120 days after the expiration of the applicable statute of limitations, and (c) the representations and warranties of the Sellers, or as the case may be, the Buyer contained in Sections 3.1, 3.2, 3.3, the second sentence of Section 3.8, the third sentence of Section 3.25, and Sections 4.1 and 4.2 shall survive the Closing indefinitely. The covenants of the Sellers, or as the case may be, the Buyer, contained in this Agreement shall survive the Closing indefinitely (or as otherwise specified in this Agreement).

10.2. Sellers’ Indemnity.

(a) The Sellers, jointly and severally, agree to indemnify, defend and save and hold the Buyer and each of the RE Holding LLCs (and their respective Affiliates, members, shareholders, officers and directors) harmless after the Closing in respect of any and all claims, liabilities, losses, costs, damages and expenses, including, subject to the last sentence of Section 10.4(b), reasonable attorneys’ fees and expenses (collectively, “Damages”) arising from, by reason of or in connection with:

(i) any breach or inaccuracy of any representation or warranty on the part of any of the Sellers contained (A) in this Agreement other than Section 3.11 or (B) in any certificate or other instrument provided by any of the Sellers pursuant to this Agreement;

(ii) any breach of any covenant contained in this Agreement on the part of any of the Sellers or BI-LO (including those contained in Article V);

(iii) any investigation, cleanup, removal, remediation or response action required under any Environmental Law or Governmental Entity having jurisdiction in connection with the actual or alleged presence or release, at or prior to the Closing, of Hazardous Materials in, on, under, at or about any of the Real Property or originating in, on, under, at or about any of the Real Property and migrating offsite, including without limitation, such Hazardous Materials in or from any above-ground storage tanks or USTs currently or previously located on any of the Real Property; except to the extent that the negligence, recklessness or willful acts of Buyer or Buyer’s employees, contractors or agents cause a Significant Increase in the Damages, in which case the Damages shall be allocated to each party according to its relative contribution to such Damages (as used in this Article X “Significant Increase” means an increase in Damages of 10% or $25,000, whichever is greater);

(iv) any Environmental Claim or violation of any Environmental Law relating to (x) any of the Real Property or any Hazardous Materials in, on, under, at or about any of the Real Property or originating in, on, under, at or about any of the Real Property and migrating offsite, or (y) the operations of any RE Holding LLC, GG-TN, GG-GA or, as to the Stores, Business or Real Property, GGH or their Affiliates, agents, contractors or subcontractors, in the case of (x) or (y) to the extent arising from conditions, events or circumstances occurring or existing at or prior to the Closing, whether or not known prior to the Closing; and in the case of clause (x) or (y), except to the extent that the negligence, recklessness or willful acts of Buyer, Buyer’s employees, contractors or agents cause a Significant Increase in the Damages, in which case the Damages shall be allocated to each party according to its relative contribution to such Damages;

(v) to the extent that any insurance policy maintained by or on behalf of the Sellers, including without limitation the Georgia UST Policy, provides coverage for USTs located in Tennessee as set forth in Schedule 3.24(d), any Damages arising from the maintenance by or on behalf of the Sellers of any such insurance policy, including without limitation (i) any costs for which the Tennessee Petroleum Underground Storage Tank Fund has provided reimbursement to or on behalf of any of the Sellers after the effective date of any such insurance policy with respect to such USTs located in Tennessee, (ii) any costs related to the jeopardizing or forfeiture of Sellers’ or Buyer’s eligibility and coverage under the Tennessee Petroleum Underground Storage Tank Fund by reason of the existence of such policy with respect to such USTs located in Tennessee, and (iii) any costs, fines, or penalties related to the Sellers’ non-disclosure of the existence of any such policy as required by law, rule, or the Tennessee Department of Environment and Conservation; provided, however, that, except as may otherwise be required under applicable law, rule or judicial order, nothing contained herein shall be deemed to require Sellers to correct or amend any past disclosures to the Tennessee Petroleum Underground Storage Tank Fund or the Tennessee Department of Environment and Conservation;

(vi) any liabilities including, but not limited to wages, benefits, penalties and interest arising under WARN or any other similar state law (other than claims by

Transferred Employees or by any labor union representing such Transferred Employees with respect to events or circumstances arising after the Closing);

(vii) the failure to comply with applicable bulk sales laws;

(viii) any and all liabilities or obligations of Sellers or the Business that are not Assumed Liabilities (including without limitation any and all liabilities related to the Excluded Assets);

(ix) any and all liabilities or obligations of Sellers or the Business related to the Golden Gallon Litigation; provided that, with respect to the Golden Gallon Litigation, Buyer shall have the right (but not the obligation) to participate in the defense thereof through counsel of Buyer’s choice at Buyer’s expense and, except for a Permitted Settlement, Royal Ahold and Sellers shall not settle such litigation without first obtaining Buyer’s prior written consent thereto;

(x) any breach by Royal Ahold of the terms and provisions of the Intellectual Property and Agreement to be Bound; and

(xi) any liabilities related to the Silver Cigarette Agreement or the termination of the Petry Agreement.

(b) Tax Indemnification. The Sellers, jointly and severally, agree to indemnify, defend and hold harmless the Buyer (and its shareholders, officers and directors) against (i) all Taxes resulting from, arising out of, or incurred with respect to, any claim that may be asserted by any party based upon, attributable to, or resulting from any breach by the Sellers of the representations set forth in Section 3.11 and (ii) all Taxes imposed on or with respect to the income, operations or assets of the Sellers or any RE Holding LLC in respect of Pre-Closing Periods and (iii) reasonable costs and expenses, including accounting and attorney fees and costs, related to the defense of any Tax Matter with respect to Taxes covered by clauses (i) or (ii) hereof, except costs and expenses related to any Tax Matter for which Sellers have acknowledged their liability pursuant to this Agreement.

(c) Environmental Indemnities, etc.

(i) The Buyer shall use, at Sellers’ cost and expense, commercially reasonable efforts to apply for reimbursement or payment under the relevant Fund or Georgia UST Insurance Policy with respect to Damages incurred in connection with any UST which meets the requirements for eligibility for reimbursement under such Fund or Georgia UST Insurance Policy. Any funds actually recovered (net of costs of recovery) by the Buyer from the relevant Fund or Georgia UST Insurance Policy will be reimbursed to the Sellers within thirty (30) days of receipt of such funds in order to offset payments, if any, the Sellers have previously made to the Buyer pursuant to the Sellers’ indemnity obligations hereunder (but only to the extent the reimbursement under such Fund or Georgia UST Insurance Policy is for the same matter for which Sellers have provided such indemnification), unless such funds are being paid to the Sellers pursuant to Section 6.8. Sellers’ indemnity obligations shall not in any way be limited or affected by the Buyer’s agreement to apply for such reimbursement or payment.

(ii) For greater certainty, with respect to (x) the indemnity provisions set forth in Section 10.2(a)(iii), the Sellers shall not be obligated to indemnify the Buyer unless the Buyer has a “reasonable basis” for such investigation, cleanup, removal, remediation or response action, (y) the indemnity provisions set forth in Section 10.2(a)(iv), the Sellers shall not be obligated to indemnify the Buyer if such Environmental Claim or such violation of Environmental Law is the result of the Buyer having taken any voluntary action or having voluntarily directed a third party to take any action without, in each case, having had a “reasonable basis” and (z) the indemnity provisions set forth in Section 10.2(a)(i) (to the extent they relate to Section 3.24(a)), the Sellers shall not be obligated to indemnify the Buyer if the generation, use, treatment, disposal, storage, transportation or release of such Hazardous Materials is discovered as a result of the Buyer having taken any voluntary action or having voluntarily directed a third party to take any action without, in each case, having had a “reasonable basis.” For purposes of this Section 10.2(c)(ii), “reasonable basis” shall include, but not be limited to, (i) a reasonable belief, without having taken any voluntary action or having voluntarily directed a third party to take any action, that an actual release of Hazardous Materials has occurred, (ii) any governmental, judicial or regulatory order or other requirement that such investigation, cleanup, removal, remediation or response action be undertaken, (iii) any action reasonably undertaken by the Buyer in compliance with its obligations pursuant to Section 6.8(c), (iv) any action undertaken by Buyer in response to an Environmental Claim, (v) any action undertaken by Buyer in response to a shortage in inventory of the contents of a UST, (vi) any action undertaken by Buyer to repair or replace any UST or Pumping Equipment; (vii) any action undertaken by Buyer in connection with a UST or Pumping Equipment required by law, rule, or judicial order; (viii) any investigations performed pursuant to the provisions of Section 6.2(a), (ix) any action undertaken by Buyer to maintain existing, or obtain new, insurance coverage or eligibility under the Funds, including any corrections or amendments to any past disclosures to the Tennessee Petroleum Underground Storage Tank Fund or the Tennessee Department of Environment and Conservation, (x) any action undertaken by Buyer to remove, relocate, replace, or repair a UST or Pumping Equipment or any investigation, clean-up, removal, remediation or response undertaken in connection with a Condemnation Proceeding, or (xi) any action reasonably undertaken by Buyer in connection with the encroachment of any improvements located in, at or about any Real Property; provided that, except as provided in (i) through (xi) above of this sentence, none of the following actions shall be deemed to be taken on a “reasonable basis”: (A) voluntary test drilling on any of the Real Property including, without limitation, for the purpose of any voluntary environmental audit, potential sale or disposition of any of such Real Property or any financing by the Buyer or as part of any voluntary test drilling programs, (B) voluntary upgrades or replacements of USTs or equipment (“Pumping Equipment”) unless reasonably necessary and consistent with good commercial practice for the operation of gasoline pumping stations including, without limitation, pumps and supply lines from USTs to pumps and (C) reconfiguration, modification or expansion of any improvement located on any Real Property which requires the relocation or destruction of any UST or Pumping Equipment. For greater certainty, with respect to the indemnity provisions set forth in Section 10.2(a)(iv), the amount of Damages shall not exceed the minimum amount necessary in order to satisfy such Environmental Claim or to cure such violation of such Environmental Law. For greater certainty, with respect to the indemnity provisions set forth in Sections 10.2(a)(iii) and (iv), the continued migration, release or presence of Hazardous Materials existing as of the Closing Date shall be deemed to be a condition existing prior to the Closing Date (collectively,

“Existing Conditions”) and therefore subject to indemnification by Sellers; provided, however, that Sellers shall not be responsible for Damages resulting from an Existing Condition to the extent that the negligence, recklessness or willful acts of Buyer, Buyer’s employees, contractors or agents cause a Significant Increase in the Damages, in which case the Damages shall be allocated to each party according to its relative contribution to such Damages.

10.3. Buyer’s Indemnity. The Buyer agrees to indemnify, defend and save and hold the Sellers (and their respective Affiliates, members, officers and directors) harmless at all times after the Closing in respect of any and all Damages arising from, by reason of or in connection with:

(a) any breach or inaccuracy of any representation or warranty, on the part of the Buyer contained in (i) this Agreement or (ii) in any certificate or other instrument provided by the Buyer pursuant to this Agreement;

(b) any breach of any covenant contained in this Agreement on the part of the Buyer (including without limitation, the payment, performance or discharge of the Assumed Liabilities);

(c) the ownership, operation and use of (x) the Purchased Assets and (y) any assets owned by any RE Holding LLC, in each case after the Closing;

(d) except to the extent addressed by Section 10.2(a)(i), (iii), or (iv) or an Existing Condition, any investigation, cleanup, removal, remediation or response action required after the Closing Date under any Environmental Law in connection with the actual or alleged presence of Hazardous Materials generated, used, disposed of, transported to or released on or from any of the Real Property after the Closing;

(e) any Environmental Claim (other than Environmental Claims relating to Existing Conditions) arising on or after the Closing Date relating to (x) any of the Real Property, (y) the Purchased Assets or (z) the operations of the Buyer, its Affiliates, agents, contractors or subcontractors, in each case of (x), (y) or (z) to the extent arising from conditions, events or circumstances which did not occur or exist prior to the Closing, excluding Existing Conditions;

(f) any claim, suit, demand, or allegation that its decision to hire or not hire any Non-Store Level Employee, which Buyer has requested in writing to interview and such interview has taken place, violated any applicable law;

(g) any Damages allocated to Buyer under Sections 10.2(a)(iii) or (iv); and

(h) any remediation of conditions specifically identified on Schedule 10.3(h); provided, however, that Buyer’s indemnity obligation under this Section 10.3(h) shall be limited to the extent that Buyer is able to obtain reimbursement for such remediation from one of the Funds or the Georgia UST Insurance Policy after the exercise of commercially reasonable efforts to obtain such reimbursement.

10.4. Indemnification Procedure.

(a) Within a reasonable period of time after the incurrence of Damages by the party seeking indemnification (the “Indemnified Party”), including, without limitation, any claim by a third party described in Section 10.4(c) (other than any Taxes described in Section 10.2(b)), which might give rise to indemnification hereunder, the Indemnified Party shall deliver to the party from which indemnification is sought (the “Indemnifying Party”) a certificate (the “Certificate”), which Certificate shall:

(i) state that the Indemnified Party has paid or properly accrued Damages or anticipates that it will incur liability for Damages for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

(ii) specify in reasonable detail each individual item of Damage included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder.

(b) In case the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Certificate, the Indemnifying Party shall, within twenty (20) days after receipt by the Indemnifying Party of such Certificate, deliver to the Indemnified Party a notice to such effect and the Indemnifying Party and the Indemnified Party shall, within the 30-day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. The Indemnifying Party shall pay to the Indemnified Party the agreed amount within five (5) Business Days of signing such memorandum. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts, then either the Indemnified Party or the Indemnifying Party may, subject to the terms and provisions of Section 12.14, initiate a claim in a court of competent jurisdiction. The party which receives a final judgment in any dispute including, without limitation, any dispute over any claim based on fraud, intentional misrepresentation or willful misconduct shall be indemnified and held harmless for all reasonable attorney and consultant’s fees or expenses by the other party.

(c) Promptly after the assertion by any third party of any claim against any Indemnified Party that, in the judgment of such Indemnified Party, may result in the incurrence by such Indemnified Party of Damages for which such Indemnified Party would be entitled to indemnification pursuant to this Agreement, such Indemnified Party shall deliver to the Indemnifying Party a notice describing in reasonable detail such claim and such Indemnifying Party may, at its option, assume the defense of the Indemnified Party against such claim (including the employment of counsel, who shall be reasonably satisfactory to such Indemnified Party), and the payment of expenses, provided that the Indemnifying Party shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party if (u) it is reasonably foreseeable that such third party claim would give rise to

Damages which are more than twice the amount indemnifiable by such Indemnifying Party pursuant to this Article X; (v) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (w) the Indemnified Party reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be materially detrimental to or injure the Indemnified Party’s reputation or future business prospects; (x) the claim seeks an injunction or equitable relief against the Indemnified Party; (y) the Indemnified Party has been advised in writing by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; or (z) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim. Any Indemnified Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof; but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party unless (x) the Indemnifying Party shall have failed, within a reasonable time after having been notified by the Indemnified Party of the existence of such claim as provided in the preceding sentence, to assume the defense of such claim, (y) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, which authorization shall not be unreasonably withheld, or (z) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised in writing by such counsel that there may be one or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or available to the Indemnifying Party, the assertion of which would be adverse to the interests of the Indemnified Party. Unless it is reasonably foreseeable that a third party claim would give rise to Damages which are more than twice the amount indemnifiable by an Indemnifying Party pursuant to this Article X, no Indemnifying Party shall be liable to indemnify any Indemnified Party for any settlement of any such action or claim effected without the consent of the Indemnifying Party, but if settled with the consent of the Indemnifying Party, or if there is a final judgment for the plaintiff in any such action, the Indemnifying Party shall indemnify and hold harmless each Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

(d) Claims for Damages specified in any Certificate to which an Indemnifying Party shall not object in writing within twenty (20) days of receipt of such Certificate, claims for Damages covered by a memorandum of agreement of the nature described in Section 10.4(b), claims for Damages the validity and amount of which have been the subject of judicial determination as described in Section 10.4(b), and claims for Damages the validity and amount of which shall have been the subject of a final judicial determination, or shall have been settled with the consent of the Indemnifying Party, as described in Section 10.4(c), are hereinafter referred to, collectively, as “Agreed Claims.” Within five (5) Business Days of the determination of the amount of any Agreed Claims, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) Business Days prior to such payment.

10.5. Limitations.

(a) The Sellers shall not be required to pay any Damages unless the aggregate amount of such Damages (other than Damages arising from, by reason of, or in connection with (i) the breach of any covenant or obligation on the part of the Sellers or BI-LO contained in Sections 2.1, 2.3, 2.4, 2.9, 2.10, 2.11, 2.12, Article V, 6.1, 6.2(a), 6.3, 6.4, 6.5, 6.6, 6.8, 6.10, 6.11, 6.13, 6.14, 6.15, 6.16, 6.17, 6.18, 6.21, 6.22, 6.23, 10.2(a)(v), 10.2(a)(vi), 10.2(a)(vii), 10.2(a)(viii), 10.2(a)(ix), 10.2(a)(x), 10.2(a)(xi), 11.1, 11.2, 12.1, 12.11 or 12.12 and (ii) any breach or inaccuracy of any representation or warranty contained in Sections 3.1, 3.2, 3.3, 3.21 or the second and third sentences of Section 3.25(a)), exceeds $250,000 (in which case only the amount of such Damages in excess of $250,000 shall become payable). Notwithstanding anything to the contrary in the preceding sentence, with respect to costs which are subject to an applicable deductible under the Funds or the Georgia UST Policy, no limitation on Sellers’ indemnification obligations under Section 10.2(a)(i), (iii), and (iv) shall apply, except the $19,000,000 aggregate liability as set forth in the following sentence. The aggregate liability of the Sellers for Damages (other than Damages arising from, by reason of or in connection with any breach or inaccuracy of any representation or warranty contained in Sections 3.1, 3.2, 3.3, 3.21, or covenant contained in Section 2.1(a)(vi), 2.3, 2.4, 2.11, 2.12, 10.2(a)(vi), 10.2(a)(vii) or 10.2(a)(xi)) shall not exceed an amount, if any, equal to $19,000,000.

(b) Any claim for Damages under Section 10.2 by Buyer must be made by the Buyer and received by the Sellers in accordance with the provisions of Section 10.4 but in any event prior to (i) in the case of Section 10.2(a)(i) (other than with respect to claims for Damages resulting from any breach or inaccuracy of any representation or warranty contained in Sections 3.1, 3.2, 3.3, the second sentence of Section 3.8 and the second and third sentence of Section 3.25(a), and Sections 3.11, 3.17, and 3.24), January 31, 2005, (ii) in the case of Section 10.2(a)(i) (to the extent it relates to claims for Damages resulting from any breach or inaccuracy of any representation or warranty contained in Section 3.24), Section 10.2(a)(iii), Section 10.2(a)(iv) and Section 10.2(c), the date that is three (3) years after the Closing Date, and (iii) in the case of Section 10.2(a)(i) (to the extent it relates to claims for Damages resulting from any breach or inaccuracy of any representation or warranty contained in Sections 3.11 or 3.17) or Section 10.2(b), the date that is 120 days after the expiration of the applicable statute of limitations. For greater certainty, the obligations of Sellers under Sections 10.2(a)(i) (to the extent that it relates to claims for Damages resulting from any breach or inaccuracy of any representation or warranty contained in Sections 3.1, 3.2,3.3, the second sentence of Section 3.8, or the second and third sentence of Section 3.25(a)), 10.2(a)(ii), 10.2(a)(vi), 10.2(a)(vii), 10.2(a)(viii), 10.2(a)(ix), 10.2(a)(x) and 10.2(a)(xi), shall survive the Closing indefinitely. Notwithstanding the foregoing, if prior to such dates, the Sellers shall have received written notification of a claim from the Buyer in accordance with Section 10.4, such claim shall continue as a basis for indemnification until it is finally resolved.

(c) The Buyer shall not be required to pay any Damages unless the aggregate amount of such Damages (other than Damages arising from, by reason of or in connection with (i) any breach or inaccuracy of any representation or warranty contained in Sections 4.1, 4.4 or 4.5, and (ii) after the Closing, any breach of any covenant by the Buyer) exceeds $250,000 (in which case only the amount of such Damages in excess of $250,000 shall become payable). For greater certainty, other than as set forth in the parenthetical included in the immediately preceding sentence, the obligations of the Buyer under Section 10.3 shall not be subject to any monetary limitations and shall survive the Closing indefinitely.

(d) Any amounts required to be paid to an Indemnified Party pursuant to the terms of this Article X shall be (i) reduced by the amount of any Tax benefits actually received by the Indemnified Party and increased by the amount of any increase in Taxes payable by the Indemnified Party with respect to such amounts required to be paid to an Indemnified Party pursuant to the terms of this Article X and (ii) reduced by any amount actually received by the Indemnified Party under insurance policies, less any retro-premium obligations and the present value of any reasonably anticipated increase in insurance premiums on account of such Damages; provided that, the Indemnified Party shall refund to the Indemnifying Party the amount of any increase in insurance premiums which are not incurred.

10.6. Exclusive Remedy. After the Closing, the right of the Buyer and the Sellers (and their respective Affiliates, members, shareholders, officers and directors) to indemnification pursuant to Sections 10.2 and 10.3 shall be the sole and exclusive right and remedy exercisable against any other party to this Agreement; provided, however, that this Section 10.6 shall not apply in cases of (i) fraud, (ii) intentional misrepresentation or (iii) breach of any covenant (x) by any of the Sellers contained in Sections 2.6, 2.7, 2.10, 2.11, 2.12, 5.2, 5.3, 5.4, 6.3, 6.5, 6.7, 6.11, 11.1, 11.2, 12.1, 12.8(e), 12.11 and 12.12 or (y) by the Buyer contained in Sections 2.6, 2.7, 2.11, 2.12, 5.1, 5.2, 5.4, 5.5, 5.6, 6.2(b), 6.2(c), 6.8, 6.20, 11.1, 11.2, 12.1, 12.8(e), 12.11 and 12.12.

ARTICLE XI

TAX MATTERS

11.1. Tax Returns.

(a) The Sellers shall have the exclusive authority and obligation to prepare, execute and timely file, or cause to be prepared and timely filed, all Returns with respect to the Purchased Assets and each RE Holding LLC that are due with respect to any taxable year or other taxable period ending prior to or ending on and including the Closing Date. Such authority shall include, but not be limited to, the determination of the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of such Person shall be reported or disclosed in such Returns; provided, however, that such Returns shall be prepared by treating items on such Returns in a manner consistent with the past practices with respect to such items.

(b) Except as provided in Section 11.1(a), the Buyer shall have the exclusive authority and obligation to prepare and timely file, or cause to be prepared and timely filed, all Returns with respect to the Purchased Assets and each RE Holding LLC; provided, however, that with respect to Returns to be filed by the Buyer pursuant to this Section 11.1 for taxable periods beginning before the Closing Date and ending after the Closing Date, without Sellers’ prior written consent, items set forth on such Returns shall be treated in a manner consistent with past practice with respect to those items but only if such past practice is supported by “substantial authority” as defined in the Code. Such authority shall include, but not be limited to, the determination of the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations with respect to the Purchased Assets and each RE Holding LLC shall be reported or disclosed on such Returns. With respect to any Return filed by Buyer for taxable periods beginning before the Closing Date and ending after the Closing Date, such Return shall be subject to review and consent by the Sellers prior to filing, which review shall not prejudice the timely filing of such return and which consent shall not be unreasonably withheld.

11.2. Controversies.

(a) The Buyer shall promptly notify the Sellers in writing upon receipt by the Buyer or any Affiliate of the Buyer (including each RE Holding LLC after the Closing Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to the Purchased Assets or the income, assets or operations of such Person for a taxable period ending prior to or ending on and including the Closing Date for which a Seller may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). If Sellers acknowledge their liability in writing to the Buyer for all of the Taxes which are the subject of such Tax Matter, the Sellers or their duly appointed representative (the “Tax Representative”), at their sole expense, shall have the authority to represent the interests of Buyer, any Affiliate of Buyer, and each RE Holding LLC with respect to any Tax Matter before the Internal Revenue Service, any other taxing authority, any other governmental agency or authority or any court and shall have the sole right to control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries, filing Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, a Tax Matter, provided, however, that none of the Sellers nor any of their respective Affiliates shall enter into any settlement of or otherwise compromise any Tax Matter that affects or may affect the Tax liability of the Buyer and each RE Holding LLC or any Affiliate of the foregoing for any period ending after the Closing Date, including the portion of a period beginning before the Closing Date and ending after the Closing Date (the “Overlap Period”), without the prior written consent of the Buyer which consent shall not be unreasonably withheld. The Sellers or their Tax Representative shall keep the Buyer fully and timely informed with respect to the commencement, status and nature of any Tax Matter, and Buyer shall receive copies of all notices, filings and correspondence with respect to such Tax Matter. The Sellers shall, in good faith, allow the Buyer, at its sole expense, to make comments to the Sellers or their Tax Representative regarding the conduct of or positions taken in any such proceeding.

(b) Except as otherwise provided in this Section 11.2, the Buyer shall have the sole right to control any audit or examination by any taxing authority, initiate any claim for refund or amend any Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the Purchased Assets or the income, assets or operations of each RE Holding LLC for all taxable periods, provided, however, that the Buyer shall not, and shall cause its Affiliates (including each RE Holding LLC) not to, enter into any settlement of any contest or otherwise compromise any issue with respect to the portion of the Overlap Period ending on or prior to the Closing Date without the prior written consent of the Sellers, which consent shall not be unreasonably withheld.

ARTICLE XII

MISCELLANEOUS

12.1. Expenses. Each of the Sellers and the Buyer shall pay its or their own expenses incident to the negotiation, preparation, and carrying out of this Agreement (and any documents entered into incident thereto) and the consummation of the transactions contemplated hereby, including, without limitation, the fees and expenses of their respective counsel and accountants. Notwithstanding the foregoing, (i) the provisions of Section 12.12 shall be applicable, (ii) the Buyer on one hand, and the Sellers on the other hand shall each pay one-half (1/2) of the expenses relating to the preparation of the Nine-Month Audited Financial Statements and the Additional Audited Financial Statements; provided that Buyer’s obligation for payment of such expenses shall not exceed $125,000, and (iii) the Buyer shall, for greater certainty, be responsible for and pay the filing fee payable pursuant to the HSR Act.

12.2. Notices. All notices, requests, consents, approvals, objections and other communications required or permitted hereunder shall be in writing and shall be sufficiently given if delivered in person or if sent by telecopy, by nationally recognized courier or by certified or registered mail, postage prepaid, deemed to have been delivered on the date personally delivered or on the date telecopied or three days after the date mailed, if addressed as follows:

(a	)	If to the Sellers, to:

In care of BI-LO, LLC
208 BI-LO Boulevard
Greenville, SC 29607
Attn: Chief Financial Officer
Facsimile: (864) 234-6999

with a copy (which shall not constitute notice) to:

Ahold USA, Inc.
14101 Newbrook Drive
Chantilly, VA 20151
Attn: Chief Financial Officer
Facsimile: (703) 961-6048

Ahold USA, Inc.
c/o The Stop and Shop Supermarket Company
1385 Hancock Street
Quincy, MA 02169
Attn: Senior Vice President, Legal Affairs
Facsimile: (617) 770-6091

(b	)	If to the Buyer, to:

The Pantry, Inc.
1801 Douglas Drive

Sanford, NC 27331
Attention: Senior Vice President, Administration and
Strategic Planning
Facsimile: (919) 774-3329

with copies (which shall not constitute notice) to:

Bingham McCutchen LLP
355 South Grand Avenue
Suite 4400
Los Angeles, CA 90071
Attn: Richard J. Welch
Facsimile: (213) 229-8550

Any party may change its address for purposes of this Section 12.2 by giving the other parties written notice of the new address in the manner set forth above.

12.3. Amendment. This Agreement may be amended only by an instrument in writing executed by each of the parties hereto.

12.4. Entire Agreement. This Agreement, the exhibits, schedules, certificates, and documents referred to herein and the Confidentiality Agreement constitute the entire agreement of the parties hereto, and supersede all prior understandings between the parties hereto with respect to the subject matter hereof, including, without limitation, that certain letter agreement, dated July 30, 2003, between Buyer and Ahold USA, as amended.

12.5. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

12.6. Governing Law. This Agreement is to be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws rules thereof.

12.7. Headings. The headings of the several paragraphs of this Agreement are inserted solely for convenience of reference and are not a part of this Agreement and are not intended to govern, limit or aid in the construction of any of the terms or provisions of this Agreement.

12.8. Benefit and Assignment.

(a) Nothing in this Agreement, whether expressed or implied, is intended and shall not be construed to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties to it and their respective permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any party to this Agreement, nor shall any provision contained herein give any third party any right of subrogation or action over against any party to this Agreement.

(b) This Agreement shall be binding on, and accrue to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, that Buyer may assign its rights and obligations hereunder following the Closing to a purchaser of all or substantially all of the assets of the Business.

(c) Buyer and each of the Sellers agree that, at any time on or prior to the Closing Date, Buyer may transfer to one or more of its direct or indirect wholly-owned subsidiaries any and all rights provided herein to purchase from Sellers the Purchased Assets and/or the Membership Interests; provided, however, that Buyer will guarantee the payment and performance by any and all of such Affiliates of Buyer’s obligations under this Agreement. In addition, Sellers agree that Buyer and such subsidiaries may grant a security interest in this Agreement and all other agreements to be entered into in connection herewith to the lenders who will provide financing for the transactions contemplated by this Agreement under any and all financing documents entered into with such lenders to secure Buyer’s and such subsidiaries’ obligations to such lenders under any such documents.

(d) This Agreement may be assigned, in part, by Buyer to a third party buyer of the interests in any or all of the Real Property or the Membership Interests. For purposes of this Section 12.8, a “third party buyer” shall include any Person or entity which (i) acquires all or any of the interests in any of the RE Holding LLCs, (ii) acquires all or any of the Real Property or (iii) provides financing to Buyer or any Person described in (i) or (ii).

(e) Except as provided herein, this Agreement may not be assigned by Buyer or Sellers.

12.9. Waiver. The waiver by a party of the performance of any covenant, condition or promise herein shall not invalidate this Agreement nor shall it be considered a waiver by such party of any other covenant, condition or promise herein, nor shall any such waiver be construed as a waiver or relinquishment for the future of the time for the performance of any other act or identical act, covenant, condition or promise herein.

12.10. Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby, provided that the invalidity, illegality or unenforceability of such provision is not materially adverse to the interest of any party hereto.

12.11. Publicity; Non-Disclosure. Except as otherwise required by law or stock exchange rule or, in the case of the Buyer, as may be required (i) by the financing sources, (ii) by potential buyers of the Buyer or any of its Affiliates, (iii) in connection with an assignment pursuant to Section 12.8(d), or (iv) or would be customary as to content and disclosed as part of telephone calls with securities analysts relating to the transactions contemplated by this Agreement, none of the parties hereto shall disclose any part or all of this Agreement or issue any press release or make any other public statement, in each case relating to, connected to or arising out of this Agreement or the matters contained herein, including, without limitation, the identity of the operations to be sold or leased to the Buyer, without obtaining the prior written approval of the Sellers and the Buyer to the contents and manner of presentation and publication thereof; provided, however, that any disclosure by Buyer pursuant to clauses (i), (ii), (iii) or (iv)

shall be subject to the terms of the Confidentiality Agreement. Except as set forth in the immediately preceding sentence, until the Closing, none of the parties shall notify its employees (except to the extent reasonably necessary to enable those employees to assist the parties in the performance of their obligations under this Agreement) or the media prior to the joint approval of a press release on a mutually agreed upon date of any details of the transactions relating to this Agreement. To the extent that any such disclosure is required by law or stock exchange rule, the disclosing party shall provide the Buyer or, as the case may be, the Sellers, with written notice of such required disclosure not less than three (3) Business Days prior to such disclosure and the Buyer or, as the case may be, the Sellers, shall review and approve the proposed disclosure, which approval shall not be unreasonably withheld; provided that the disclosing party complies with the approving party’s reasonable requests for the filing of an application for confidential treatment with respect to the portions of the required disclosure selected by the approving party.

12.12. Sales and Transfer Taxes; Other Expenses. The Sellers shall be responsible for and pay all applicable sales, transfer, documentary, use and other similar taxes and fees, and Buyer shall be responsible for and pay all recording and filing fees, in each case, that may become due or payable as a result of the sale, conveyance, assignment, transfer or delivery of the Membership Interests or Purchased Assets whether levied on the Buyer or any of the Sellers.

12.13. Specific Performance. Each of the Sellers and Buyer acknowledge that, in view of the transactions contemplated by this Agreement, the other party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms. Each party therefore agrees that the other party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity, and shall not be required to prove actual damages in any such action for specific performance.

12.14. Consent to Jurisdiction. Each of the parties hereto hereby irrevocably submits to the jurisdiction of any Federal court sitting in the District of Delaware or the jurisdiction of the courts of the State of Delaware over any suit, action or proceeding arising out of or relating to this Agreement. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto hereby irrevocably consents to the service of process in any suit, action or proceeding by sending the same certified mail, return receipt requested or by overnight courier service, to the address of such party set forth in Section 12.2. EACH PARTY HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION BROUGHT HEREUNDER OR ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signatures Appear on Following Page]

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day, month and year first above written.

AHOLD REAL PROPERTIES, LLC

By:	/s/ Brian W. Hotarck

	Name:	Brian W. Hotarck

	Title:	President

GOLDEN GALLON HOLDING LLC

By:	/s/ Steven L. Ortega

	Name:	Steven L. Ortega

	Title:	President and COO

GOLDEN GALLON-TN LLC

By:	/s/ Steven L. Ortega

	Name:	Steven L. Ortega

	Title:	President and COO

GOLDEN GALLON-GA LLC

By:	/s/ Steven L. Ortega

	Name:	Steven L. Ortega

	Title:	President and COO

Solely for purposes of Sections 6.6, 6.11, 6.19, 12.6 and 12.14:

AHOLD USA, INC.

By:	/s/ Bart A. J. Kuper

	Name:	Bart A. J. Kuper

	Title:	Vice President

Solely for purposes of Section 3.6 and Article V:

BI-LO, LLC

By:	/s/ Steven L. Ortega

	Name:	Steven L. Ortega

	Title:	Executive Vice President

Solely for purposes of Section 6.14:

BI-LO BRANDS, INC.

By:	/s/ Joan L. Dobrzywski

	Name:	Joan L. Dobrzywski

	Title:	President

THE PANTRY, INC.

By:	/s/ Steven J. Ferreira

	Name:	Steven J. Ferreira

	Title:	Senior Vice President, Administration

EXHIBIT F

FORM OF OPINION OF KILPATRICK STOCKTON LLP1

1.	Each Seller and BI-LO is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. Royal Ahold is a public company with limited liability incorporated under the laws of the Netherlands. Each of Ahold USA and BI-LO Brands, Inc. is a corporation incorporated under the laws of the State of Delaware.

2.	Each Seller, BI-LO, BI-LO Brands, Inc. Ahold USA and Royal Ahold (collectively, the “Selling Parties” and individually a “Selling Party”) has the requisite power to execute and deliver the Agreement, and if a party thereto, the Bill of Sale, Assignment and Assumption Agreement, Intellectual Property and Agreement to be Bound and Guaranty (collectively, with the Agreement, the “Transaction Documents”), to perform such Selling Party’s obligations under the Transaction Documents to which it is a party, to own and use its assets and to conduct its business.

3.	Each Selling Party has duly authorized the execution and delivery of the Transaction Documents to which it is a party and all performance by such Selling Party thereunder and has duly executed and delivered the Transaction Documents to which it is a party.

4.	The execution and delivery by each Selling Party of the Transaction Documents to which it is a party do not, and if such Selling Party were now to perform its obligations under the Transaction Documents to which it is a party, such performance would not result in any:

(i)	violation of such Selling Party’s certificate of formation, limited liability company agreement, or other governing documents, as applicable;

(ii)	violation of any existing federal or state constitution, statute, regulation, rule, order, or law of the State of Georgia to which, to our knowledge, such Selling Party or any of its assets is subject;

(iii)	breach of or default under any material written agreement to which, to our knowledge, such Selling Party is a party or by which, to our knowledge, such Selling Party or its assets are bound;

(iv)	creation or imposition of a contractual lien or security interest in, on or against the Purchased Assets under any material written agreement to which, to our knowledge, any Selling Party is a party or by which, to our knowledge, any Selling Party, the Purchased Assets, or the Intellectual Property (as defined in the Intellectual Property Agreement) are bound; or

(v)	violation of any judicial or administrative decree, writ, judgment or order to which, to our knowledge, any Selling Party, any of the Purchased Assets, or the Intellectual Property are subject.

[1]	Form of opinions to be given, subject to customary qualifications and exceptions and due diligence. This opinion may be relied upon by the Buyer’s lenders in connection with the Buyer’s financing.

5.	With your permission we have assumed that the term “material written agreements” as used in clauses (iii) and (iv) above includes only those agreements identified on Schedule 1 to this letter.

6.	No consent, approval, authorization or other action by, or filing with, any governmental authority of the United States or the State of Delaware is required for any Seller’s, BI-LO’s, BI-LO Brands, Inc.’s, Ahold USA’s or Royal Ahold’s execution and delivery of the Transaction Documents to which it is a party and consummation of the Transaction, except for the filing under the HSR Act and those set forth on Schedule 2 to this letter.

7.	Each Transaction Document is enforceable against each Seller, BI-LO, BI-LO Brands, Inc., and Ahold USA that is a party thereto.[2] The Intellectual Property and Agreement to be Bound is enforceable against Royal Ahold.

8.	[On the date hereof, after giving effect to the Transaction, Buyer is the registered owner of the Membership Interests.][3] Assuming Buyer has purchased the Membership Interests in good faith and without notice of any adverse claim, Buyer has acquired all the rights of ARP in the Membership Interests free of any adverse claim, any lien in favor of ARP, and any restrictions on transfer imposed by ARP.

9.	Sellers have transferred to Buyer all of Sellers’ right, title and interest in and to the personal property included in the Purchased Assets. Royal Ahold has transferred to Buyer all of Royal Ahold’s right, title and interest in and to the Intellectual Property.

10.	To our knowledge, except as set forth on Schedules 3.14 and 3.24 to the Agreement, no litigation or other proceeding against any Seller or any of their respective properties is pending or overtly threatened by a written communication to such Seller.

11.	Each Seller is qualified to transact business as a foreign corporation in the state identified on Schedule 3 to this letter. The foregoing statement is based solely upon certificates provided by agencies of those states, copies of which Sellers have delivered to you at the Closing, and is limited to the meaning ascribed to such certificates by each applicable state agency.

[2]	Opinion as to enforceability of Guaranty will be reasoned opinion.

[3]	We may not be able to give this opinion given the scope of effort required and the fact that we have not been involved in the formation/maintenance of these companies.

EXHIBIT G

FORM OF OPINION OF BINGHAM MCCUTCHEN LLP4

1.	Buyer is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware.

2.	The execution and delivery by the Buyer of the Agreement, the Bill of Sale, Assignment and Assumption Agreement, and Intellectual Property transfer Agreement (collectively, with the Agreement, the “Transaction Documents”), and the performance by the Buyer of its obligations under each of the Transaction Documents are within such Buyer’s corporate powers.

3.	Buyer has duly authorized the execution and delivery of the Transaction Documents and all performance by Buyer thereunder and has duly executed and delivered the Transaction Documents.

4.	The execution and delivery by Buyer of the Transaction Documents to which it is a party do not, and if Buyer were now to perform its obligations under the Transaction Documents, such performance would not result in any:

(i)	violation of Buyer’s certificate of incorporation and bylaws;

(ii)	violation of any existing federal or state constitution, statute, regulation, rule, or law of the State of California to which, to our knowledge, Buyer or any of its assets is subject;

(iii)	breach of or default under any material written agreement to which, to our knowledge, Buyer is a party or by which, to our knowledge, Buyer or its assets are bound; or

(iv)	violation of any judicial or administrative decree, writ, judgment or order to which, to our knowledge, Buyer is subject.

With your permission we have assumed that the term “material written agreements” as used in clause (iii) above includes only those agreements identified on Schedule 1 to this letter.

5.	No consent, approval, authorization or other action by, or filing with, any governmental authority of the United States or the State of Delaware under the DGCL is required for Buyer’s execution and delivery of the Transaction Documents and consummation of the Transaction, except for the filing under the HSR Act and those set forth on Schedule 2 to this letter.

6.	Each Transaction Document is enforceable against Buyer.

[4]	Form of opinions to be given, subject to customary qualifications and exceptions and due diligence.